                                                                    Exhibit 99.3

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


IN RE:                                                 :       Jointly Administered
                                                       :       Case No.  99-3938 (SLR)
PURINA MILLS, INC.                                     :
a Delaware corporation, et al.,                        :       Chapter 11
                                                       :
                           Debtors.                    :
____________________________________________________   :
(Purina Mills, Inc.)                                   :       (Case No.  99-3938 (SLR))
(Carolina Agri-Products, Inc.)                         :       (Case No.  99-3939 (SLR))
(Coastal Ag-Development, Inc.)                         :       (Case No.  99-3940 (SLR))
(Cole Grain Company, Inc.)                             :       (Case No.  99-3941 (SLR))
(Dairy Management Services, L.L.P.)                    :       (Case No.  99-3942 (SLR))
(PM Holdings Corporation)                              :       (Case No.  99-3937 (SLR))
(PM Nutrition Company, Inc.)                           :       (Case No.  99-3943 (SLR))
(PMI Agriculture L.L.C.)                               :       (Case No.  99-3944 (SLR))
(PMI Nutrition, Inc.)                                  :       (Case No.  99-3947 (SLR))
(PMI Nutrition International, Inc.)                    :       (Case No.  99-3945 (SLR))
(Purina Livestock Management Services, Inc.)           :       (Case No.  99-3946 (SLR))
                                                       :
                                                       :       DISCLOSURE STATEMENT PURSUANT TO SECTION 1125
                                                       :       OF THE BANKRUPTCY CODE FOR THE SECOND
                                                       :       AMENDED JOINT PLAN OF REORGANIZATION
                                                       :       OF PURINA MILLS, INC., ITS PARENT CORPORATION
                                                       :       AND ITS DEBTOR SUBSIDIARIES
----------------------------------------------------           --------------------------------------------------

                                                               Thomas L. Ambro  (DE 377)
                                                               Daniel J. DeFranceschi  (DE 2732)
                                                               RICHARDS, LAYTON & FINGER
                                                               One Rodney Square
                                                               P.O. Box 551
                                                               Wilmington, Delaware  19899
                                                               (302) 658-6541

                                                                             - and -

                                                               Richard M. Cieri  (OH 0032464)
                                                               Christopher M. Kelly  (NY C1217587)
                                                               Jeffrey B. Ellman  (OH 0055558)
                                                               Sean M. McAvoy  (OH 0060119)
                                                               JONES, DAY, REAVIS & POGUE
                                                               North Point
                                                               901 Lakeside Avenue
                                                               Cleveland, Ohio  44114
                                                               (216) 586-3939

                                                               Henry L. Gompf  (TX 08116400)
                                                               JONES, DAY, REAVIS & POGUE
                                                               2727 North Harwood
                                                               Dallas, Texas  75201
                                                               (214) 220-3939

                                                               ATTORNEYS FOR DEBTORS AND
February 22, 2000                                              DEBTORS IN POSSESSION

                  DISCLOSURE STATEMENT, DATED FEBRUARY 22, 2000

                              SOLICITATION OF VOTES
                               WITH RESPECT TO THE
                   SECOND AMENDED JOINT PLAN OF REORGANIZATION
                                       OF
     PURINA MILLS, INC., ITS PARENT CORPORATION AND ITS DEBTOR SUBSIDIARIES
                           ---------------------------


         THE BOARDS OF DIRECTORS OF PURINA MILLS, INC. ("PMI"); PM HOLDINGS CORPORATION, ITS PARENT CORPORATION ("PM HOLDINGS"); AND EACH OF ITS DEBTOR SUBSIDIARIES LISTED ON EXHIBIT I (COLLECTIVELY WITH PMI AND PM HOLDINGS, THE "DEBTORS") AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THE REORGANIZATION CASES (THE "CREDITORS' COMMITTEE") BELIEVE THAT THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF PURINA MILLS, INC., ITS PARENT CORPORATION AND ITS DEBTOR SUBSIDIARIES, DATED FEBRUARY 22, 2000 AND ATTACHED AS
EXHIBIT II (THE "PLAN"), IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE THEREON ARE URGED TO VOTE IN FAVOR OF THE PLAN. A SUMMARY OF THE VOTING INSTRUCTIONS ARE SET FORTH AT PAGE 85 OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 5:00 P.M., EASTERN TIME, ON MARCH 27, 2000 OR SUCH OTHER DATE IDENTIFIED ON YOUR BALLOT (THE "VOTING DEADLINE"), UNLESS EXTENDED.
                           ---------------------------


         THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE "OVERVIEW OF THE PLAN -- CONDITIONS TO CONFIRMATION, THE PMI MERGER AND THE EFFECTIVE DATE OF THE PLAN" AND "VOTING AND CONFIRMATION OF THE PLAN -- ACCEPTANCE OR CRAMDOWN." THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.
                           ---------------------------


         No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.
                           ---------------------------


         ALL CREDITORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT II AND THE MATTERS DESCRIBED UNDER "RISK FACTORS," PRIOR TO SUBMITTING BALLOTS PURSUANT TO THIS SOLICITATION.
                           ---------------------------


         The summaries of the Plan and the other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being Filed prior to approval of the Disclosure Statement.

         The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical, projected and budgeted financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.
                           ---------------------------


         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
                           ---------------------------


         All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                                PAGE
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
INTRODUCTION.......................................................................................................1

OVERVIEW OF THE PLAN...............................................................................................3
         Introduction..............................................................................................3
         General Information Concerning Treatment of Claims and Interests..........................................3
         Summary of Classes and Treatment of Claims and Interests..................................................3
         Additional Information Regarding Assertion and Treatment of Administrative
                  Claims and Priority Tax Claims...................................................................7
                  Administrative Claims............................................................................7
                  Priority Tax Claims..............................................................................9
         Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims..........................9
         Summary of Terms of Certain Securities to Be Issued Pursuant to the Plan..................................9
         Conditions to Confirmation, the PMI Merger and the Effective Date of the Plan............................10
                  Conditions to Confirmation......................................................................10
                  Conditions to the PMI Merger....................................................................11
                  Conditions to the Effective Date................................................................12
                  Waiver of Conditions to Confirmation, the PMI Merger or the Effective Date......................12
                  Effect of Nonoccurrence of Conditions to the Effective Date.....................................13
         Substantive Consolidation................................................................................13
         PMI Merger...............................................................................................13
         Exit Financing Facility; Participating Bank Loan Claim Holders...........................................14
         Modification or Revocation of the Plan...................................................................14

CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS..........................................................14
         Prepetition Events.......................................................................................14
                  General  .......................................................................................14
                  1998 Merger.....................................................................................14
                  Transactions with Koch Industries...............................................................16
                  Changes in Board of Directors and Management....................................................17
                  Agricultural Industry Market Conditions.........................................................18
                  Swine Operations and Market Risk................................................................18
                  Credit Risk, Including Loan Guarantees..........................................................19
                  Vitamin Litigation and Proposed Settlement......................................................19
         Prepetition Operations and Liquidity.....................................................................19
         Prepetition Restructuring Negotiations...................................................................20

OPERATIONS DURING THE REORGANIZATION CASES........................................................................21
         Commencement of Reorganization Cases and Related Case Administration Activities..........................21
                  Commencement of Reorganization Cases and First Day Relief.......................................21
                  Appointment of the Creditors' Committee.........................................................22
                  Retention of Financial Advisors.................................................................24
                  Rejection of Certain Burdensome Executory Contracts and Unexpired Leases........................24
                  Assumption of Doane Pet Care Company Agreement..................................................24
                  Key Employee Retention Program..................................................................25
                  Claims Process and Bar Dates....................................................................25
                  Payment of Obligations Under the CAP Plan.......................................................25
                  Payment of Certain Claims Subject to Regulations................................................26
         Postpetition Operations and Liquidity....................................................................26

KOCH INDUSTRIES SETTLEMENT........................................................................................27
         Introduction.............................................................................................27
         Certain Recovery Actions ................................................................................28
                  Preference Claims...............................................................................28
                  Fraudulent Conveyance Actions...................................................................28
                  Illegal Dividend Actions........................................................................29
                  "Veil Piercing" and "Alter Ego" Claims..........................................................30
                  Breach of Fiduciary Duty Actions................................................................31
                  Other Potential Claims..........................................................................31
         Postpetition Disputes....................................................................................31
         The Settlement...........................................................................................32

                                                                                                                PAGE
                                                                                                                ----

                  Background and Justifications for the Settlement................................................32
                  Principal Terms of the Settlement...............................................................32

REORGANIZED PURINA................................................................................................34
         PMI Merger; the Warrant..................................................................................34
         Restructuring Transactions...............................................................................34
         Business and Properties of Reorganized Purina............................................................35
                  Business .......................................................................................35
                  Properties......................................................................................35
                  Additional Information..........................................................................35
                  Business Plan and Strategy for Reorganized Purina...............................................35
                  Dealer Business Group Strategy..................................................................36
                  Livestock Production Systems Business Group Strategy............................................37
                  Manufacturing Strategy..........................................................................37
                  Administrative Strategy.........................................................................37
                  Human Resource Strategy.........................................................................37
         Selected Historical Financial Information................................................................38
         Projected Financial Information..........................................................................40
                  Introduction....................................................................................40
                  Principal Assumptions for the Projections.......................................................40
                  Principal Assumptions for the 2000 Budget.......................................................43
                  Projections.....................................................................................44
                  2000 Budget.....................................................................................50
         Management...............................................................................................51
                  Current Executive Officers and Directors of PMI.................................................51
                  Executive Compensation..........................................................................52
                  Reorganized Purina Board of Directors...........................................................53
                  Board Committees................................................................................53
                  Director Nomination Procedures..................................................................54
                  Director Compensation...........................................................................54
         Employee Benefit Matters.................................................................................54
                  Existing Benefit Plans and Agreements...........................................................54
                  New Benefit Programs; Continuation or Termination of Existing
                           Plans and Agreements...................................................................59
         Delaware Law and Certain Charter and By-Law Provisions...................................................60
         Indemnity Arrangements...................................................................................62
                  Existing Indemnification Obligations............................................................62
                  Treatment of Existing Indemnification Obligations Under the Plan................................62
                  New Indemnification Arrangements................................................................63

SECURITIES TO BE ISSUED PURSUANT TO THE PLAN......................................................................63
         Reorganization Value.....................................................................................63
         New Common Stock.........................................................................................64
         New Preferred Stock......................................................................................65
         Future Issuances of Stock................................................................................65
         Share Purchase Rights Agreement..........................................................................65
         New Prepetition Credit Facility Notes....................................................................67
         Exit Financing Facility..................................................................................67

RISK FACTORS......................................................................................................67
         Projections and Year 2000 Budget.........................................................................67
         Federal Income Tax.......................................................................................68
         Competitive Industry Conditions..........................................................................68
         Potential Loss of Customers..............................................................................69
         Fluctuations in Commodity Prices.........................................................................69
         Business Strategy........................................................................................69
         Substantial Leverage.....................................................................................70
         Integration of Commodity Purchasing and Other Business Functions.........................................70
         Treatment of Claims......................................................................................70
         Pension Liabilities......................................................................................70
         Seasonality..............................................................................................71
         Consumer Trends..........................................................................................71
         Year 2000 Compliance.....................................................................................71

                                                                                                                PAGE
                                                                                                                ----

         Regulatory Compliance....................................................................................71
         Certain Anti-Takeover Effects............................................................................72
         Lack of Established Market for New Common Stock; Certain Investment Limitations;
                  Possible Volatility.............................................................................72
         Security Interests.......................................................................................72
         Dividend Policies; Restrictions on Payment of Dividends..................................................72
         Noncomparability of Historical Financial Information.....................................................73
         Dilution ................................................................................................73

GENERAL INFORMATION CONCERNING THE PLAN...........................................................................73
         Legal Effects of the Plan................................................................................73
                  Discharge of Claims and Termination of Interests; Related Injunction............................73
                  Preservation of Rights of Action Held by the Debtors or the Reorganized Debtors.................74
                  Releases, Indemnity and Related Injunction......................................................75
                  Continuation of Certain Employee and Retiree Benefits...........................................77
                  Executory Contracts and Unexpired Leases........................................................77
         Substantive Consolidation................................................................................79

DISTRIBUTIONS UNDER THE PLAN......................................................................................79
         General  ................................................................................................79
         Methods of Distributions.................................................................................79
                  Distributions to Holders of Allowed Claims and Interests........................................79
                  Compensation and Reimbursement for Services Related to Distributions............................80
                  Delivery of Distributions in General............................................................80
                  Special Provisions for Distributions to Holders of Old Senior Subordinated
                           Note Claims............................................................................80
         Undeliverable or Unclaimed Distributions.................................................................80
         Distribution Record Date.................................................................................81
         Means of Cash Payments...................................................................................81
         Timing and Calculation of Amounts to Be Distributed......................................................81
                  Distributions of New Common Stock...............................................................82
                  De Minimis Distributions........................................................................82
                  Compliance with Tax Requirements................................................................82
         Surrender of Canceled Securities or Other Instruments....................................................82
         Setoffs  ................................................................................................83
         Disputed Claims; Reserve and Estimations.................................................................83
                  Funding of Unsecured Claims Reserve.............................................................83
                  Distributions on Account of Disputed Claims Once They Are Allowed...............................84
         Payment of Post-Effective Date Interest from Cash Investment Yield.......................................84
         Objections to Claims or Interests and Authority to Prosecute Objections..................................84
         Dissolution of the Creditors' Committees.................................................................84

VOTING AND CONFIRMATION OF THE PLAN...............................................................................84
         General  ................................................................................................84
         Voting Procedures and Requirements.......................................................................85
         Confirmation Hearing.....................................................................................86
         Confirmation.............................................................................................86
         Acceptance or Cramdown...................................................................................86
         Best Interests Test; Liquidation Analysis................................................................87
         Feasibility..............................................................................................88
         Compliance with Applicable Provisions of the Bankruptcy Code.............................................88
         Alternatives to Confirmation and Consummation of the Plan................................................88

FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN.......................................................88
         General  ................................................................................................88
         Federal Income Tax Consequences to the Debtors; Reduction of the
                  Debtors' Indebtedness...........................................................................89
         Federal Income Tax Consequences to Holders of Claims.....................................................89
                  Definition of Tax Securities....................................................................90
                  Holders of Claims Constituting Tax Securities...................................................90
                  Holders of Claims Not Constituting Tax Securities...............................................90
                  Dividend and Interest Income Earned by the Unsecured Claims Reserve.............................90
         Certain Other Tax Considerations for Holders of Claims...................................................91

                                                                                                                PAGE
                                                                                                                ----

                  Receipt of Pre-Effective Date Interest..........................................................91
                  Receipt of Dividend and Interest Income Earned by the Unsecured
                           Claims Reserve.........................................................................91
                  Reinstatement of Claims.........................................................................91
                  Receipt by Holders of Bank Loan Claims of New Prepetition Credit
                           Facility Notes.........................................................................91
                  Bad Debt Deduction..............................................................................91
                  Information Reporting and Backup Withholding....................................................91

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS........................................................92
         Applicability of Certain Federal and State Securities Laws...............................................92
                  Bankruptcy Code Exemptions from Registration Requirements.......................................92
                  Certain Transactions by Stockbrokers............................................................93
         Registration Rights......................................................................................94

ADDITIONAL INFORMATION............................................................................................94

RECOMMENDATION AND CONCLUSION.....................................................................................95


                                TABLE OF EXHIBITS
                                -----------------

Exhibit I     -  PMI Debtor Subsidiaries

Exhibit II    -  Second Amended Joint Plan of Reorganization of Purina Mills,
                 Inc., Its Parent Corporation and Its Debtor Subsidiaries

Exhibit III   -  Purina Mills, Inc., Form 10-K Annual Report for the year ended
                 December 31, 1998, and Form 10-Q Quarterly Report for the quarter ended September 30, 1999

Exhibit IV    -  Liquidation Analysis

                                  INTRODUCTION

         The Debtors are seeking approval of the Plan, a copy of which is attached hereto as Exhibit II. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan.

         The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding purpose of a chapter 11 case. The primary objectives of the Plan are to: (a) alter the Debtors' debt and capital structures to permit them to emerge from their chapter 11 cases with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective Estates, creditors and equity holders. The Plan provides for, among other things: (i) the cancellation of certain indebtedness in exchange for cash, New Common Stock or New Prepetition Credit Facility Notes; (ii) the discharge of prepetition Intercompany Claims among the Debtors; (iii) the assumption, assumption and assignment or rejection of executory contracts and unexpired leases to which any Debtor is a party; (iv) the selection of boards of directors of the Reorganized Debtors; (v) the settlement of claims by and against the Koch Entities and certain related parties; (vi) the merger of PMI with and into PM Holdings prior to the Effective Date of the Plan (the "PMI Merger") and certain other corporate restructuring transactions designed to simplify the Debtors' corporate structure; and (vii) the substantive consolidation of the Debtors. Subsequent to the PMI Merger, the business of PMI will be conducted by PM Holdings, and PM Holdings will change its name to "Purina Mills, Inc." Reorganized PM Holdings following the PMI Merger and the Effective Date is referred to herein as Reorganized Purina.

         On November 9, 1999, Koch Industries, Inc. ("Koch Industries"); Koch Agriculture Company, the parent corporation of PM Holdings ("Koch Agriculture"); and the holders (collectively, the "Consenting Holders") of approximately 55% of the principal amount of PMI's 9% Senior Subordinated Notes Due 2010 (the "Old Senior Subordinated Notes") entered into an agreement (the "November Settlement") with respect to the Debtors' restructuring and the resolution of potential claims by and against Koch Industries, Koch Agriculture and their affiliates. The Debtors were not parties to the November Settlement. Pursuant to the November Settlement, the Consenting Holders agreed not to vote in favor of a plan of reorganization for the Debtors unless such plan incorporated certain provisions set forth therein. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries" and "Koch Industries Settlement." Subsequently, Koch Industries, Koch Agriculture and the Consenting Holders agreed to amend the November Settlement to extend the time periods in which they and the Debtors were required to agree upon all of the terms of a plan of reorganization and an accompanying disclosure statement. In addition, in late December 1999, the Debtors, Koch Industries and the Creditors' Committee met and reached further agreements regarding certain disputes and issues that had arisen under the November Settlement and in connection with the Transition Services Agreement (the "December Settlement"). See "Certain Events Proceeding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries." The Plan constitutes the agreement among Koch Industries, Koch Agriculture, the Creditors' Committee, the Consenting Noteholders and the Debtors regarding the settlement of issues among the Koch Entities, the Debtors and the Debtors' creditors. It is contemplated that Koch Industries, Koch Agriculture and the Consenting Holders will enter into a new agreement (the "Koch Industries Settlement Agreement") pursuant to which the Consenting Holders will agree to vote in favor of the Plan, subject to the satisfaction of certain conditions, including approval by the Bankruptcy Court of this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

         Among other things, the Plan provides for: (a) a contribution of $60.0 million by Koch Agriculture to the capital of PM Holdings on the Effective Date;
(b) the PMI Merger on the PMI Merger Date; (c) the grant of an option to Koch Agriculture to purchase for $5.0 million a warrant (the "Warrant") to acquire during the one year following the Effective Date shares of New Common Stock comprising up to 10% of the aggregate amount of New Common Stock outstanding as of the Effective Date, on a fully diluted basis, at a warrant exercise price of $27.75 per share (which equals 150% of the estimated reorganization value of each share of New Common Stock as of the Effective Date); (d) the allowance and treatment of certain Claims of Koch Agriculture as general Unsecured Claims, as described below; (e) the allowance and payment to Koch Agriculture on the Effective Date of an Administrative Claim of $5.35 million in respect of certain commodity sales (the "Koch Agriculture Transition Settlement Payment") and an additional $1.57 million under the Supplemental Transition Agreement for certain specific transition activities (collectively, the "Koch Supplemental Transition Agreement Claims"); (f) the indemnification of the Koch Entities by the Debtors from third party claims in respect of certain services and benefits furnished to the PMI Entities by the Koch Entities; (g) releases of potential claims by and against the Koch Entities and certain related parties; (h) the resolution of certain tax issues arising out of the fact that the PMI Entities currently are members of the Koch Industries consolidated return group; and (i) an injunction against the assertion of any released claims against the Koch Entities and certain related parties. The Debtors and the Creditors' Committee believe that the potential settlement embodied in the Plan is a fair and appropriate resolution of the issues and claims addressed therein.

         Under the terms of the Plan, holders of Allowed Claims in respect of the Old Senior Subordinated Notes, together with other holders of Allowed general Unsecured Claims (collectively, "General Unsecured Claims") against any Debtor (other than certain current and former employee Claims and convenience class Claims, as described below) (collectively,"General Unsecured Creditors"), will receive their Pro Rata share of 9,910,000 shares of New Common Stock of Reorganized Purina (the "Reserved Shares"). General Unsecured Creditors receiving a Pro Rata share of the Reserved Shares include Koch Agriculture on account of an Allowed General Unsecured Claim of $26.05 million (the "Koch Agriculture Commodity Sale Claim"), calculated as follows: (a) $31.40 million in obligations arising out of prepetition commodity purchases from Koch Agriculture by the Debtors, as described below (see "Certain Events Preceding the Debtors' Chapter 11 Filing -- Prepetition Events -- Transactions with Koch Industries"), reduced by (b) the Koch Agriculture Transition Settlement Payment in the amount of $5.35 million, which will be treated as an Allowed Administrative Claim. Each holder of an Allowed General Unsecured Claim, other than an Old Senior Subordinated Note Claim, that is equal to or less than $2,500 (or, with respect to any such General Unsecured Claim greater that $2,500, the holder consents on the Ballot to reduce the amount of such Claim to $2,500) will receive cash equal to the amount of such Claim. Each holder of an Allowed Claim against the Debtors arising under the Prepetition Credit Facility (collectively, the "Bank Loan Claims") generally will receive (i) its Pro Rata share of cash comprising the Bank Loan Paydown Amount, if such holder makes a binding commitment to participate in the Exit Financing Facility (collectively with other holders making such commitment, the "Participating Bank Loan Claim Holders"), (ii) its Pro Rata share of the New Prepetition Credit Facility Notes to be issued pursuant to the Plan and (iii) its Pro Rata share of the Undistributed Paydown Amount, if any. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and "-- Exit Financing Facility; Participating Bank Loan Claim Holders." If the Plan is confirmed and consummated in accordance with its terms, substantially all of the New Common Stock of Reorganized Purina initially will be owned by prepetition General Unsecured Creditors of the Debtors, which include Koch Agriculture. In addition, if the Warrant is purchased and exercised by Koch Agriculture, Koch Agriculture could acquire additional shares of New Common Stock comprising up to 10% of the total New Common Stock outstanding as of the Effective Date, on a fully diluted basis. Further, up to 90,000 shares of New Common Stock will be issued on or after the Effective Date to certain of the Debtors' employees pursuant to a key employee retention program (the "KERP Program") and distributions of New Common Stock pursuant to the Plan will be subject to dilution from issuance of options for New Common Stock to employees and directors under the Equity Incentive Plan. In particular, 1 million shares, or approximately 10% of the remaining authorized shares of New Common Stock, will be reserved for issuance under the Equity Incentive Plan, of which grants for certain shares will be made by Reorganized Purina's new Board of Directors, or a Committee thereof, within 45 days after the Effective Date. See "Reorganized Purina -- Employee Benefit Matters." Finally, as part of their respective fee arrangements, Houlihan Lokey Howard & Zukin Capital, the financial advisors to the Debtors ("Houlihan Lokey"), and Chanin Capital Partners, the financial advisors to the Creditors' Committee ("Chanin"), will be entitled to convert certain promissory notes they may receive in partial payment of their respective fees (collectively, the "Financial Advisor Notes") into up to approximately 100,000 shares of New Common Stock (which amount ultimately will depend upon the value ascribed to such shares by the Bankruptcy Court at Confirmation and potentially will be lower depending upon the timing of Confirmation). See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Retention of Financial Advisors" and "Securities to Be Issued Pursuant to the Plan -- New Common Stock."

         By an order of the Bankruptcy Court dated February 16, 2000, this Disclosure Statement has been approved as containing "adequate information" for creditors and equity security holders of the Debtors in accordance with section 1125 of the Bankruptcy Code. The Bankruptcy Code defines "adequate information" as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . . ." 11 U.S.C. Section
1125(a)(1).

         THE DEBTORS' BOARDS OF DIRECTORS AND THE CREDITORS' COMMITTEE BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND EQUITY HOLDERS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE.

         The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in "Voting and Confirmation of the Plan." Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in "Overview of the Plan -- Conditions to Confirmation, the PMI Merger and the Effective Date of the Plan." There is no assurance that these conditions will be satisfied or waived.

                              OVERVIEW OF THE PLAN
INTRODUCTION

         The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit II, and the exhibits thereto, as amended from time to time, which are available for inspection at the Document Reviewing Centers. See "Additional Information." For a description of certain other significant terms and provisions of the Plan, see "General Information Concerning the Plan" and "Distributions Under the Plan."

GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

         The Plan provides that holders of Allowed Claims in certain Classes will be entitled to distributions of cash or New Common Stock of Reorganized Purina in respect of their Claims. See "Securities to Be Issued Pursuant to the Plan -- New Common Stock" for a description of the New Common Stock to be issued pursuant to the Plan. The Plan also provides that the holders of certain Allowed Secured Claims will have their Claims paid in full or Reinstated, at the option of the Debtors or, in the case of the Bank Loan Claims under the Prepetition Credit Facility, satisfied, among other things, by the distribution to each holder of Allowed Bank Loan Claims of: (a) the holder's Pro Rata share of the Bank Loan Paydown Amount, if such holder is a Participating Bank Loan Claim Holder; (b) the holder's Pro Rata share of the New Prepetition Credit Facility Notes to be issued pursuant to the Plan; and (c) the holder's Pro Rata share of the Undistributed Paydown Amount, if any. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and "Securities to Be Issued Pursuant to the Plan -- New Prepetition Credit Facility Notes."

         For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on March 31, 2000. There is no assurance, however, as to if or when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in "Distributions Under the Plan."

         The determination of the relative distributions to be received under the Plan by the holders of Claims in certain Classes was based upon, among other factors, estimates of the amounts of Allowed Claims in such Classes and the relative priorities of such Allowed Claims. The estimates of the amounts of Allowed Claims in each Class are set forth in "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests." The distributions to be received by creditors in certain Classes could differ from these estimates if the estimates, despite the Debtors' best efforts, prove to be inaccurate.

         The "cramdown" provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See "Voting and Confirmation of the Plan -- Acceptance or Cramdown." The Debtors have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code and to amend the Plan if any Class of Claims fails to accept the Plan. If such request were granted by the Bankruptcy Court, the dissenting Classes may, in certain cases, receive alternative treatment under the Plan. For purposes of this Disclosure Statement, however, it has been assumed that the Debtors will not be required to seek Confirmation under the cramdown provisions of the Bankruptcy Code. Although the Debtors believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code, there is no assurance that the requirements of such provisions would be satisfied.

SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

         The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see "Overview of the Plan -- Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims."

         Because the Plan contemplates the substantive consolidation of all of the Debtors (See "General Information Concerning the Plan -- Substantive Consolidation"), the information set forth in the table below with respect to each class of Claims is presented on a combined basis for all the Debtors to which such information is applicable. The estimated aggregate amounts of Claims are based on the Debtors' estimates of the aggregate amounts of such Claims that the Debtors believe will be asserted upon resolution of all such Claims that the Debtors believe will be Disputed

Claims. Certain of these Disputed Claims are likely to be material, and the total amount of all such Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan.

         THE ESTIMATED AGGREGATE CLAIMS AMOUNTS SHOWN IN THE TABLE BELOW ARE BASED UPON THE DEBTORS' PRELIMINARY REVIEW OF CLAIMS FILED ON OR BEFORE THE JANUARY 26, 2000 GENERAL BAR DATE AND THE DEBTORS' BOOKS AND RECORDS AND MAY BE SUBSTANTIALLY REVISED FOLLOWING THE PASSAGE OF ALL APPLICABLE BAR DATES AND THE COMPLETION OF A DETAILED ANALYSIS OF THE CLAIMS FILED. SEE "OPERATIONS DURING THE REORGANIZATION CASES -- COMMENCEMENT OF REORGANIZATION CASES AND RELATED CASE ADMINISTRATION ACTIVITIES -- CLAIMS PROCESS AND BAR DATES." FURTHER, THE AMOUNT OF ANY DISPUTED CLAIM THAT ULTIMATELY IS ALLOWED BY THE BANKRUPTCY COURT MAY BE SIGNIFICANTLY MORE OR LESS THAN THE ESTIMATED AMOUNT OF SUCH CLAIM. THE ACTUAL ULTIMATE AGGREGATE AMOUNT OF ALLOWED UNSECURED CLAIMS IN CLASS 5 MAY DIFFER SIGNIFICANTLY FROM THE ESTIMATE SET FORTH BELOW. ACCORDINGLY, THE AMOUNT OF THE PRO RATA DISTRIBUTIONS OF NEW COMMON STOCK THAT ULTIMATELY WILL BE RECEIVED BY A PARTICULAR HOLDER OF AN ALLOWED UNSECURED CLAIM IN CLASS 5 MAY BE ADVERSELY OR FAVORABLY AFFECTED BY THE AGGREGATE AMOUNT OF CLAIMS ULTIMATELY ALLOWED IN SUCH CLASS. SEE "RISK FACTORS -- TREATMENT OF CLAIMS." DISTRIBUTIONS OF NEW COMMON STOCK TO HOLDERS OF ALLOWED UNSECURED CLAIMS IN CLASS 5 WILL BE MADE ON AN INCREMENTAL BASIS UNTIL ALL DISPUTED CLAIMS IN SUCH CLASS HAVE BEEN RESOLVED. SEE "DISTRIBUTIONS UNDER THE PLAN -- TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED -- DISTRIBUTIONS OF NEW COMMON STOCK" AND "-- DISPUTED CLAIMS; RESERVE AND ESTIMATIONS."

         Each amount designated in the table below as "Estimated Percentage Recovery" for each Class is the quotient of the cash or the assumed value of the New Common Stock or New Prepetition Credit Facility Notes to be distributed to all holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class. Such estimated Allowed Claims include the Koch Agriculture Commodity Sale Claim in the amount of $26.05 million, which
(a) is comprised of obligations for commodities agreed to have been sold to the Debtors under the Master Procurement Agreement (as defined below) on or prior to the Petition Date in the agreed amount of $31.40 million, reduced by the amount of the Koch Agriculture Transition Settlement Payment of $5.35 million, and (b) will be treated as an Allowed Claim in Class 5 as of the Effective Date pursuant to the Plan. See "Certain Events Preceding the Debtors' Chapter 11 Filing -- Prepetition Events -- Transactions with Koch Industries" and "Koch Industries Settlement -- The Settlement -- Principal Terms of the Settlement." For purposes of illustration only, because the Debtors do not know (a) whether Koch Agriculture will purchase or exercise the Warrant or (b) the amount of New Common Stock that ultimately will be issued pursuant to the KERP Program, the Equity Incentive Plan or to Houlihan Lokey and Chanin upon conversion of the Financial Advisor Notes, it is assumed that the Warrant will not be purchased or exercised by Koch Agriculture and that the New Common Stock to be distributed to holders of Unsecured Claims in Class 5 under the Plan and to certain employees under the KERP Program will have an aggregate value of $185 million as of the Effective Date. See "Securities to Be Issued Pursuant to the Plan -- Reorganization Value" for a description of the manner in which the number of shares of New Common Stock were valued for purposes of the Plan, the assumptions used in connection with the foregoing and the limitations thereon, and "Risk Factors" for a discussion of various other factors that could materially affect the value of New Common Stock distributed pursuant to the Plan.

         Although the Debtors' management believes that these valuation assumptions are reasonable, there is no assurance that the New Common Stock will have the value assumed herein. See "Risk Factors." The foregoing valuation assumptions are not a prediction or reflection of post-Effective Date trading prices of the New Common Stock. The New Common Stock may trade at substantially higher or lower prices because of a number of other factors, including those discussed in "Risk Factors." The trading price of equity securities, such as the New Common Stock, issued under a plan of reorganization is subject to many unforeseeable circumstances and therefore cannot be predicted. Moreover, as discussed above, there is no assurance that the actual amounts of Allowed Unsecured Claims in Class 5 will not materially exceed the estimated aggregate amounts shown in the table below. Accordingly, no representation can be or is being made with respect to whether the percentage recoveries shown in the table below actually will be realized by a holder of an Allowed Unsecured Claim in Class 5.

            DESCRIPTION AND AMOUNT
            OF CLAIMS OR INTERESTS                                                   TREATMENT

- Class 1 (Unsecured Priority Claims):  Priority Claims            Unimpaired; on the Effective Date, each holder of an Allowed
  against  any  Debtor  entitled  to  priority  under              Claim in Class 1 will receive cash equal to the amount of such
  sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of         Claim.
  the Bankruptcy Code.
                                                                   Estimated Percentage Recovery:  100%
  Estimated Aggregate Claims Amount:  $0

- Class 2 (Convenience Claims):  Unsecured Claims                  Impaired; on the Effective Date, each holder of an Allowed
  against any Debtor, other than Old Senior Subordinated           Claim or Claims in Class 2 will receive cash equal to the
  Note Claims, that otherwise would be classified in               aggregate amount of such Claims (as reduced, if applicable,
  Class 5, but with respect to each such Claim either (a) is       pursuant to an election by the holder thereof).
  equal to or less than $2,500 or (b) is reduced to $2,500
  pursuant to an election by the claim holder made on the          Estimated Percentage Recovery:  100%
  Ballot provided for voting on the Plan by the Voting
  Deadline.

  Estimated Aggregate Claims Amount:  $3,500,000

- Class 3 (Non-Bank Secured Claims):  Secured Claims               Unimpaired; on the Effective Date, unless otherwise agreed by
  against any Debtor that are not classified in Class 4.           a Claim holder and the applicable Debtor or Reorganized
                                                                   Debtor, each holder of an Allowed Claim in Class 3 will
  Estimated Aggregate Claims Amount:  $2,600,000                   receive treatment on account of such Allowed Claim in the
                                                                   manner set forth in Option A or B below, at the election of the applicable Debtor.  The applicable Debtor or Reorganized
                                                                   Debtor will be deemed to have elected Option B except with respect to any Allowed Claim as to which the applicable
                                                                   Debtor elects Option A in a certification Filed prior to the conclusion of the Confirmation Hearing.

                                                                   Option A:  Allowed Claims in Class 3 with respect to which the applicable Debtor or Reorganized Debtor elects Option A will be paid in cash, in full, by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable
                                                                   treatment.

                                                                   Option B:  Allowed Claims in Class 3 with respect to which the applicable Debtor or Reorganized Debtor elects or is
                                                                   deemed to have elected Option B will be Reinstated.

                                                                   Estimated Percentage Recovery:  100%

            DESCRIPTION AND AMOUNT
            OF CLAIMS OR INTERESTS                                                  TREATMENT
- Class 4 (Bank Loan Claims):  Bank Loan Claims                   Impaired; on the Effective Date, each holder of an Allowed
  against any Debtor under the Prepetition Credit Facility.       Bank Loan Claim will receive:  (a) first, if the holder is a
                                                                  Participating Bank Loan Claim Holder, the holder's Pro Rata
  Estimated Aggregate Claims Amount:  $278,000,000                share of the Bank Loan Paydown Amount pursuant to
                                                                  Section I.A.104.c of the Plan; (b) second, the holder's Pro Rata share  of  the  New  Tranche  A  Notes  pursuant  to
                                                                  Section I.A.104.d of the Plan; (c) third, the holder's Pro Rata share of the Remaining New Tranche A Notes (i.e., the New
                                                                  Tranche A Notes not distributed to Participating Bank Loan
                                                                  Claim Holders pursuant to subparagraph (b) above) pursuant to Section I.A.104.e of the Plan; (d) fourth, the holder's Pro
                                                                  Rata share of the New Tranche B Notes pursuant to
                                                                  Section I.A.104.f of the Plan; and (e) fifth, the holder's Pro
                                                                  Rata share of the Undistributed Paydown Amount pursuant to
                                                                  Section I.A.104.g of the Plan.  On the Effective Date, the
                                                                  Excess Bank Loan Paydown Amount, if any, will be
                                                                  distributed to holders of New Tranche B Notes issued pursuant to the Plan in accordance with the terms of Exhibit III.C.2 to the Plan.  Obligations to holders of Allowed Bank Loan
                                                                  Claims arising from letters of credit under the Prepetition
                                                                  Credit  Facility  will  be  treated  in  accordance  with
                                                                  Exhibit III.C.2 to the Plan.

                                                                  The Bank Loan Paydown Amount will be an amount of cash
                                                                  equal to the lesser of (i) the Excess Cash, as defined in
                                                                  Exhibit III.C.2. to the Plan, and (ii) $53.0 million.

                                                                  The Undistributed Paydown Amount will be the portion of the
                                                                  Bank Loan Paydown Amount, if any, that is not distributed to
                                                                  Participating Bank Loan Claim Holders in accordance with
                                                                  Section I.A.104.c of the Plan.

                                                                  The Excess Bank Loan Paydown Amount is the amount of the
                                                                  Excess Cash, as defined in Exhibit III.C.2 to the Plan,
                                                                  minus the Bank Loan Paydown Amount.

                                                                  Estimated Percentage Recovery:  100%

- Class 5 (Unsecured Nonpriority Claims):  Unsecured              Impaired; on the Effective Date, each holder of an Allowed
  Claims against any Debtor that are not otherwise                Claim in Class 5 will receive, in full satisfaction of such
  classified in Classes 2 or 4, including Old Senior              Allowed Claim, its Pro Rata share, based upon the principal
  Subordinated Note Claims, Trade Claims, Tort Claims             amount of each holder's Allowed Claim, of the Reserved
  and the Koch Agriculture Commodity Sale Claim.                  Shares and the accompanying Share Purchase Rights in
                                                                  accordance with the Share Purchase Rights Agreement and
  Estimated Aggregate Claims:  $435,000,000                       Section VI.H.3 of the Plan.

                                                                  Estimated Percentage Recovery:  42%

- Class 6 (Intercompany Claims):  Claims of a PMI Entity          Impaired; no property will be distributed to or retained by the
  against a Debtor that are not Administrative Claims.            PMI Entities on account of Claims in Class 6, and such Claims will be discharged as of the Effective Date.  Notwithstanding, this treatment of Class 6 Claims, each of the PMI Entities holding an Intercompany Claim in Class 6 will be deemed to have accepted the Plan.

                                                                  Estimated Percentage Recovery:  0%

           DESCRIPTION AND AMOUNT
           OF CLAIMS OR INTERESTS                                              TREATMENT
- Class 7 (PMI Old Common Stock Interests):  Interests        Impaired; no property will be distributed to or retained by the
  of PM Holdings on account of the Old Common Stock           holder of Allowed Interests in Class 7, and such Interests will
  of PMI.                                                     be canceled pursuant to the PMI Merger on the PMI Merger
                                                              Date.

                                                              Estimated Percentage Recovery:  0%

- Class 8 (PMI Subsidiary Debtors Old Common Stock            Unimpaired; on the Effective Date, Allowed Interests in
  Interests):  Interests on account of the Old Common         Class 8 will be Reinstated.
  Stock of the PMI Subsidiary Debtors.
                                                              Estimated Percentage Recovery:  100%

- Class 9 (PM Holdings Old Common Stock Interests):           Impaired; no property will be distributed or retained by the
  Interests of Koch Agriculture on account of the Old         holder of Allowed Interests in Class 9, and such Interests will
  Common Stock of PM Holdings.                                be canceled on the Effective Date immediately after receipt by
                                                              PM Holdings of the funds in the PMI Merger Escrow pursuant to Section IV.B.3.a of the Plan and immediately prior to the issuance of the New Common Stock.

                                                              Estimated Percentage Recovery:  0%



ADDITIONAL INFORMATION REGARDING ASSERTION AND TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

         ADMINISTRATIVE CLAIMS

         Unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the Allowed amount of such Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim. Administrative Claims include Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), including Claims under the DIP Credit Agreement; (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. Sections 1911-1930; (iv) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; (v) all Intercompany Claims accorded priority pursuant to section 364(c)(1) of the Bankruptcy Code or the Cash Management Order; (vi) Claims by Koch Agriculture or Koch Industries under the Transition Services Agreement and the Supplemental Transition Agreement; and (vii) the Koch Agriculture Transition Settlement Payment and the Koch Supplemental Transition Agreement Claims. In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a "substantial contribution" to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or Reorganized Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement. The Debtors estimate that the Administrative Claims will aggregate as much as approximately $30 million as of the Effective Date, excluding approximately $35 million in accounts payable and other accrued liabilities as of the Effective Date.

         Except as otherwise provided below, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such

Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date or (b) 60 days after the Filing of the applicable request for payment of Administrative Claims.

         Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, entry of the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

         Holders of: (a) Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims arising after the Petition Date) and Administrative Claims arising from or under those contracts and leases entered into or assumed after the Petition Date; (b) Administrative Claims of Koch Agriculture or Koch Industries arising under the Transition Services Agreement or on account of the Koch Agriculture Transition Settlement Payment and the Koch Supplemental Transition Agreement Claims; and (c) Administrative Claims under the DIP Credit Agreement will not be required to File or serve any request for payment of such Administrative Claims.

         In full satisfaction of the Indenture Trustee's Claims secured by the Indenture Trustee's charging lien under the Prepetition Indenture, the Indenture Trustee will receive from the Reorganized Debtors cash equal to the amount of such Claims in accordance with the procedures described in Section III.E of the Plan, and any charging lien held by the Indenture Trustee will be released, except as described below. Distributions received by holders of Allowed Claims in respect of Old Senior Subordinated Notes pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustee's Claims.

         Within 30 days after the Effective Date, the Indenture Trustee will submit to the Reorganized Debtors appropriate documentation in support of the fees and expenses incurred by the Indenture Trustee in connection with the Reorganization Cases through the Effective Date, whether incurred prior to or subsequent to the Petition Date, together with a detailed, reasonable estimate of any fees and expenses to be incurred following the Effective Date. Within ten Business Days after receiving this documentation, the Reorganized Debtors will place the amount of the Indenture Trustee's identified fees and expenses (including any reasonable estimated fees and expenses) in a segregated, interest bearing money market account (the "Segregated Account"). The Indenture Trustee's fees and expenses will be paid from the Segregated Account solely in accordance with the procedures described below. The Confirmation Order will provide that the Indenture Trustee's charging lien will attach solely to the cash placed in the Segregated Account until the funds in that account are distributed in accordance with Section III.E of the Plan.

         No later than 30 days after the Reorganized Debtors fund the Segregated Account, the Indenture Trustee will (a) File a motion with the Bankruptcy Court seeking approval of its fees and expenses incurred through the Effective Date under the terms of the Prepetition Indenture and (b) serve such motion on the Reorganized Debtors, the record holders of the Old Senior Subordinated Notes as of the Distribution Record Date and the United States Trustee. The Bankruptcy Court will approve the fees and expenses requested in such motion to the extent that such amounts are reasonable and appropriate under the terms of the Prepetition Indenture, which, notwithstanding the cancellation of the Prepetition Indenture pursuant to Section IV.H of the Plan, will govern this determination. The Indenture Trustee's request for approval of its fees and expenses will not be subject to the additional standards contained in section 503(b) of the Bankruptcy Code. Promptly upon approval by the Bankruptcy Court, the Indenture Trustee's approved fees and expenses for the period prior to the Effective Date will be treated as Allowed Claims and will be paid from the Segregated Account, plus any interest earned thereon. The Indenture Trustee's fees and expenses for the period after the Effective Date will be paid by the Reorganized Debtors on each Quarterly Distribution Date from the funds in the Segregated Account, plus any interest earned thereon, without any further approval of the Bankruptcy Court, upon the receipt of appropriate supporting documentation from the Indenture Trustee; provided, however, that, if the Reorganized Debtors and the Indenture Trustee cannot agree on the amount of the reasonable fees and expenses for a particular period, the Indenture Trustee may File a motion within 30 days after the applicable Quarterly Distribution Date seeking a determination by the Bankruptcy Court of the Allowed amount of such fees and expenses.

The Bankruptcy Court will approve the fees and expenses requested in any such motion to the extent that such amounts are reasonable and appropriate under the terms of the Prepetition Indenture, which, notwithstanding the cancellation of the Prepetition Indenture pursuant to Section IV.H of the Plan, will govern this determination. Promptly upon approval by the Bankruptcy Court, the Indenture Trustee's approved fees and expenses for the applicable period will be paid from the Segregated Account, plus any interest earned thereon.

         Any amounts remaining in the Segregated Account on the later of (a) the date that all of the Indenture Trustee's fees and expenses have been paid, as certified by the Indenture Trustee in a written notice to the Reorganized Debtors, and (b) the second anniversary of the Effective Date will be immediately returned to the Reorganized Debtors. If the funds in the Segregated Account are insufficient to satisfy all of the Indenture Trustee's fees and expenses incurred after the Effective Date or if the Segregated Account otherwise is closed, as described in the first sentence of this paragraph, the Indenture Trustee may seek the payment of any additional amounts directly from the Reorganized Debtors in accordance with the procedures described above and in
Section III.E.5 of the Plan.

         PRIORITY TAX CLAIMS

         Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder thereof and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim for Taxes entitled to priority in payment pursuant to section 507(a)(8) of Bankruptcy Code (a "Priority Tax Claim") will receive, in full satisfaction of its Priority Tax Claim, deferred cash payments over a period not exceeding six years from the date of assessment of such Priority Tax Claim. Payments will be made in equal annual installments of principal, plus simple interest accruing from the Effective Date at 7% per annum on the unpaid portion of each Allowed Priority Tax Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Priority Tax Claims). Unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, the first payment on account of an Allowed Priority Tax Claim will be payable one year after the Effective Date or, if the Priority Tax Claim is not allowed within one year after the Effective Date, the first Quarterly Distribution Date after the date on which (a) an order allowing such Priority Tax Claim becomes a Final Order or (b) a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Priority Tax Claim, provided, however, that the Reorganized Debtors will have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Priority Tax Claim, in full at any time on or after the Effective Date, without premium or penalty. The Debtors estimate that the Priority Tax Claims will aggregate approximately $2.6 million as of the Effective Date. See "Risk Factors -- Federal Income Tax."

         Notwithstanding the foregoing, a holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty (a) will be subject to treatment in Class 5 and (b) the holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Reorganized Debtors or their property.

SPECIAL PROVISIONS REGARDING THE TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS

         The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows: (a) the Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any (i) Allowed Claim that is being Reinstated under the Plan or (ii) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor or any other entity will be Reinstated and (b) holders of all other Allowed Secondary Liability Claims will be entitled to only one distribution in respect of such underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

SUMMARY OF TERMS OF CERTAIN SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

         The Plan provides that as of the Effective Date, Reorganized Purina will be authorized to issue 20,000,000 shares of New Common Stock, par value $0.01 per share. Reorganized Purina will issue 9,910,000 shares of New Common Stock to holders of Allowed Unsecured Claims in Class 5 and up to 90,000 shares of New Common Stock to certain employees under the KERP Program. In addition, as of the Effective Date, 1 million shares of New Common Stock will be reserved for issuance under the Equity Incentive Plan, of which grants for certain shares will be made by Reorganized Purina's new Board of Directors, or a Committee thereof, within 45 days after the Effective

Date. Up to approximately 100,000 additional shares of New Common Stock may be issued to Houlihan Lokey and Chanin if they exercise their rights to convert the Financial Advisor Notes into New Common Stock.

         Holders of New Common Stock will be entitled to receive ratably such dividends as declared by Reorganized Purina's Board of Directors and will have no preemptive, subscription, redemption or conversion rights. Subject to the terms and conditions set forth in Reorganized Purina's Share Purchase Rights Agreement, each share of New Common Stock issued pursuant to the Plan will be accompanied by a Share Purchase Right.

         In addition to the New Common Stock issued pursuant to the Plan, Reorganized Purina's Board of Directors will have the authority to issue preferred stock from time to time in one or more classes or series and to determine the various rights and privileges thereof. Reorganized Purina also will be authorized to issue additional shares of New Common Stock from time to time following the Effective Date under the provisions of the Amended Certificate of Incorporation of Reorganized Purina (the "Amended Certificate"), the Amended By-Laws of Reorganized Purina (the "Amended By-Laws") and applicable law.

         Reorganized Purina does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized Purina will be a party will restrict, and may prohibit, the ability of Reorganized Purina to pay dividends.

         In connection with the consummation of the PMI Merger, Koch Agriculture will be granted an option to purchase the Warrant pursuant to the Warrant Purchase Agreement. Under the Warrant Purchase Agreement, Koch Agriculture will have the right, during the period commencing immediately after consummation of the PMI Merger and ending on the Effective Date, to purchase the Warrant from PM Holdings for $5.0 million. Pursuant to the terms of the Warrant and the Warrant Agreement governing the terms and conditions of the Warrant, Koch Agriculture will have the right for one year after the Effective Date to purchase shares of New Common Stock comprising up to 10% of the aggregate amount of New Common Stock outstanding as of the Effective Date, on a fully diluted basis, at a purchase price of $27.75 per share. This price equals 150% of the estimated reorganization value of each share of New Common Stock as of the Effective Date. See "Reorganized Purina -- PMI Merger; the Warrant."

         On the Effective Date, holders of Allowed Bank Loan Claims will receive: (a) if they are Participating Bank Loan Claim Holders, their respective Pro Rata shares of the Bank Loan Paydown Amount; (b) their respective Pro Rata shares of the New Prepetition Credit Facility Notes; and (c) their respective Pro Rata shares of the Undistributed Paydown Amount, if any. The principal amount of the New Prepetition Credit Facility Notes currently is estimated to be $225.0 million, comprised of $175.0 million in New Tranche A Notes and $50.0 million in New Tranche B Notes, as of the Effective Date. On the Effective Date, the Excess Bank Loan Paydown Amount, if any, will be distributed to holders of New Tranche B Notes issued pursuant to the Plan in accordance with the terms of
Exhibit III.C.2 to the Plan. The New Prepetition Credit Facility Notes will be secured by a lien on substantially all of the assets of the Debtors, which will be subordinated to the lien securing the Exit Financing Facility and will be on the terms specified in Exhibit III.C.2 to the Plan. See "Securities to Be Issued Pursuant to the Plan -- New Prepetition Credit Facility Notes." Obligations to holders of Allowed Bank Loan Claims arising from letters of credit under the Prepetition Credit Facility will be treated in accordance with Exhibit III.C.2 to the Plan.

         In addition, as of the Effective Date, the Debtors, the Exit Facility Agent Bank and the Participating Bank Loan Claim Holders will enter into the Exit Financing Facility. See "Overview of the Plan -- Exit Financing Facility; Participating Bank Loan Claim Holders."

         This summary is qualified by reference to the description of such securities under "Securities to Be Issued Pursuant to the Plan."

CONDITIONS TO CONFIRMATION, THE PMI MERGER AND THE EFFECTIVE DATE OF THE PLAN

         There are several conditions precedent to Confirmation, the PMI Merger and the Effective Date. Subject to applicable legal requirements, the Debtors, with the consent of the Creditors' Committee and Koch Industries, or in some instances Koch Industries alone (as specified in the Plan and below under "Waiver of Conditions to Confirmation, the PMI Merger or the Effective Date"), may waive any of these conditions upon the terms and subject to the conditions set forth in Section IX.D of the Plan.

         CONDITIONS TO CONFIRMATION

         The Bankruptcy Court will not enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to
Section IX.D of the Plan:

         1. The Confirmation Order will be reasonably acceptable in form and substance to the Debtors, the Creditors' Committee and Koch Industries and will include the following:

                  a. an approval of the substantive consolidation of the Debtors as contemplated by Article VIII of the Plan;

                  b. a finding that each of the Recovery Actions is the exclusive property of the Debtors as debtors in possession pursuant to section 541 of the Bankruptcy Code; and

                  c. a ruling that each of the Recovery Actions against (i) the Koch Entities and any of their respective stockholders and their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities as set forth in Section IV.E.2.b.i of the Plan will be fully settled and released as of the Effective Date.

         2. The Koch Industries Settlement Agreement shall not have been terminated.

         3. The Debtors shall have received a binding, unconditional (except for a normal "market-out" condition and for conditions relating to occurrence of the Effective Date) commitment for the Exit Financing Facility from the Exit Financing Facility Agent Bank on terms and conditions satisfactory to the Debtors and the Creditors' Committee.

         4. The Confirmation Hearing has been commenced by May 31, 2000.

         5. The Plan shall not have been amended, altered or modified from the Plan as Filed on February 22, 2000, unless such amendment, alteration or modification has been consented to in accordance with Section XIII.C of the Plan.

         6. All Exhibits to the Plan are in form and substance reasonably satisfactory (a) to the Debtors and the Creditors' Committee and (b) to Koch Industries, if any Koch Entity is affected thereby (other than effects generally applicable to holders of Class 5 Claims), as determined in the reasonable judgment of Koch Industries.

         7. No litigation has been commenced by (a) any of the Debtors, the Creditors' Committee or any of the Consenting Holders against any of the Koch Entities or any other party to be released pursuant to Section IV.E.2.b.i of the Plan or (b) any of the Koch Entities against any of the Debtors or any other party to be released pursuant to Section IV.E.2.b.iii of the Plan.

         In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See "Voting and Confirmation of the Plan -- Confirmation."

         CONDITIONS TO THE PMI MERGER

         The PMI Merger will not occur, and accordingly no action in connection therewith (including the deposit by Koch Agriculture of any funds to the escrow agent under the PMI Merger Escrow Agreement) will occur unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.D of the Plan:

         1. The New Common Stock shall have been registered under the Securities Exchange Act of 1934, as now in effect or hereafter amended, 15 U.S.C. Sections 78a - 78jj (the "Exchange Act"), pursuant to either a Form 8-A Registration Statement or a Form 10 Registration Statement that has become effective under the Exchange Act.

         2. The New Common Stock shall have been authorized for listing on or accepted for quotation through a National Securities Exchange subject to official notice of issuance.

         3. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan in form and substance acceptable to the Debtors, the Creditors' Committee and Koch Industries, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

         4. Simultaneously with the effectiveness of the PMI Merger, the respective parties thereto shall have executed and delivered the PMI Merger Escrow Agreement, the Plan of Merger, the Koch Tax Sharing Agreement and the Warrant Purchase Agreement.

         5. The Confirmation Order shall have become a Final Order.

         6. The Plan shall not have been amended, altered or modified from the Plan as Filed on February 22, 2000, unless such amendment, alteration or modification has been consented to in accordance with Section XIII.C of the Plan, and all Exhibits to the Plan remain in form and substance reasonably satisfactory (a) to the Debtors and the Creditors' Committee and (b) to Koch Industries, if any Koch Entity is affected thereby (other than effects generally applicable to holders of Class 5 Claims), as determined in the reasonable judgment of Koch Industries.

         7. The PMI Merger has been consummated by June 15, 2000.

         8. No litigation has been commenced by (a) any of the Debtors, the Creditors' Committee or any of the Consenting Holders against any of the Koch Entities or any other party to be released pursuant to Section IV.E.2.b.i of the Plan or (b) any of the Koch Entities against any of the Debtors or any other party to be released pursuant to Section IV.E.2.b.iii of the Plan.

         CONDITIONS TO THE EFFECTIVE DATE

         The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section IX.D of the Plan:

         1. The PMI Merger Date has occurred and the PMI Merger has been consummated.

         2. Twenty days have elapsed since the PMI Merger Date.

         3. The escrow established pursuant to the PMI Merger Escrow Agreement has been and remains funded in accordance with Section IV.B.3.a of the Plan and the PMI Merger Escrow Agreement.

         4. If Koch Agriculture has exercised the option to purchase the Warrant pursuant to the Warrant Purchase Agreement, Koch Agriculture shall have paid $5.0 million to PM Holdings.

         5. The documents effectuating the Exit Financing Facility shall have been executed and delivered by the Reorganized Debtors, the Exit Financing Facility Agent Bank and each of the Participating Bank Loan Claim Holders.

         6. The Plan shall not have been amended, altered or modified from the Plan as Filed on February 22, 2000, unless such amendment, alteration or modification has been consented to in accordance with Section XIII.C of the Plan, and all Exhibits to the Plan remain in form and substance reasonably satisfactory (a) to the Debtors and the Creditors' Committee and (b) to Koch Industries, if any Koch Entity is affected thereby (other than effects generally applicable to holders of Class 5 Claims), as determined in the reasonable judgment of Koch Industries.

         7. The Effective Date has not occurred by July 14, 2000.

         8. No litigation has been commenced by (a) any of the Debtors, the Creditors' Committee or any of the Consenting Holders against any of the Koch Entities or any other party to be released pursuant to Section IV.E.2.b.i of the Plan or (b) any of the Koch Entities against any of the Debtors or any other party to be released pursuant to Section IV.E.2.b.iii of the Plan.

         WAIVER OF CONDITIONS TO CONFIRMATION, THE PMI MERGER OR THE EFFECTIVE DATE

         The conditions to Confirmation set forth in Sections IX.A.1.a, IX.A.3, IX.A.4, IX.A.5 and IX.A.6 of the Plan; the conditions to the PMI Merger set forth in Sections IX.B.3, IX.B.4, IX.B.6 and IX.B.7 of the Plan; and the conditions to the Effective Date set forth in Sections IX.C.1, IX.C.3, IX.C.4, IX.C.5, IX.C.6 and IX.C.7 of the Plan may be waived in whole or part by the Debtors at any time without an order of the Bankruptcy Court after three Business Days' written notice of such proposed waiver to and the prior written consent of the Creditors' Committee and Koch Industries. The conditions to Confirmation set forth in Sections IX.A.1.b, IX.A.1.c and IX.A.2 and clause (a) of Section IX.A.7 of the Plan; the conditions to the PMI Merger set forth in
Section IX.B.5 of the Plan and clause (a) of Section IX.B.8 of the Plan; and the conditions to the Effective Date set forth in Section IX.C.2 of the

Plan and clause (a) of Section IX.C.8 of the Plan may be waived in whole or in part by and in the sole discretion of Koch Industries at any time without an order of the Bankruptcy Court and, if any such condition is waived by Koch Industries, such waiver shall be deemed granted by all parties for all purposes under the Plan. The condition to Confirmation set forth in clause (b) of Section IX.A.7 of the Plan; the conditions to the PMI Merger set forth in Sections IX.B.1 and IX.B.2 and clause (b) of Section IX.B.8 of the Plan; and the condition to the Effective Date set forth in clause (b) of Section IX.C.8 of the Plan may be waived in whole or in part by the Debtors at any time without an order of the Bankruptcy Court after three Business Days' notice to and prior written consent of the Creditors' Committee, and no consent of Koch Industries will be required. The failure to satisfy or waive a condition may be asserted (in writing to the Debtors, the Creditors' Committee and Koch Industries) by a party with the right to waive such condition, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by such party).

         EFFECT OF NONOCCURRENCE OF CONDITIONS TO THE EFFECTIVE DATE

         If each of the conditions to the Effective Date provided in the Plan is not satisfied or duly waived in accordance with Section IX.D of the Plan, then upon motion by the Debtors, the Creditors' Committee or Koch Industries made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IX.E of the Plan, (a) the Plan will be null and void in all respects (other than with respect to the PMI Merger and the documents executed in connection therewith, which will continue in full force and effect if the PMI Merger has been consummated), including with respect to: (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code; (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Sections V.A and V.C of the Plan; and (iii) the substantive consolidation of the Debtors; and (b) nothing contained in the Plan will: (i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors; or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

SUBSTANTIVE CONSOLIDATION

         As for purposes of implementing the Plan, as indicated above, the Confirmation of the Plan is conditioned on the approval by the Bankruptcy Court of a substantive consolidation of the Debtors. The Debtors believe that the circumstances involving the Debtors justify such an action. Pursuant to such substantive consolidation: (a) all assets and liabilities of PM Holdings, PMI and the PMI Subsidiary Debtors will be deemed merged; (b) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed one obligation of the consolidated Debtors; and (c) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors will be deemed Filed against the consolidated Debtors, and will be deemed one Claim against and a single obligation of the consolidated Debtors. Such substantive consolidation (other than for the purpose of implementing the Plan) will not affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the PMI Merger and the right of the Debtors or Reorganized Debtors to affect restructurings as provided in Section IV.B of the Plan; (ii) the Old Common Stock of the PMI Subsidiary Debtors; and (iii) pre- and post-Effective Date guarantees that are required to be maintained (A) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (B) pursuant to the Plan. See "General Information Concerning the Plan -- Substantive Consolidation."

PMI MERGER

         Prior to the Effective Date, on the PMI Merger Date, PMI will be merged with and into PM Holdings in accordance with the Plan of Merger. PM Holdings will be the surviving corporation and will change its name to "Purina Mills, Inc." Thereafter, the business of PMI will be conducted by PM Holdings or Reorganized Purina. In connection with the PMI Merger, pursuant to the Warrant Purchase Agreement, PM Holdings will grant to Koch Agriculture the right through the Effective Date to purchase the Warrant for $5.0 million. In addition, Koch Industries and PM Holdings will enter into the Koch Tax Sharing Agreement, which will become effective on the PMI Merger Date, and Koch Agriculture, pursuant to the PMI Merger Escrow Agreement, will deposit into escrow $60.0 million to be contributed to the capital of PM Holdings on the Effective Date. Such funds will be returned to Koch Agriculture if the conditions to the Effective Date are not satisfied or duly waived in accordance with Article IX of the Plan. See "Koch Industries Settlement -- The Settlement -- Principal Terms of the Settlement" and "Reorganized Purina -- PMI Merger; the Warrant."

EXIT FINANCING FACILITY; PARTICIPATING BANK LOAN CLAIM HOLDERS

         The commitment by the Confirmation Date of the Exit Financing Facility Agent Bank to provide the Exit Financing Facility on terms satisfactory to the Debtors and the Creditors' Committee is a condition to Confirmation, and the execution and delivery of the documents effectuating the Exit Financing Facility by the Reorganized Debtors, the Exit Financing Facility Agent Bank and the Participating Bank Loan Claim Holders are conditions to the Effective Date. The Debtors currently contemplate that such Exit Financing Facility would consist of a senior secured $50.0 million revolving credit facility, including a $30.0 million letter of credit sub-facility. If a holder of a Net Bank Loan Claim agrees to participate in the Exit Financing Facility, such holder is entitled to treatment as a Participating Bank Loan Claim Holder and will obtain its Pro Rata share of the Bank Loan Paydown Amount. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests." In addition, if the Exit Financing Facility Agent Bank is a holder of a Bank Loan Claim, it will be a Participating Bank Loan Claim Holder and participate in the Exit Financing Facility, unless the Exit Financing Facility otherwise is fully subscribed.

MODIFICATION OR REVOCATION OF THE PLAN

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, upon not less than ten days' prior written notice to Koch Industries, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation; provided that no alteration, amendment or modification of the Plan of any nature whatsoever may occur without the prior written consent of the Creditors' Committee; and provided further that, if Koch Industries notifies the Debtors within ten days after receipt of such notice that Koch Industries has determined in its reasonable good faith judgment that such proposed alteration, amendment or modification would adversely affect any rights or obligations of any Koch Entity under the Plan or any documents or agreements to be executed in connection therewith, such proposed alteration, amendment or modification may not occur without the prior written consent of Koch Industries. Any proposed alteration, amendment or modification affecting the distributions on account of Allowed Class 5 Claims generally and equally, however, will not require the prior written consent of Koch Industries. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (b) prejudice in any manner the rights of any Debtors or any other party.


            CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS

PREPETITION EVENTS

         GENERAL

         PMI and its predecessors have been in the animal nutrition business since 1894. PMI is the market leader in the United States in developing, manufacturing and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs and horses. The PMI Entities also develop, manufacture and sell poultry feeds, as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and pets. For the year ended December 31, 1998, the product mix by volume was approximately 24% for dairy cattle, 28% for beef cattle, 20% for hogs, 10% for horses, 8% for poultry and 10% for all others. In the United States, PMI's products are marketed under the widely recognized brand names Purina(R) and Chow(R), the "Checkerboard" Nine Square Logo(R) and other trademarks pursuant to an exclusive, perpetual royalty-free license from the Ralston Purina Company, as well as under other brand names and trademarks owned by PMI.

         In 1993, PMI was acquired in a leveraged buy out sponsored by The Sterling Group, Inc. As a result, PMI became a wholly-owned subsidiary of PM Holdings. PM Holdings has had no business operations other than its ownership of all of the Old Common Stock of PMI.

         1998 MERGER

         On March 12, 1998, Koch Agriculture acquired PMI through a merger of a subsidiary of Koch Agriculture, which was capitalized with $109.7 million of cash, with and into PM Holdings (the "1998 Merger"). As a result of the 1998 Merger, Koch Agriculture acquired 100% of PM Holdings, which owned 100% of PMI.

         Koch Agriculture is a wholly-owned subsidiary of Koch Industries, which is one of the largest privately held corporations in the United States. Koch Industries, based in Wichita, Kansas, reportedly has annual revenues in excess of $30 billion and, together with its subsidiaries, employs over 13,000 people worldwide. At the date of the 1998 Merger, Koch Agriculture and its affiliates were involved in many aspects of the agriculture industry, including cattle feeding and meat production, the production and distribution of fertilizers, agricultural commodity risk management, wheat production and flour milling.

         As part of the financing for the 1998 Merger, Koch Agriculture provided $109.7 million of cash equity. In addition, PMI sold $350.0 million aggregate principal amount of its Old Senior Subordinated Notes. The Old Senior Subordinated Notes are subordinated in right of payment to all senior indebtedness of PMI incurred under the Prepetition Credit Facility. The Old Senior Subordinated Notes also are structurally subordinated to all obligations of PMI's subsidiaries.

         In connection with the 1998 Merger, PMI entered into the Prepetition Credit Facility, which provides for up to $300.0 million in secured borrowings from a syndicate of lenders as follows: (a) a $200.0 million term loan facility (the "Term Loan"), consisting of two $100.0 million tranches (the "Tranche A Term Loan" and the "Tranche B Term Loan," respectively) and (b) a $100.0 million revolving credit facility, with a $40.0 million sublimit for letters of credit (the "Revolving Credit Facility"). The Tranche A Term Loan has a maturity date of March 12, 2005. The Tranche B Term Loan has a maturity date of March 12, 2007. The Revolving Credit Facility has a maturity date of March 12, 2005. The proceeds of the Term Loan were borrowed in full, in addition to $9.9 million borrowed under the Revolving Credit Facility, to help finance the 1998 Merger and related transactions, fees and expenses, including the redemption of PMI's then outstanding industrial revenue bonds totaling $17.4 million and certain other indebtedness.

         In connection with the 1998 Merger, PMI offered to purchase for cash all $190.0 million of its outstanding 10 1/4% Senior Subordinated Notes Due 2003, and PM Holdings offered to purchase for cash all $109.4 million of its outstanding 11 1/2% Series B Subordinated Discount Debentures Due 2005 (collectively, the "Tender Offers"). Except for certain notes with a face amount of $15,000, all of the then-existing subordinated notes were accepted for payment in the Tender Offers. The remaining $15,000 of subordinated notes were redeemed during the third quarter of 1998. The total consideration paid in connection with the Tender Offers was approximately $293.5 million.

         The total amount of consideration paid to former equity holders of PM Holdings in connection with the 1998 Merger was approximately $258.7 million. Approximately $109.7 million of this consideration was funded by a cash contribution by Koch Agriculture with the remainder (approximately $149.0 million) being funded from the proceeds of the Old Senior Subordinated Notes and borrowings under the Prepetition Credit Facility. In connection with the 1998 Merger, PMI paid two dividends totaling $237.1 million to PM Holdings. The consideration was funded by the $109.7 million of cash contributed by Koch Agriculture and two dividends paid by PMI to PM Holdings totaling $237.1 million.

         The following table summarizes the sources and uses of funds in connection with the 1998 Merger:

                                                                                          Amount
                                                                                       (In millions)
                                                                                       -------------
                Sources of Funds:
                    Prepetition Credit Facility:
                         Revolving Credit Facility(a)...............................     $    9.9
                         Term Loans.................................................        200.0
                    Old Senior Subordinated Notes...................................        350.0
                    Koch Agriculture cash contribution..............................        109.7
                                                                                         --------
                              Total sources.........................................     $  669.6
                                                                                         ========
                Uses of Funds:
                    Purchase price for equity of PM Holdings........................     $  258.7
                    Repayment of existing indebtedness(b)...........................        385.5
                    Other payments, fees and expenses...............................         25.4
                                                                                         --------
                              Total uses............................................     $  669.6
                                                                                         ========

    (a) Immediately following the 1998 Merger, PMI had $90.1 million of additional availability under the Revolving Credit Facility.

    (b) Includes (i) approximately $90.5 million and approximately $203.0 million, respectively, required to fund the consummation of the two Tender Offers and (ii) approximately $92.0 million used to repay other outstanding debt, consisting of approximately $17.4 million of outstanding industrial revenue bonds that were repaid following the consummation of the 1998 Merger and approximately $74.6 million used to repay an existing senior term loan.

         As part of the 1998 Merger and anticipated relationship with Koch Agriculture, specific synergies were expected to be achieved, which would benefit PMI in the areas of commodity purchasing, technology and operations. These anticipated benefits included (a) leveraging Koch Agriculture's commodity trading expertise through a commodity purchasing arrangement between PMI and Koch Agriculture (as described below) and (b) applying Koch Agriculture's patented Jet-Pro dewatering technology in selected PMI manufacturing facilities. PMI's management believes that PMI has not achieved any significant benefits to date due to these anticipated synergies.

         To the Debtors' knowledge, no claims or causes of action have been brought by any third party arising out of any of the financing or other transactions involved in the 1998 Merger.

         TRANSACTIONS WITH KOCH INDUSTRIES

         Following the 1998 Merger, PMI entered into an exclusive commodity purchasing agreement (the "Master Procurement Agreement") with Koch Agriculture. Under the terms of the Master Procurement Agreement, Koch Agriculture's Nutrient Services Division agreed to supply PMI with its requirements for feed ingredients, feed additives and feed packaging materials. The contract provided that PMI and its subsidiaries would purchase feed ingredients and feed additives at a price equal to the spot market price less a discount to be agreed upon between PMI and Koch Agriculture from time to time. Until October 28, 1999, this discount was $3.50 per ton. As part of this exclusive arrangement, PMI transferred most of its commodity purchasing operations, including certain employees, to Koch Agriculture. In the nine months ended September 30, 1999, PMI purchased approximately $320.1 million in commodities from Koch Agriculture's Nutrient Services Division. PMI and Koch Industries have agreed that, as of the Petition Date, PMI had outstanding payables under this agreement of $31.4 million. Of this amount, $26.05 million is treated as an Allowed Unsecured Claim in Class 5 under the Plan (i.e., the Koch Agriculture Commodity Sale Claim) and $5.35 million is treated as an Allowed Administrative Claim under the Plan (i.e., the Koch Agriculture Transition Settlement Payment). As described below, PMI has entered into an arrangement to continue purchases under the Master Procurement agreement after the Petition Date.

         Since the 1998 Merger, PMI also has contracted with Koch Industries for numerous administrative and support services, including all payroll systems and most employee benefit programs through December 31, 1999. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements." For the nine months ended September 30, 1999, the total fees paid in connection with such services amounted to $3.9 million. In addition, commencing in May 1998, Koch Industries began administering and funding all of PMI's employee payroll, benefit and related costs, for which it was to be reimbursed by PMI. Beginning in late October 1998, PMI began to reimburse Koch Industries periodically for such advances. In late October and November 1998, PMI reimbursed Koch Industries approximately $53 million for payroll and associated employee benefit costs relating to the period from May 1998 through September 1998. As described below, PMI has entered into an arrangement to continue to obtain certain administrative and support services following the Petition Date.

         Pursuant to the Plan, the Debtors' businesses will be separated from the other businesses owned by Koch Industries. Accordingly, in connection with the implementation of the Plan, the Debtors must establish their own systems and programs to provide services for which the Debtors currently rely on Koch Industries. The establishment of independent systems and programs cannot be completed immediately. The Debtors currently believe that certain of the necessary systems and programs will not be available on a stand-alone basis until March 2000, leaving a transition period during which the Debtors will continue to rely on and reimburse Koch Industries and Koch Agriculture for certain support services. To ensure that critical support services would be available to the Debtors following the Petition Date and during this transitional period, prior to the Petition Date, the Debtors negotiated and entered into the Transition Services Agreement with Koch Industries and Koch Agriculture. Pursuant to the Transition Services Agreement, Koch Industries and Koch Agriculture will continue to provide and be reimbursed for, on terms substantially similar to the terms existing prior to the execution of the Transition Services Agreement, (a) payroll processing and administration of employee benefit programs, (b) access to certain information technology systems,
(c) availability of certain insurance programs and (d) certain additional administrative support services. In addition, as described above, the Debtors obtain commodities pursuant to the Master Procurement Agreement. As part of the Transition Services Agreement, for a period of 120 days following the Petition Date, Koch Agriculture has agreed, pending assumption or rejection of the Master Procurement Agreement, to continue to sell commodities to the Debtors, but without the discount previously in effect thereunder. PMI believes that the prices being charged for feed ingredients under the Transition Service Agreement represent the reasonable fair value at which PMI could purchase feed ingredients on the open market. Pursuant to the Transition Services Agreement, the parties agreed to continue in good faith with the orderly transition of the commodity purchasing function to PMI. To date, almost all purchasing functions have been transitioned back to PMI. Further, in connection with the November Settlement and the December Settlement, and as set forth in detail in the Supplemental Transition Agreement, Koch Industries, Koch Agriculture and PMI agreed to certain additional specific steps to be taken in respect to that transition, as well as certain matters relating to retiree medical benefits and other employee benefits. In connection with the Transition Services Agreement, prior to the Petition Date, PMI paid Koch Industries approximately $1.9 million, after deduction of approximately $1.8 million that Koch Industries owed to PMI, in full satisfaction and settlement of any claims by the Koch Entities relating to Koch Industries' provision of Services (as defined in the Transition Services Agreement) through October 1999 and the settlement of certain contract claims. The Supplemental Transition Agreement will remain in effect from and after the Effective Date in accordance with its terms. See "General Information Concerning the Plan -- Legal Effects of the Plan -- Executory Contracts and Unexpired Leases." Subsequent to the Petition Date, certain disputes arose between the Debtors and the Koch Entities in respect of the Transition Services Agreement. These disputes, among other issues, were resolved as part of the December Settlement. See "Koch Industries Settlement."

         Two tax sharing agreements were executed effective as of the date of the 1998 Merger: (a) the Parent Tax Sharing Agreement (the "Parent Tax Sharing Agreement"), between Koch Industries and PM Holdings and (b) the Sub-Group Tax Sharing Agreement (the "Sub-Group Tax Sharing Agreement"), between PM Holdings and each of its subsidiaries (including PMI). The Parent Tax Sharing Agreement provides that the federal income tax liability of the entire Koch Industries consolidated group (including the PMI Entities) will be allocated between the aggregate Koch Entities and the PMI Entities on the basis of the percentage that each group's total tax, hypothetically computed as if each group was a separate consolidated group, would bear to the total of the hypothetically-computed taxes. If the hypothetical computation yielded a loss for the aggregate PMI Entities, (i) the PMI Entities would have no liability to Koch Industries for income taxes in that year and would be permitted to take the loss into account in a later tax year when the loss could be used on a stand-alone basis and (ii) Koch Industries would have no obligation to make a cash payment to the PMI Entities for the benefit of such loss. The Sub-Group Tax Sharing Agreement provided an identical method for sharing any liability of the PMI Entities under the Parent Tax Sharing Agreement among the PMI Entities. The results of operations of PMI after March 12, 1998 have been included in the consolidated federal corporate income tax return and certain consolidated state income tax returns of Koch Industries. Under the Koch Tax Sharing Agreement (which will be signed in connection with the PMI Merger but will be effective for most, but not all, purposes on the Effective Date), the following will occur: (a) the parties to the Parent Tax Sharing Agreement will waive all claims that they might have under that agreement (which will be superseded by the Koch Tax Sharing Agreement); (b) Koch Industries and Reorganized Purina will indemnify each other for any taxes owed by the other for periods during which the PMI Entities are not part of the Koch Industries consolidated group; (c) Koch Industries will indemnify the PMI Entities for any taxes associated with the PMI Merger; and (d) the PMI Entities will indemnify Koch Industries for certain tax liabilities arising on audit to the extent that those liabilities would have been due and payable by the PMI Entities had they never been members of the Koch Industries consolidated group.

         CHANGES IN BOARD OF DIRECTORS AND MANAGEMENT

         PMI has experienced a significant number of leadership changes since the 1998 Merger. The initial PMI Board of Directors following the 1998 merger, which PMI believes was not formally elected until August 1998, consisted of Scott Deeter, Dean Watson, Paul Wheeler and Christopher Wilkins, all four of whom were employees of Koch Industries, and David Abbott, PMI's Chief Executive Officer. This Board of Directors did not conduct formal Board meetings or participate in other customary corporate governance practices, although certain individual PMI Board members and other employees of Koch Industries were extensively involved in the day-to-day operations of PMI in the months following the 1998 Merger through March 1999. Koch Agriculture disputes the accuracy of the Debtors' characterization of the PMI Board's corporate governance practices.

         Mr. Abbott resigned as PMI's Chief Executive Officer effective December 31, 1998 and was replaced by Dean Watson, who also was serving as Koch Agriculture's President at the time. On March 12, 1999, the PMI Board of Directors was replaced in its entirety by the current PMI Board of Directors -- James M. Dumler, Timothy A. Durkin and Richard E. Knudson -- all of whom also are employees of Koch Industries. The current Board has conducted formal Board meetings and performed other customary corporate governance activities. In late April 1999, Mr. Watson resigned as Chief Executive Officer, and the current Board of Directors implemented an interim three- member Office of the Chief Executive Officer consisting of the three-members of the Board of Directors. Effective

February 4, 2000, (a) the three-member Office of the Chief Executive Officer was eliminated and (b) Brad J. Kerbs, previously PMI's President and Chief Operating Officer, became PMI's President and Chief Executive Officer. For more information on PMI's current management, see "Reorganized Purina -- Management -- Current Executive Officers and Directors of PMI."

         AGRICULTURAL INDUSTRY MARKET CONDITIONS

         The economic environment in the agricultural industry during 1998 and 1999 has been a difficult one for many individual producers and companies that participate in the industry. Livestock commodity prices have been depressed and have reached historic lows in many markets. In addition to the overall adverse economic environment, there are significant continuing competitive pressures in all areas of agriculture, including the feed industry.

         Both the feed production and the livestock production industries are consolidating, and this trend is expected to continue. This trend has been particularly evident in swine production during the past few years. Historically, as livestock production operations have increased in size, operators have sought to integrate their production businesses by acquiring or constructing feed production facilities to meet some or all of their feed requirements.

         In contrast with the challenging environment in the livestock production industry, general economic and demographic trends in the lifestyle animal owner market have been positive during the past few years. Overall U.S. economic health, along with an increasing focus on "lifestyle," have combined to create favorable current and expected industry conditions in PMI's non-livestock feed markets.

         SWINE OPERATIONS AND MARKET RISK

         To capitalize on the consolidation of the hog industry, PMI implemented a business strategy in 1997 that was expected to result in maintaining and increasing feed sales in the swine sector. This strategy contemplated gaining control over the feeding of approximately six million market hogs over four years. The program provides a source of high quality weanlings and feeder pigs ("feeders") to independent hog producers and gains the related feed business for PMI. Under this program, at September 30, 1999, PMI had future net purchase commitments, subject to the counterparties' ability to perform, to acquire over
4.1 million feeders over the next eight years. Approximately 14% of these commitments were at fixed prices and the other 86% of commitments vary based on current or published futures prices. All swine purchase and sale contracts are held by PMI.

         Additionally, PMI and PMI Agriculture L.L.C. ("PMI Agriculture") have direct ownership of several hog operations that are expected to produce an additional 2.0 million feeders over the next ten years. Because hog producers are experiencing severely depressed market prices for their end products, PMI and PMI Agriculture have significant exposure relating to its feeder pig program, direct hog ownership and joint venture interests in hog operations. At September 30, 1999 and December 31, 1998, (a) PMI had approximately $1.5 million and $5.1 million, respectively, in hog inventory and (b) PMI Agriculture had approximately $8.0 million and $5.2 million, respectively, in hog inventory.

         Based, in part, on published market prices at September 30, 1999, PMI's estimated net commitment to purchase 4.1 million feeders totals approximately $160.0 million. This is a decrease of $90.0 million from such amount at December 31, 1998 due to feeder purchases during the first nine months of 1999, renegotiation of future purchase agreements, additional contracts for the sale of feeders and changes in hog market prices. Upon receipt of the feeders, PMI can either sell the feeders at current market prices, feed them at PMI's owned or leased facilities to produce finished hogs for market or contract with independent producers to finish the feeders for market.

         Based on 1999 contractual commitments, estimated feed costs, counterparty risks and current spot and futures prices, PMI and PMI Agriculture estimate that their 1999 losses associated with their swine exposure was approximately $16.0 million.

         PMI's contract with Tyson Foods, Inc. and a subsidiary (collectively, "Tyson Foods") in particular resulted in significant negative financial impacts on PMI during 1999. This contract involved the purchase of feeders and eventually was expected to result in the purchase of over 500,000 feeders per year. PMI has rejected this contract, effective as of October 28, 1999 (to the extent that the contract was not previously terminated), pursuant to an order of the Bankruptcy Court dated January 13, 2000. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Rejection of Certain Burdensome Executory Contracts and Unexpired Leases." Tyson Foods has Filed a proof of Claim asserting rejection damages under this contract in the amount of approximately $35.7 million. PMI will dispute this proof of Claim and believes that it has defenses to any Claim under the contract with Tyson Foods.

         In addition to the rejection of the contract with Tyson Foods, the Debtors have taken steps to (a) reject other burdensome swine-related contracts and (b) negotiate modifications to certain swine purchase contracts to mitigate market risk under the Debtors' ongoing swine program. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Rejection of Certain Burdensome Executory Contracts and Unexpired Leases."

         CREDIT RISK, INCLUDING LOAN GUARANTEES

         PMI has provided a guarantee of up to $11.5 million (the "Purina Ag Guarantee") related to obligations of Purina Ag Capital Corp. ("Purina Ag Capital"), a non-stock membership corporation formed in 1995 to provide funding for the growth, consolidation and expansion of PMI's network of independently-owned dealers and listed producers, consisting of a $10.0 million guarantee by Purina Ag Capital to Purina Ag Capital's back-stop funding banks (the "Back-Stop Guarantee"), plus a $1.5 million guarantee related to a working capital facility. Dealers or listed producers who are members of Purina Ag Capital must have arrangements with PMI for purchases of PMI's products. PMI recorded a loss reserve for the entire Purina Ag Guarantee during the fourth quarter of 1998. At September 30, 1999, PMI had funded $6.7 million on account of potential obligations under the Purina Ag Guarantee. Additionally, in August 1999, PMI issued a letter of credit for $3.3 million to secure the unfunded portion of the Back-Stop Guarantee. PMI is not a member of, and does not have an equity interest in, Purina Ag Capital; however, PMI loaned $2.0 million to Purina Ag Capital to fund its establishment and initial operation. PMI recorded a loss reserve for the $2.0 million loan during the fourth quarter of 1998 and has written-off other miscellaneous start-up costs associated with Purina Ag Capital.

         PMI also makes loan guarantees to banks to assist PMI's feed customers in obtaining bank loans for working capital, lines of credit and additions to property, plant and equipment. The guarantee arrangements essentially have the same credit risk as that involved in extending direct loans to customers and are subject to PMI's normal credit policies. Collateral (e.g., farm animals, property or personal guarantees) usually is obtained based on management's assessment of the specific customer's credit risk. PMI had customer loan guarantees of approximately $5.4 million and $8.7 million at September 30, 1999 and December 31, 1998, respectively, under these types of arrangements. A loss reserve of $1.2 million, recorded in 1998, has been established for these guarantees. The maturity dates of these guarantees extend through January 2009, with the majority of the guarantees maturing prior to 2003. As part of the Plan, PMI will determine whether any of these guarantees will be continued.

         VITAMIN LITIGATION AND PROPOSED SETTLEMENT

         A class action lawsuit was filed on behalf of all U.S. vitamin purchasers, including animal feed companies, accusing six of the world's largest vitamin makers of forming a cartel to artificially raise the prices of a wide range of vitamins and seeking treble damages for overcharging under the applicable antitrust statutes. Similar class action suits have been filed and consolidated into a single proceeding. In addition, PMI has filed an action that has been consolidated in the class action proceeding. A proposed $1.2 billion settlement for the class action has been announced (the "Vitamin Settlement"). PMI was presented with the option to either recover damages as part of the class action settlement or to opt out of the class action and pursue direct actions against or settlements with the manufacturers. Based on the announced terms of the Vitamin Settlement and the volume of vitamins purchased by PMI, if PMI opted into the Vitamin Settlement, PMI believes that its recovery would be in the range of $20 million to $25 million. PMI's potential recovery outside of the Vitamin Settlement could be higher or lower. On or about February 7, 2000, PMI took the necessary steps to opt out of the Vitamin Settlement and intends to pursue a separate recovery against the vitamin manufacturers.

PREPETITION OPERATIONS AND LIQUIDITY

         In connection with the 1998 Merger, PMI incurred a significant amount of indebtedness. As of March 31, 1998, PMI had approximately $557.2 million of consolidated indebtedness, and its stockholders' equity was approximately $109.4 million. Of the total $669.6 million required to consummate the 1998 Merger and related transactions, $559.9 million (83.6%) was supplied by indebtedness and $109.7 million (16.4%) was supplied by equity contributions. Since the 1998 Merger, a significant portion of PMI's cash flow from operations has been dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to PMI for its operations. PMI's substantial degree of leverage has limited its flexibility to adjust to the depressed conditions in the agricultural industry and has made it particularly vulnerable to the downturn in the swine market.

         As of the Petition Date, the Debtors' principal prepetition financing facilities consisted of the Old Senior Subordinated Notes and the Term Loan and the loans under the Revolving Credit Facility. Loans under the Revolving Credit Facility bear interest at floating rates which, at PMI's option, are based either upon bank prime or Eurodollar rates. Rates on outstanding borrowings averaged 8.65% at September 30, 1999. In 1998, PMI entered into an option contract to mitigate interest rate fluctuations on a notional amount of $75.0 million of debt under the Prepetition Credit Facility. The option contract provides that PMI will pay interest on the notational amount if the base rate in the Prepetition Credit Facility falls below 5.2% and will receive interest if the base rate in the Prepetition Credit Facility is above 7.0%. PMI also has entered into two other interest rate hedge swap agreements, whereby it has "fixed" the interest rates on substantially all of its debts under the Prepetition Credit Facility, excluding obligations under the Revolving Credit Facility. PMI and the counterparties to the option contract and interest swap agreements are discussing whether those arrangements will be terminated. PMI believes that, in the event of such terminations, it would be entitled to payments aggregating approximately $2.0 million as of December 31, 1999 from the terminating parties.

         The Prepetition Credit Facility and the Prepetition Indenture related to the Old Senior Subordinated Notes contain restrictive covenants that, among other things and under certain conditions, limit the ability of PMI to incur additional indebtedness, issue preferred stock, acquire or dispose of assets or operations (including a limitation on capital expenditures) or pay dividends. The Prepetition Credit Facility also requires PMI to satisfy certain financial covenants and tests. PM Holdings and certain of PMI's wholly-owned subsidiaries guarantee PMI's obligations under the Prepetition Credit Facility. Borrowings under the Prepetition Credit Facility also are secured by a first priority lien on the capital stock of PMI (pledged by PM Holdings) and its subsidiaries and substantially all assets of PMI and its subsidiaries. The Prepetition Credit Facility and the Prepetition Indenture also contain cross default provisions.

         Subsequent to the 1998 Merger, commodity prices for hogs declined significantly, causing a material negative impact on PMI's business. In addition, the economic environment in the agriculture industry generally deteriorated. As a result, on February 4, 1999, PMI amended the Prepetition Credit Facility effective December 31, 1998. The amendment increased the interest rates on the Revolving Credit Facility and Tranche A Term Loan by 0.75% for bank prime rate and Eurodollar rate loans and increased the interest rates on the Tranche B Term Loan by 1.00% for bank prime rate and Eurodollar rate loans. The amendment also (a) changed the computation of certain financial covenants for a temporary period from December 31, 1998 to March 31, 2001 to account for changes in PMI's financial condition as of December 31, 1998 and (b) added a covenant limiting the annual losses related to PMI's swine exposure.

         Internally generated funds and borrowings under the Revolving Credit Facility were the principal source of the Debtors' prepetition working capital financing. PMI's stated borrowing limit under the Revolving Credit Facility is $100.0 million. At September 30, 1999, PMI had approximately $29.9 million in cash and cash equivalents on hand and no availability for borrowing under the Revolving Credit Facility.

         As a result of its financial condition during 1999 and its substantial degree of leverage, PMI's ability to finance its working capital requirements and implement its business plan have been adversely affected by its cash requirements for debt service. On September 15, 1999, PMI failed to make a scheduled interest payment of $15.75 million due to holders of the Old Senior Subordinated Notes. On October 21, 1999, the Indenture Trustee for the Old Senior Subordinated Notes accelerated such notes as a result of PMI's failure to make this scheduled interest payment. On September 30, 1999, PMI failed to pay $2,075,000 in principal payments due on the Term Loans under the Prepetition Credit Facility (which amount was subsequently paid on October 27, 1999).

         Faced with these events, an inability to service future interest payments on the Old Senior Subordinated Notes and the failure (as described below) to reach a consensual restructuring solution, and to preserve certain potential preference claims against Koch Industries, the Debtors commenced the Reorganization Cases under chapter 11 of the Bankruptcy Code on October 28, 1999.

PREPETITION RESTRUCTURING NEGOTIATIONS

         During July 1999, the Debtors determined that they might lack sufficient cash flow to meet certain debt covenants in the Prepetition Credit Facility in subsequent quarters. In hopes of reaching a quick solution to this problem, the Debtors initiated discussions with Koch Industries regarding the funding of the Debtors' businesses. These discussions, however, did not yield any resolution to the Debtors' anticipated financial problems, and Koch Industries retained legal and financial advisors with financial restructuring expertise. As a result, the Debtors retained professional advisors to assist them in assessing their potential alternatives to complete an in- or out-of-court restructuring or otherwise obtain additional working capital.

         The Debtors and their professionals initiated a comprehensive review of the Debtors' businesses, assets and capital needs. Soon thereafter, the Debtors initiated negotiations with Koch Industries regarding a possible infusion of additional capital into the Debtors' businesses, with both sides represented by qualified professionals. As part of these discussions, the Debtors provided Koch Industries with detailed analyses of potential Recovery Actions that the Debtors believe that they or their creditors might assert against Koch Industries. See "Koch Industries Settlement --

Certain Recovery Actions." The Debtors proposed that an additional infusion of capital from Koch Industries was both necessary under current business conditions and appropriate in light of the potential Recovery Actions. In late August, after extensive discussions of these issues, Koch Industries declined the Debtors' request for additional working capital.

         Accordingly, the Debtors quickly began the process of initiating restructuring negotiations with all of their key stakeholders: (a) Koch Industries; (b) the holders of the Old Senior Subordinated Notes (the "Noteholders"), which comprise the Debtors' largest unsecured creditors, representing more than an estimated 80% of all unsecured debt; and (c) the Debtors' bank group under the Prepetition Credit Facility (the "Bank Group"), which constitute the Debtors' largest secured creditors. With the Debtors' encouragement, a committee of Noteholder representatives (the "Unofficial Noteholders Committee") was formed and hired professionals before the end of August 1999. The Debtors immediately initiated meetings with the Unofficial Noteholders Committee and the Bank Group to discuss the Debtors' need to complete an expeditious restructuring. The Debtors made it clear to all parties that, as a result of the need to preserve certain potential preference claims against Koch Industries, the Debtors would be required to commence bankruptcy cases, if necessary, no later than October 29, 1999. See "Koch Industries Settlement -- Certain Recovery Actions." The Debtors hoped to complete successful negotiations to permit the filing of a prepackaged or prenegotiated plan of reorganization by that date.

         To encourage a full and open discussion of the issues among all parties, the Debtors provided substantial information to all constituencies. In particular, the Debtors made presentations to the Unofficial Noteholders Committee and the Bank Group regarding the potential Recovery Actions and the Debtors' business operations. Extensive information also was provided to all parties regarding the Debtors' business plan, financial projections and restructuring strategies. The Debtors then assisted the Unofficial Noteholders Committee and the Bank Group in performing significant due diligence with respect to all of these issues.

         Having created an open process for negotiations among the key stakeholders, the Debtors attempted to bring the parties together for negotiations of a restructuring agreement, including a settlement of the Recovery Actions and a resolution of other outstanding business issues. Although these negotiations commenced almost immediately, it appeared to the Debtors that little progress was being made towards a consensual restructuring agreement. Because the Debtors feared that a protracted bankruptcy proceeding could have a detrimental impact on their businesses, the Debtors continued to encourage a consensual restructuring agreement that could permit the chapter 11 process to proceed expeditiously. With negotiations of a consensual agreement moving slowly, however, the possibility of the parties agreeing on the terms of a prepackaged or prenegotiated plan of reorganization appeared to diminish. Under the circumstances, the Debtors determined that they could not rely on their stakeholders to reach a consensual agreement. As a result, concurrently with the negotiations among the Unofficial Noteholders Committee, the Bank Group and Koch Industries, the Debtors began to develop their own restructuring proposal on a nonconsensual basis. The Debtors devoted significant resources to preparing a draft plan of reorganization and related documents that (a) could be Filed promptly upon the commencement of these cases if no consensual restructuring agreement was reached and (b) thereby could form the basis for an expedited chapter 11 process.

         Subsequent to the Petition Date, the Debtors, the Unofficial Noteholders Committee and Koch Industries continued to discuss possible settlement of key restructuring issues impacting unsecured creditors, including the appropriate resolution of the Recovery Actions and other potential claims by and against the Koch Entities. As a result of these discussions, Koch Industries, Koch Agriculture and the Consenting Holders entered into the November Settlement. See "Koch Industries Settlement." Based on their analysis of such potential claims, the uncertainty of the outcome of litigation of any such claims and the review of the November Settlement and the subsequent December Settlement, the Debtors determined to incorporate the relevant provisions of those agreements into the Plan because the Debtors believe that the terms and conditions of the settlement are fair, reasonable and appropriate and in the best interests of the Debtors' Estates.


                   OPERATIONS DURING THE REORGANIZATION CASES

COMMENCEMENT OF REORGANIZATION CASES AND RELATED CASE ADMINISTRATION ACTIVITIES

         COMMENCEMENT OF REORGANIZATION CASES AND FIRST DAY RELIEF

         In connection with the commencement of the Reorganization Cases, the Debtors devoted significant attention to stabilizing their businesses. One of the most critical components of these business stabilization efforts was to ensure that the Debtors maintained sufficient liquidity to operate their businesses during the postpetition period. Accordingly, immediately following the Petition Date, the Debtors sought interim and final approval of the DIP Credit Agreement. Through these efforts, the Debtors successfully obtained $20.0 million in interim credit availability, pending a final hearing on the DIP Credit Agreement held on November 15, 1999. At the final hearing, the DIP Credit Agreement was approved on a final basis providing up to $50.0 million in additional credit availability. See "Operations During the Reorganization Cases -- Postpetition Operations and Liquidity."

         In addition to addressing these liquidity concerns, on October 29, 1999, the Debtors obtained authority to take a broad range of actions, including the payment of certain prepetition Claims, to promote a "business as usual" atmosphere with customers, dealers, employees and others. For example, the Debtors obtained authority to honor certain prepetition obligations owed to customers and dealers to ensure that the Debtors could continue to meet the ongoing needs of their customers and maintain other critical business practices without interruption. Among other things, this relief authorized the Debtors, in their discretion and in accordance with their stated policies, to (a) honor customer prepayments for goods and services; (b) maintain dealer support programs; (c) pay certain Claims and honor all obligations relating to the Debtors' cattle management and swine management services businesses; (d) make certain pass-through payments to customers received on the customers' behalf under certain swine marketing arrangements; and (e) honor or pay customer and dealer Claims for prepetition refunds, rebates, adjustments (including adjustments to billing and co-op advertising credits), product returns or exchanges, promotional discounts and other credits.

         Prior to the Petition Date, all of the Debtors' employees received their compensation through Koch Industries' payroll system and participated in Koch Industries' benefit programs, for which Koch Industries was reimbursed by PMI. In connection with this prepetition business practice, the Debtors have an obligation to reimburse Koch Industries for (a) the payments and contributions made by Koch Industries to or on behalf of the Debtors' employees and (b) for certain related administrative costs. The Debtors began working to establish their own employee benefit programs and to transition the payroll function for their employees from Koch Industries to the Debtors. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries." It was anticipated, however, that this transition might not be fully completed until March 2000. Accordingly, to ensure the uninterrupted payment of all employee compensation and benefits while new programs and systems are being developed, in addition to entering into the Transition Services Agreement immediately prior to the Petition Date, the Debtors obtained authority, in their discretion and in accordance with their stated policies, to (i) continue their participation in Koch Industries' payroll system and employee benefit programs; (ii) reimburse Koch Industries for all payments and contributions made by Koch Industries to or for the benefit of the Debtors' employees with respect to the prepetition period; (iii) reimburse Koch Industries for related prepetition administrative costs; (iv) reimburse prepetition employee business expenses, which are paid directly by the Debtors; and (v) pay the prepetition claims of certain independent contractors, which provide employee services and are paid directly by the Debtors. The Debtors also obtained similar relief permitting them to, among other things, (A) continue their participation in Koch Industries' workers' compensation insurance programs and (B) reimburse Koch Industries for certain prepetition workers' compensation payments. Effective January 1, 2000, the Debtors ceased participating in Koch Industries' benefit plans and adopted new stand-alone plans, which are sponsored and administered by PMI. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         On October 29, 1999, the Debtors obtained authority to pay, in their discretion, the prepetition Claims of certain critical vendors and service providers, subject to a $2.5 million cap established under the DIP Credit Agreement. Given the critical nature of the goods and services provided by these vendors and service providers and the lack of adequate replacement goods and services of the same quality, reliability, cost or availability from other sources, the Debtors determined that the payment of these Claims was essential to maintain the operations of the Debtors' businesses and to preserve the value of these businesses for the benefit of all stakeholders.

         Other typical "first day" relief included: (a) authority to maintain the Debtors' cash management systems and the use of prepetition bank accounts, checks and other business forms; and (b) authority to pay outstanding prepetition trust fund taxes.

         All of the foregoing relief was essential to minimize disruptions to the Debtors' businesses as a result of the commencement of the Reorganization Cases and to permit the Debtors to make a smooth transition to operations in chapter 11. In addition, on November 15, 1999, motions were granted authorizing the Debtors to (a) continue certain insurance premium financing arrangements and
(b) pay certain prepetition feed tonnage taxes and product registration and facility fees.

         APPOINTMENT OF THE CREDITORS' COMMITTEE

         On November 9, 1999, the Office of the United States Trustee appointed the Creditors' Committee, consisting of four representatives of holders of Old Senior Subordinated Notes (all of which were Consenting Holders under the November Settlement), the Indenture Trustee under the Prepetition Indenture and two trade vendors. The current membership of the Creditors' Committee and its professional advisors are as follows:

             Committee Members:
             ------------------

                      Jeffrey A. Ayres
                      Bank One Trust Company, N.A.
                      100 East Broad Street, 8th Floor
                      Columbus, Ohio  43215

                      Gary Boyd
                      PCS Sales (USA) Inc.
                      3101 Glenwood Avenue
                      Raleigh, North Carolina  27612

                      Kent Gasaway
                      Kornitzer Capital Management, Inc.
                      7715 Shawnee Mission Parkway
                      Overland Park, Kansas  66202

                      Robert Hamwee (Committee Chair)
                      David Robbins
                      GSCP, Inc.
                      388 Greenwich Street
                      New York, New York  10013

                      Richard Kuersteiner
                      Aleck Beach
                      Franklin Resources
                      777 Mariner's Island Boulevard
                      San Mateo, California  94404

                      Dale Leshaw
                      William E. Simon & Sons
                      (Special Situation Partners LP)
                      10990 Wilshire Boulevard
                      Los Angeles, California  90024

                      Craig Sharkey
                      Norbert Clifton
                      The Pork Group, Inc., a subsidiary of Tyson Foods, Inc. 2210 Oaklawn Drive
                      Springdale, Arkansas  72762

             Counsel:
             --------

                      Daniel H. Golden, Esq.
                      Lisa G. Beckerman, Esq.
                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                      590 Madison Avenue
                      New York, New York  10022

                      Laura Davis Jones, Esq.
                      Pachulski, Stang, Ziehl, Young & Jones P.C.
                      919 North Market Street
                      Suite 1600
                      Wilmington, Delaware  19801

             Financial Advisors:
             -------------------

                      Skip Victor
                      Steven Strom
                      Chanin Capital Partners
                      11100 Santa Monica Boulevard
                      Suite 830
                      Los Angeles, California  90025

The counsel and financial advisors to the Creditors' Committee previously represented the Unofficial Noteholders Committee, an unofficial committee of holders of the Old Senior Subordinated Notes, which was involved in the Debtors' restructuring efforts prior to the appointment of the Creditors' Committee. See "Certain Events Preceding the Debtors' Chapter 11 Filings-- Prepetition Restructuring Negotiations." Bank One Trust Company, N.A.; Franklin Resources; William E. Simons & Sons; and Kornitzer Capital Management, Inc. were members of the Unofficial Noteholders Committee.

         RETENTION OF FINANCIAL ADVISORS

         In connection with the commencement of the Reorganization Cases, the Debtors sought and obtained Bankruptcy Court approval of the retention of Houlihan Lokey as their financial advisor. Subsequent to its formation, the Creditors' Committee sought and obtained Bankruptcy Court approval of the retention of Chanin as its financial advisor. Prior to the Petition Date, Houlihan Lokey had acted as financial advisor for the Debtors, and Chanin had acted as Financial Advisor for the Unofficial Noteholders Committee in connection with the prepetition restructuring negotiations. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Restructuring Negotiations."

         REJECTION OF CERTAIN BURDENSOME EXECUTORY CONTRACTS AND UNEXPIRED
LEASES

         On October 29, 1999 and November 18, 1999, the Debtors Filed motions, pursuant to section 365 of the Bankruptcy Code, to reject nine burdensome contracts relating to the Debtors' swine operations, including a contract with Tyson Foods. Among other things, these contracts obligated the Debtors to purchase in excess of 3.3 million feeder pigs at above expected market prices over the next eight years. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Swine Operations and Market Risk." By rejecting these contracts, the Debtors hope to significantly mitigate the potential losses associated with these contracts, which will be treated as General Unsecured Claims to the extent allowed. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Swine Operations and Market Risk." By orders dated November 15, 1999, December 9, 1999 and January 13, 2000, the Debtors obtained approval of the Bankruptcy Court to reject these contracts.

         The Debtors are continuing to review their Executory Contracts and Unexpired Leases. Based on this review, the Debtors anticipate that they may File additional motions to reject certain burdensome Executory Contracts and Unexpired Leases, including additional contracts relating to the Debtors' swine business and certain nonresidential real property leases for business locations no longer being used in the Debtors' operations. Pursuant to an order of the Bankruptcy Court dated December 15, 1999, the time within which the Debtors may assume, assume and assign or reject unexpired nonresidential real property leases established by section 365(d)(4) of the Bankruptcy Code was extended through and including the Confirmation Date.

         ASSUMPTION OF DOANE PET CARE COMPANY AGREEMENT

         Doane Pet Care Company ("Doane") is a critical manufacturer and supplier of pet food and farm feed products to Debtor PMI Nutrition, Inc. ("PMI Nutrition"). Among other things, Doane manufactures specialty dog and cat food products that PMI Nutrition sells under its established brand names and supplies other dog and cat food products. Based on the Debtors' experience in the industry, no other private label manufacturer produces pet food of a comparable quality and reliability to meet PMI Nutrition's high standards. In addition, Doane's plants are located in areas that minimize distribution costs associated with the PMI Nutrition products. Moreover, for PMI Nutrition to maintain existing brand loyalty and continue to meet the expectations of its customers, it is critical that the quality of PMI Nutrition's products is not compromised. Accordingly, PMI Nutrition's ongoing relationship with Doane is essential to maintain the value of its business.

         Prior to the Petition Date through mid-September 1999, Doane supplied products to PMI Nutrition on an order-by-order basis. On September 15, 1999, Doane and PMI Nutrition entered into a long-term manufacturing agreement (the "Doane Agreement") by which Doane has agreed to supply PMI Nutrition with pet food products for a period of one year, subject to renewal. Because the Debtors have been unable to identify any acceptable replacement manufacturer and supplier of these goods, the Debtors believe that maintaining the availability of Doane's products under the terms of the Doane Agreement is critical. Accordingly, on October 29, 1999, the Debtors Filed a motion seeking to assume the Doane Agreement, pursuant to section 365 of the Bankruptcy Code. This motion was granted by the Bankruptcy Court on November 15, 1999.

         KEY EMPLOYEE RETENTION PROGRAM

         To further stabilize employee relations, the Debtors have developed the KERP Program. The KERP Program is designed, among other things, to ensure that the employees most critical to the Debtors' reorganization efforts are provided with sufficient economic incentives and protections to stay with the Debtors and fulfill their responsibilities through the successful conclusion of these cases. In connection with the KERP Program, the Debtors also have implemented a Severance Pay Plan and have entered into certain management employment agreements. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         On November 24, 1999, the Debtors Filed a motion to approve and continue the KERP Program and the Severance Pay Plan and to assume 26 related management employment agreements pursuant to section 365 of the Bankruptcy Code. This motion was granted by the Bankruptcy Court on December 15, 1999, subject to certain modifications to the KERP Program and an adjournment of the Debtors' request to assume the employment contracts of James M. Dumler, Timothy A. Durkin, Richard E. Knudson, Brad J. Kerbs, Darrell D. Swank and David G. Kabbes. In accordance with certain agreements with the Creditors' Committee and the Bank Group, the Debtors obtained an order of the Bankruptcy Court dated January 18, 2000 under which, among other things, (a) the employment contracts with Messrs. Kerbs and Kabbes were assumed; (b) the Debtors' request to assume the employment contract with Mr. Swank was further adjourned; and (c) the employment contracts with Messrs. Dumler, Durkin and Knudson were rejected as of March 1, 2000. In connection with certain agreements between the Creditors' Committee, Koch Industries and Mr. Swank, the Debtors obtained an order of the Bankruptcy Court dated February 16, 2000 (i) terminating Mr. Swank's prepetition employment contract and releasing all of Mr. Swank's claims thereunder against the Debtors or their Estates, (ii) authorizing the Debtors to enter into a new employment agreement with Mr. Swank and pay a related signing bonus and (iii) terminating a guarantee of all monetary obligations under Section 4 of Mr. Swank's prepetition employment contract by Koch Industries and releasing all claims thereunder in exchange for a settlement payment from Koch Industries to Mr. Swank. For a description of the KERP Program (as modified), the Severance Pay Plan and the employment agreements, see "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         CLAIMS PROCESS AND BAR DATES

         On December 20, 1999, the Debtors Filed their Schedules, identifying the assets and liabilities of their Estates. In addition, pursuant to an order dated December 15, 1999, the following Bar Dates for the filing of proofs of claim have been established in the Reorganization Cases: (a) January 26, 2000 as the general Bar Date (the "General Bar Date") for all Claims other than Claims asserted by governmental units, Claims arising out of the rejection of Executory Contracts and Unexpired Leases ("Rejection Damage Claims") and Claims in response to amendments to the Schedules; (b) April 25, 2000 as the Bar Date for all Claims asserted by governmental units (the "Government Bar Date"); (c) the later of (i) the General Bar Date and (ii) 30 days after the date of an order rejecting an Executory Contract or Unexpired Lease as the Bar Date for Rejection Damage Claims relating to such Executory Contract or Unexpired Lease; and (d) the later of (i) the General Bar Date or the Government Bar Date, as applicable, and (ii) 30 days after the date that a notice of an amendment to the Schedules is served on a claimant as the Bar Date for such claimant to File a proof of Claim or to amend any previously Filed proof of Claim in respect of the amended scheduled Claim. Pursuant to an agreement between the Debtors, the Creditors' Committee and the Koch Entities, the Bankruptcy Court approved a stipulation and order on January 18, 2000 extending the Bar Date for the Koch Entities to File proofs of Claim until the date that is ten Business Days after the Debtors or the Creditors' Committee, in their sole discretion, serve on counsel to the Koch Entities a written request to file such Claims.

         PAYMENT OF OBLIGATIONS UNDER THE CAP PLAN

         The CAP Plan, which does not include any of PMI's prepetition supplemental retirement or savings plans, is a combination of seven separate unfunded deferred compensation plans that were established and maintained by the Debtors prior to the Petition Date. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements." Based on certain agreements in connection with the 1998 Merger, the Debtors believe that Koch Agriculture is a joint obligor with PM Holdings and PMI (or, alternatively, a guarantor) with respect to paying CAP Plan benefits and funding related obligations. See "Koch Industries Settlement -- Certain Recovery Actions -- Other Potential Claims." Koch Agriculture has indicated that it disagrees with the Debtors' position and disputes the imposition of liability on Koch Agriculture for obligations related to the CAP Plan. Under the terms of the November

Settlement and subsequent agreements with the Koch Entities, disputes relating to the CAP Plan are addressed by, among other things, (a) requiring PMI to continue to satisfy all obligations under the CAP Plan during the Reorganization Cases, (b) providing for the Reinstatement of the Claims of participants under the CAP Plan pursuant to the Plan and (c) providing that the Reorganized Debtors will indemnify the Koch Entities from any and all liabilities asserted by any participant under the CAP Plan arising solely from the failure by the Reorganized Debtors to pay the Reinstated Claims of such participant in accordance with the terms of the CAP Plan. See "Koch Industries Settlement -- The Settlement -- Principal Terms of the Settlement."

         To assist in preserving the potential settlements contemplated by the November Settlement, the Debtors obtained an order of the Bankruptcy Court dated December 15, 1999 (the "CAP Order") authorizing the Debtors, in accordance with the November Settlement and in their sole discretion, to pay all benefits and fund all obligations under the CAP Plan (collectively, the "CAP Plan Obligations"), either from assets of a related trust established in connection with the CAP Plan or from the Debtors' general assets, during the pendency of the Reorganization Cases on the same terms and conditions that such payments were made prior to the Petition Date. Notwithstanding the foregoing, if at any time the Debtors, Koch Industries or the Creditors' Committee determines not to pursue or implement the settlement with the Koch Entities or if it otherwise appears to the Debtors that this settlement will not or cannot be consummated, the CAP Order provides that the Debtors will immediately cease paying the CAP Plan Obligations pending further order of the Bankruptcy Court. As long as the Debtors are seeking Confirmation of the Plan, they have no intention of terminating payments under the CAP Plan.

         PAYMENT OF CERTAIN CLAIMS SUBJECT TO REGULATIONS

         In connection with the day-to-day operation of their businesses, the Debtors purchase grain, livestock and other goods and services from various farmers, grain elevators, coops, brokers, dealers and other vendors and suppliers (collectively, "Producers"). Certain transactions with Producers are completed within statutory and regulatory frameworks imposed by federal, state or local governments. These governing statutes, rules and regulations (collectively, the "Regulations") generally (a) require the Debtors to obtain and maintain licenses or similar governmental grants as a prerequisite to conducting business with Producers and operating within the jurisdiction, (b) require the Debtors to post and maintain certain bonds or other forms of collateral (collectively, "Bonds") for the benefit of Producers, (c) authorize regulatory agencies to investigate and audit the Debtors' businesses to ensure compliance with the Regulations and (d) impose a variety of civil and criminal penalties for failing to abide by all applicable regulatory requirements. Prior to the Petition Date and pursuant to the Transition Services Agreement, Koch Industries caused certain Bonds to be posted on the Debtors' behalf. The Debtors' failure to pay Producers' claims in full and/or any resulting draws on the Bonds could form sufficient grounds for regulatory agencies to seek the revocation of the Debtors' licenses, impose penalties on the Debtors or their employees or take other adverse actions against the Debtors and their businesses.

         To avoid these adverse consequences, the Debtors obtained an order of the Bankruptcy Court dated, January 18, 2000 (the "Regulatory Claims Order"), authorizing the Debtors, in their sole discretion, to pay certain prepetition Claims of Producers. The Debtors estimate that the amount of these Claims may aggregate approximately $1.7 million. Pursuant to the Regulatory Claims Order, the payment of Producers' prepetition Claims may be subject to such terms and conditions as the Debtors determine are appropriate to avoid adverse regulatory actions. In addition, to the extent that a regulatory agency or a bonding company may have already paid all or part of a Producer's prepetition Claim pursuant to a Bond or otherwise, the Regulatory Claims Order authorizes the Debtors to pay the amount of such Claim either (a) to the regulatory agency, subject to appropriate terms and conditions to avoid adverse regulatory actions, or (b) to a bonding company or similar entity to replenish an existing Bond or to obtain a replacement Bond in accordance with applicable Regulations. In addition, under the Plan, all outstanding bonds under the bond program Services under paragraph A.4 of Exhibit 2.1(a)(iii) to the Transition Services Agreement will be replaced or cash collateralized by the Reorganized Debtors within 90 days after the Effective Date, and any payments due to a Koch Entity on account of any such bonds drawn on or prior to the Effective Date will be deemed Allowed Administrative Claims to be paid on the Effective Date (to the extent not previously paid) without any further action by any party.

POSTPETITION OPERATIONS AND LIQUIDITY

         In connection with their preparations for the Filing of the Reorganization Cases, the Debtors determined that they would need to obtain debtor in possession financing to ensure sufficient liquidity to meet their ongoing operating needs. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Commencement of Reorganization Cases and First Day Relief." On October 29, 1999, the Debtors obtained preliminary Bankruptcy Court approval for borrowings of up to $20.0 million under the DIP Credit Agreement. On November 15, 1999, the Debtors obtained final Bankruptcy Court approval (the "Final DIP Order") for borrowings of up to $50.0 million under the DIP Credit Agreement, of which, until June 1, 2000,

$10.0 million will be reserved and used for cure obligations and to provide adequate assurance in respect of Executory Contracts and Unexpired Leases that may be assumed by the Debtors, pursuant to section 365 of the Bankruptcy Code. Up to $20.0 million of the revolving line of credit may be utilized for letters of credit as provided under the DIP Credit Agreement. Pursuant to the DIP Credit Agreement and the Final DIP Order, Claims for cash borrowings and letters of credit issued under the DIP Credit Agreement have superpriority status over most other Administrative Claims. PMI is the borrower under the DIP Credit Agreement, and each of the PMI Subsidiary Debtors and PM Holdings has guaranteed PMI's obligations thereunder.

         Cash borrowings under the DIP Credit Agreement bear interest at the higher of (a) the Alternative Base Rate plus 2.0% per annum or (b) at the option of PMI, the Eurodollar Base Rate plus 3.0% per annum. The DIP Credit Agreement also imposes a facility fee of $1,000,000, an advisory and structuring fee of $250,000, an annual agency fee of $200,000, an unused commitment fee of 0.5% per annum and a letter of credit fee on outstanding letters of credit of 3.0% per annum. The DIP Credit Agreement contains various financial covenants related, in part, to capital expenditures and the attainment of a certain cash flow levels based on earnings before interest, taxes, depreciation and amortization ("EBITDA"), excluding reorganization items and cash swine market risk. In addition, the DIP Credit Agreement contains certain other restrictive covenants, including limitations on the incurrence of additional liens and indebtedness, limitations on the amount of payments on account of prepetition Claims and a prohibition regarding cash dividends. Subject to certain thresholds, net proceeds resulting from the sale of assets outside of the ordinary course of the Debtors' businesses and certain other nonrecurring transactions must be used to prepay borrowings and to reduce the commitment under the DIP Credit Agreement, provided that the commitment will not be reduced below $30.0 million. As security for the Debtors' obligations under the DIP Credit Agreement, PMI and the PMI Subsidiary Debtors granted a first priority security interest, with certain exceptions, in all their pre- and postpetition property. The DIP Credit Agreement will expire on the earlier of (i) November 1, 2000, (ii) the substantial consummation of a confirmed plan of reorganization or (iii) the termination of the commitment as a result of an event of default.

         In connection with the DIP Credit Agreement, as adequate protection for the holders of Secured Claims under the Prepetition Credit Facility, the Debtors agreed, among other things: (a) after the prepayments under the DIP Credit Agreement described above, to apply certain additional net proceeds to the payment of Bank Loan Claims in accordance with the Prepetition Credit Facility;
(b) to pay and to continue to pay all accrued and unpaid interest on the Bank Loan Claims at the nondefault rate specified for the Tranche B Notes under the Prepetition Credit Facility; and (c) to grant a replacement lien in favor of the holders of Bank Loan Claims, junior only to the lien under the DIP Credit Agreement, to the same collateral that secures the DIP Credit Agreement. In addition, immediately prior to the Petition Date, the Debtors paid approximately $2.8 million on the Prepetition Credit Facility (approximately $2.1 million for a principal payment due September 30, 1999 and approximately $700,000 for accrued interest).

         As of January 31, 2000, there were no borrowings under the DIP Credit Agreement, and letters of credit in the amount of approximately $1.1 million were outstanding under the DIP Credit Agreement.


                           KOCH INDUSTRIES SETTLEMENT

INTRODUCTION

         In connection with the 1998 Merger and the subsequent operations of PMI and the PMI Subsidiary Debtors, a number of transactions occurred that the Debtors believe may give rise to claims (collectively, "Recovery Actions") against the pre-1998 Merger stockholders of PM Holdings, PM Holdings, Koch Industries and certain of its affiliates, as well as certain other entities and persons. Recovery Actions means, collectively and individually: (a) preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or nonbankruptcy law; (b) claims or causes of action arising out of illegal dividends or similar theories of liability; (c) claims or causes of action based on piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery arising out of the ownership or operation of the Debtors as of and following the Koch Purchase Transaction; (d) claims or causes of action based on unjust enrichment;
(e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance or, to the extent they are claims or causes of action of any of the Debtors, fraud; (f) claims or causes of action relating to the provision of retiree medical benefits and the provision of director and officer liability insurance or indemnification; (g) claims or causes of action arising out of any contracts or other agreements between or among any of the Debtors and any of the Koch Entities; and (h) any other claims or causes of action arising out of or related in any way to the Koch Purchase Transaction that are based on an injury that affects or affected any of the Debtors or any of their shareholders or creditors generally. To the Debtors' knowledge, no such claims have been brought against any of the Koch Entities as of the date hereof. The Debtors believe that all such claims constitute property of the Debtors' estates, and any such claims against the Koch Entities and certain related persons are being settled and released under the Plan.

         In addition to the Recovery Actions, subsequent to the Petition Date, certain disputes arose between the Debtors and the Koch Entities concerning the terms of the Transition Services Agreement and the alleged failure by the Debtors to pay for certain commodity purchases. In addition, certain issues relating to the implementation of the November Settlement were unresolved. As a result of the December Settlement, these disputes and issues were agreed to be resolved as provided under the Plan.

CERTAIN RECOVERY ACTIONS

         PREFERENCE CLAIMS

         Under sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments made by the debtor to or for the benefit of a creditor in respect of an antecedent debt, if such transfer was made when the debtor was insolvent. Transfers made to a creditor that was an "insider" of the debtor are subject to these provisions if the payment was made within one year prior to the debtor's filing of a petition under chapter 11. Under section 547, certain defenses, in addition to the solvency of the debtor at the time of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor on account of which the debtor did not make an otherwise unavoidable transfer to or for the benefit of the creditor (the "New Value Defense"). A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor for new value given to the debtor (the "Substantially Contemporaneous Exchange Defense"). Further, a debtor may not recover a payment if such payment was made in the ordinary course of business of both the debtor and the creditor (the "Ordinary Course Defense"). The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference, including its insolvency, at the time of the payment. The creditor has the initial burden of proof as to the aforementioned defenses.

         As a result of its indirect stock ownership of the Debtors, Koch Industries is an "insider" of the Debtors for purposes of the preference provisions of the Bankruptcy Code. During the one-year insider preference period preceding the Petition Date, PMI made a number of payments to Koch Industries that, assuming none of the defenses described above would be applicable and assuming the insolvency of PMI at the time of the payments, may be recovered by PMI. Commencing in May 1998, Koch Industries began to pay PMI's payroll and related costs directly, subject to being reimbursed for such payments by PMI. In late October and November 1998, PMI paid Koch Industries approximately $53 million to reimburse Koch Industries for such advances made by Koch Industries during the period May through October 1998. In addition, in 1998 and 1999, PMI reimbursed Koch Industries for various administrative and other services provided by Koch Industries to PMI. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries." Based on a review of these transactions, as well as other payments and certain other transactions during the one-year preference period, and after assessment of the likely defenses described above that could be raised by Koch Industries, PMI believes that approximately $51 million in payments potentially could constitute preferences recoverable under sections 547 and 550 of the Bankruptcy Code, assuming PMI was insolvent at the time of such payments and that certain defenses are not applicable. Koch Industries has indicated that it does not believe that PMI was insolvent at the relevant times and that certain defenses are applicable. PMI and the Creditors' Committee believe that the determination of solvency or insolvency as of the dates of the potentially preferential payments will present difficult and highly contested issues of fact. The outcome of any preference claim is uncertain and such litigation would be costly and time-consuming.

         If all or part of those payments were found to be avoidable as preferences, upon returning all preferential payments to PMI, Koch Industries would be entitled to assert a General Unsecured Claim against PMI for the amount of such preference. Absent other defenses, such Claim would constitute a General Unsecured Claim and would share in distributions to other holders of Allowed Claims in Class 5. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

         FRAUDULENT CONVEYANCE ACTIONS

         Generally, a conveyance or transfer is fraudulent if (a) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance); or (b)(i) reasonably equivalent value was not received by the transferee in exchange for the transfer and (ii) the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.

         The first is section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one year before the date that a bankruptcy case is filed. Because the transactions and transfers comprising the 1998 Merger occurred more than one year prior to the Petition Date, the one-year statute of limitations in section 548 of the Bankruptcy Code would bar a fraudulent conveyance action in respect of the 1998 Merger brought under this section.

         The second source is section 544 of the Bankruptcy Code -- the so-called "strong-arm provision" -- under which the debtor in possession (or creditors with bankruptcy court permission) may look to state law to avoid transfers as fraudulent. State fraudulent conveyance laws generally have statutes of limitations longer than one year. Indeed, the statutes of limitation for fraudulent conveyance actions under the states of Delaware and Missouri (the two relevant states in respect of the 1998 Merger transfers) have statutes of limitations of four years, which have not yet expired.

         Both Delaware and Missouri have adopted substantially consistent versions of the Uniform Fraudulent Transfer Act ("UFTA"). Sections 4 and 5 of the UFTA likely are the operative sections under which a fraudulent transfer claim in respect of the 1998 Merger may be made.

         Section 4 of the UFTA in both Delaware and Missouri addresses both intentional and constructive fraudulent conveyance actions and applies both to creditors in existence at the time of the fraudulent transfer ("Present Creditors") and future (post-transfer) creditors. Section 4 encompasses transfers (a) made with the actual intent to hinder, delay or defraud any creditor of the transferee or (b) made without the transferee's receiving reasonably equivalent value in exchange for the transfer when the transferee (i) was engaged or was about to engage in a business or a transaction for which its remaining assets were unreasonably small in relation to the business or transaction or (ii) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as they came due.

         In contrast, Section 5 of the UFTA may be utilized only by Present Creditors and encompasses transfers in which (a) the transferee (i) did not receive a reasonably equivalent value in exchange for the transfer or obligation and (ii) was insolvent at the time or became insolvent as a result of the transfer or obligation or (b) if a transfer was made to an insider for an antecedent debt, the transferee was insolvent at that time, and the insider had reasonable cause to believe that the transferee was insolvent. Under both
Section 4 and 5 of the UFTA, a transferee that generally is not paying its debts as they come due is presumed to be insolvent, and the burden is upon the transferee to prove that it was not insolvent.

         The Debtors believe that under applicable law potential causes of action sounding in fraudulent conveyance are the exclusive property of the Debtors' estates pursuant to section 541 of the Bankruptcy Code, and may only be pursued or settled by the Debtors. Potential defendants of fraudulent conveyance actions include the immediate and mediate recipients of a "transfer" of property as part of the 1998 Merger. These parties include, among others, the former stockholders of PM Holdings (including individuals associated with The Sterling Group, Inc.); PM Holdings; the former creditors of PM Holdings and PMI that were paid in full as a result of the 1998 Merger transactions (and their respective professionals); and the lenders under the Prepetition Credit Facility that received liens as part of the 1998 Merger transactions.

         The Debtors believe that the outcome of any potential litigation asserting fraudulent conveyance claims is uncertain, and that any such litigation would be costly and time-consuming.

         ILLEGAL DIVIDEND ACTIONS

         Generally, a dividend is illegal and subject to avoidance if it is paid in violation of state corporation laws governing the distribution of dividends or in violation of the corporation's articles of incorporation. Under Delaware law, a corporation may only pay dividends from one of two sources: (a) surplus and (b) in the absence of surplus, net profits for the fiscal year in which the dividend is declared and/or the preceding year. "Surplus" is the amount by which the corporation's "net assets" exceeds its capital. Net assets are determined by deducting a corporation's total liabilities from its total assets.

         The Delaware General Corporation Law (the "DGCL") makes directors jointly and severally liable for their willful or negligent conduct in connection with the payment of an unlawful dividend. The directors are liable to the corporation and, in the event of insolvency, to its creditors for the full amount of the dividend for a period of six years from the time that the dividend was paid. There are a number of defenses to such a claim, including the director's absence from the meeting or dissension with the decision, if such dissension is entered in the corporate minutes at the time of the vote or, in the case of absence, immediately upon receipt of notice of the illegal dividend. Directors also may rely on a statutory form of the business judgment rule as a defense to an illegal dividend claim. Although there is no Delaware statute specifically imposing liability for the illegal dividend on stockholders who received the


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



unlawful dividend, the DGCL suggests that a stockholder will be liable for the amount of the unlawful dividend if the stockholder had notice that the distribution was unlawful.

         In connection with the 1998 Merger, PMI paid two dividends to PM Holdings. The first, in the amount of $135.7 million, was paid on March 12, 1998, immediately before the 1998 Merger was consummated. The second, in the amount of $101.4 million, was paid on March 13, 1998, the day after the 1998 Merger was consummated. The Debtors believe that neither dividend was authorized by PMI's Board of Directors at the time it was paid. On August 21, 1998, a prior PMI Board of Directors, which was appointed by PM Holdings after the 1998 Merger, executed Consents in Writing by Directors retroactively declaring and authorizing payment of the two dividends paid in connection with the 1998 Merger. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management."

         PMI could seek to recover the amount of such dividends from either the former directors of PMI or PM Holdings or, perhaps, the recipient stockholders of PM Holdings, including individuals associated with The Sterling Group, Inc.

         The Debtors have performed a preliminary analysis of potential illegal dividend actions that may arise as a result of the dividends described above. Because the analysis is preliminary, and the outcome of any potential litigation is uncertain, the Debtors express no opinion as to the likelihood of success on the merits of any such action. Any such litigation could be costly and time-consuming.

         "VEIL PIERCING" AND "ALTER EGO" CLAIMS

         In general, a corporation is viewed as a legal entity separate and distinct from its stockholders, directors, officers and affiliated corporations. Limited liability is the rule. Under exceptional circumstances, however, courts will apply the common law doctrine of "piercing the corporate veil" to reach the assets of the parent and to hold the parent responsible for debts and obligations of a subsidiary. Such "veil piercing" or "alter ego" actions typically are brought by creditors. However, the Debtors believe that under applicable law, if a debtor is subject to chapter 11 proceedings, "veil piercing" or "alter ego" claims constitute the exclusive property of the debtor's estate under section 541 of the Bankruptcy Code and may only be pursued or settled by the debtor. If a "veil piercing" or an "alter ego" claim was to succeed in these cases, Koch Industries or Koch Agriculture could be liable to pay all Claims.

         The standard for "piercing the corporate veil" is subject to varying expressions and emphases on particular elements in the case law. The standard, however, generally is stated as having two aspects: (a) parent domination of the subsidiary's finances, operations, policies and practices such that the subsidiary had no separate existence and was merely a conduit for the parent; and (b) parent abuse of the privilege of incorporation by using the subsidiary to perpetrate a fraud, inequity or injustice or otherwise to circumvent the law. Courts review a wide variety of factors in assessing control and manifestations of control of the parent over the subsidiary. Any "veil piercing" or "alter ego" analysis is necessarily fact specific.

         The Debtors have conducted a preliminary factual and legal analysis of the extent to which Koch Industries or Koch Agriculture might be responsible for certain debts and obligations of the Debtors under a "veil piercing" or "alter ego" theory. Based on this preliminary analysis, the Debtors believe that there are certain facts that would tend to support a "veil piercing" conclusion for certain time periods following the 1998 Merger; application of other facts would tend to support a conclusion that the corporate veil should not be pierced. Koch Industries denies any liability on account of any "veil piercing" or "alter ego" claims.

         The facts and circumstances learned to date and the governing law potentially could lead a court to conclude that genuine issues of material fact exist that potentially could preclude a grant of summary judgment in a "veil piercing" or "alter ego" case. However, the outcome of "veil piercing" or "alter ego" litigation against Koch Industries or Koch Agriculture is uncertain and unpredictable. A court's refusal to grant summary judgment does not indicate liability; but only that issues of fact exist that should be determined through a judicial proceeding. While the Debtors have insufficient knowledge to take a position on the "parent abuse" or fraud aspects of the potential "veil piercing" cause of action, Koch Industries strongly believes no parent abuse or fraud existed and that no basis whatsoever exits for "piercing the corporate veil."

         Any veil piercing or alter ego action would be vigorously contested by Koch Industries and the results would be uncertain. Any such litigation would be costly and time consuming.

         BREACH OF FIDUCIARY DUTY ACTIONS

         The common law of Delaware provides a cause of action against officers and directors of a corporation who breach their fiduciary duties to the corporation. The two primary fiduciary duties of officers and directors of corporations are the duty of care and the duty of loyalty.

         The duty of care requires that officers and directors act in an informed and considered manner, meaning that, prior to making a business decision, the directors must have informed themselves of all material information reasonably available to them, and, having been so informed, they must then act with requisite care in the discharge of their duties. In turn, "requisite care" has been defined as the care an ordinarily prudent person in a like position would use under similar circumstances.

         The duty of loyalty requires that officers and directors (a) act in good faith and in the honest belief that the action taken is in the best interests of the corporation and (b) be both disinterested and independent.

         In a solvent corporation, these duties are generally owed exclusively to stockholders. In an insolvent or near-insolvent corporation, most courts have held that these fiduciary duties are owed to the corporation's creditors, either in addition to or in lieu of its stockholders. In determining whether a corporation is solvent or insolvent, courts generally look to two tests: the "balance sheet test" and the "equity" or "cash-flow" test. The balance sheet test inquires whether, both before and after the consummation of the challenged transaction, the fair market value of the corporation's liabilities exceeds the fair market value of its assets. In contrast, the "equity" or "cash-flow" test inquires whether, both before and after the consummation of the challenged transaction, the corporation was capable of paying its debts as they came due.

         Generally, the business judgment rule provides a defense for breach of fiduciary duty actions; however, courts are divided as to whether this protection applies to insolvent or near-insolvent corporations. Accordingly, it is possible -- and perhaps likely -- that the decisions surrounding the 1998 Merger transactions will receive heightened scrutiny from a court, thus requiring the officers and directors to prove the "entire fairness" of such transactions.

         If the transactions relating to the 1998 Merger were challenged by PMI, that challenge might include an action against the directors and officers of the Debtors that served in such capacities at the relevant time for breach of their fiduciary duties. Transactions that might be subject of a fiduciary duty analysis include the payment of dividends by PMI in March 1998, the refinancing of low interest industrial development bond debt with the proceeds of Old Senior Subordinated Notes and Prepetition Credit Facility and any fraudulent conveyances that may have occurred in connection with the 1998 Merger. The results of litigating any such claims would be uncertain, and such litigation would be costly and time-consuming.

         OTHER POTENTIAL CLAIMS

         In addition to the foregoing, PMI believes that it or its creditors may have additional claims against one or more of the Koch Entities based on such entities' transactions with PMI. These potential claims include claims in respect of PMI's contention that Koch Agriculture agreed in connection with the 1998 Merger to maintain the CAP Plan, to provide certain retiree benefits, to fund retiree medical costs and to maintain directors' and officers' liability insurance, as well as unjust enrichment claims against Koch Agriculture under the commodity purchasing program and certain other matters. The Debtors' analysis of the merits of such potential causes of action has been limited. Koch Industries and Koch Agriculture dispute the validity of any of these potential claims. The results of prosecution of such claims would be uncertain.

POSTPETITION DISPUTES

         Subsequent to the Petition Date, Koch Industries indicated that it believed that the Debtors (a) failed to comply with certain pre-conditions to the Transition Services Agreement and with certain obligations under that agreement and (b) induced Koch Agriculture to continue to sell ingredients to the Debtors on credit by, among other things, failing to pay for certain commodities in accordance with past practices and by accelerating receipt of commodity deliveries on and immediately prior to the Petition Date, resulting in claimed damage to the Koch Entities in excess of $6.7 million. The Debtors dispute these various allegations. In addition, the Debtors, the Creditors' Committee and the Koch Entities identified certain significant issues affecting the implementation of the Plan arising out of the November Settlement, including certain tax indemnification issues. In December 1999, representatives of the Debtors, the Creditors' Committee and Koch Industries met to discuss resolution of all of such disputes and issues. This meeting led to the December Settlement, the principal terms of which are incorporated into the Plan.



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



THE SETTLEMENT

         BACKGROUND AND JUSTIFICATIONS FOR THE SETTLEMENT

         The decision to incorporate the terms of the settlement with the Koch Entities embodied in the November Settlement and the December Settlement in the Plan reflects, among other things, (a) the analysis of the Debtors, the Creditors' Committee and the Unofficial Noteholders Committee of the potential Recovery Actions against the Koch Entities, including substantial issues relating to the solvency or insolvency of the Debtors at the time of certain transactions; (b) lengthy and intense arms' length negotiations among representatives of the Debtors, the Creditors' Committee and the Koch Entities;
(c) the Debtors' and the Creditors' Committee's evaluation and analysis of the risks, delays and other potentially adverse consequences to the Debtors associated with resolution of the Recovery Actions against the Koch Entities through litigation, including the cost and potential likelihood of success of the various actions and the impact of such actions on the operations and prospects of the Debtors; (d) the potential risk that the postpetition disputes between the Debtors and the Koch Entities would lead to a failure and termination of the agreements reached between the Koch Entities and the Consenting Holders, as well as the Transition Services Agreement, and the loss of the significant benefits thereunder; (e) the substantial economic benefit of the contribution of $60 million by Koch Agriculture to the capital of PM Holdings pursuant to the Plan; (f) the undertakings by the Koch Entities to expedite transition of the commodity purchasing function and other functions back to the Debtors; and (g) the other benefits and concessions to be received by the Debtors.

         The Debtors and the Creditors' Committee believe that full and protracted litigation of the factual and legal issues inherent in resolving the Recovery Actions against the Koch Entities would be costly and could impair a prompt, efficient and economic reorganization of the Debtors. The ultimate outcome of such litigation is uncertain, and there could be no assurances that the Debtors would obtain any significant recovery against any of the Koch Entities. The facts that would need to be established likely would require extensive, costly and time-consuming discovery and would be vigorously contested. Many of the legal issues involved would be novel and complex. The Debtors and the Creditors' Committee believe that, in the aggregate, the benefits generated by the December Settlement and the Plan constitute fair and reasonable value for the resolution of the potential claims against the Koch Entities, including the Recovery Actions. Further, the Plan incorporates only releases of the Koch Entities, certain persons related to the Koch Entities, certain persons related to the Debtors and certain independent third parties (such as accountants, financial advisors and investment bankers) to the extent that they have claims for indemnification, contribution or reimbursement against a Koch Entity or other released party that were retained in connection with or involved in the 1998 Merger. The Debtors will retain and may pursue their claims and causes of action, including Recovery Actions, against other entities, including the pre-1998 Merger Stockholders of PM Holdings (among them, individuals associated with The Sterling Group, Inc.); pre-1998 Merger directors of PM Holdings and PMI (including any related claims under applicable insurance policies); and creditors of PM Holdings and PMI who were paid in connection with the 1998 Merger. The Debtors have not made any determination at this time as to whether such claims will be pursued. See "General Information Concerning the Plan -- Legal Effects of the Plan -- Preservation of Rights of Action Held by the Debtors or the Reorganized Debtors " and "-- Releases, Indemnity and Related Injunction." Under the Plan, however, as described in detail under "General Information Concerning the Plan -- Legal Effects of the Plan -- Releases, Indemnity and Related Injunction," the Debtors will indemnify the Koch Entities and certain related parties for, among other things, any costs, liabilities or expenses arising out of the assertion of any claim against any of the Koch Entities or such related parties by any third party arising out of the initiation by any of the Debtors, the Reorganized Debtors or any other PMI Entity of litigation against such third parties relating to a Koch Entity's ownership or operation of the Debtors, the Koch Purchase Transaction, the Old Subordinated Senior Notes, the Prepetition Indenture or any Claim or Interest. This indemnity obligation may effectively limit the Debtors' ability to pursue claims against certain of such third parties.

         Principal Terms of the Settlement

         The following is a summary of the principal terms of the Plan relating to the settlements with the Koch Entities:

         (a) On the PMI Merger Date, (i) Koch Agriculture will cause $60.0 million to be paid into escrow pursuant to the PMI Merger Escrow Agreement, which will be contributed to the capital of PM Holdings on the Effective Date, and (ii) the PMI Merger will be consummated. The funds paid into escrow will be returned to Koch Agriculture if the conditions to the Effective Date set forth in the Plan (including that the Effective Date occurs by July 14, 2000) are not satisfied or duly waived in accordance with the Plan. See "Overview of the Plan-- Conditions to Confirmation, the PMI Merger and the Effective Date of the Plan" and "Reorganized Purina-- PMI Merger; the Warrant." In connection with the PMI Merger, Koch Agriculture will receive an option to purchase the


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



                  Warrant for $5.0 million, which option may be exercised until the Effective Date. If Koch Agriculture purchases the Warrant, it will then have the right for one year following the Effective Date to purchase shares of New Common Stock comprising up to 10% of the total amount of New Common Stock outstanding as of the Effective Date, on a fully diluted basis, for the price of $27.75 per share. That price equals 150% of the estimated reorganization value of each share of the New Common Stock as of the Effective Date. See "Reorganized Purina -- PMI Merger; the Warrant" and "Securities to Be Issued Pursuant to the Plan -- Reorganization Value."

         (b) The Koch Entities and certain related and other parties will be released by the Debtors and, to the fullest extent permitted by applicable law, Claim holders from substantially all claims related to the Debtors for the period prior to the Effective Date, including the Recovery Actions. The Confirmation Order will permanently enjoin the pursuit of any released claim against any released party. See "General Information Concerning the Plan -- Legal Effects of the Plan -- Releases, Indemnity and Related Injunction."

         (c) Except for (i) the Koch Agriculture Commodity Sale Claim in the amount of $26.05 million, which will be treated as an Allowed Claim in Class 5 (comprised of Allowed Claims for commodities sold to the Debtors pursuant to the Master Procurement Agreement on or before the Petition Date in the agreed amount of $31.40 million, reduced by the Koch Agriculture Transition Settlement Payment); (ii) the Koch Agriculture Transition Settlement Payment of $5.35 million and the Koch Supplemental Transition Agreement Claims of $1.57 million, which will be treated as Allowed Administrative Claims; (iii) any Claims acquired, whether by subrogation or otherwise, from third parties by a Koch Entity (which, subject to certain limitations, will be treated for all allowance and distribution purposes as if such Claim were being asserted by the original holder thereof) that become Allowed Claims; and
                  (iv) any other claims or rights of a Koch Entity that are specifically preserved or created under the Plan or any Exhibit to the Plan, the Koch Entities will release the Debtors and (subject to certain conditions) certain of the other PMI Entities, other parties releasing the Koch Entities, the members of the Unofficial Noteholders Committee, the members of the Creditors' Committee that vote in favor of the Plan, Chase Bank in its capacity as issuing bank and administrative agent under the Prepetition Credit Facility, each holder of an Allowed Bank Loan Claim that votes in favor of the Plan and certain other parties from substantially all claims related to the Debtors. In connection therewith, Koch Agriculture has agreed to waive its rights, if any, to seek treatment of any portion of the Koch Agriculture Commodity Sale Claim as a reclamation claim under section 546(c) of the Bankruptcy Code. Notwithstanding the foregoing, in addition to the indemnity described above in respect to litigation initiated by the Debtors or the Reorganized Debtors against third parties, the Debtors will (i) indemnify the Koch Entities for any and all liabilities asserted by any third party arising out of (A) any services or benefits provided by any Koch Entity to or for the benefit of any PMI Entity after the Petition Date (other than the portions of the salaries of Messrs. Dumler, Durkin and Knudson paid by Koch Industries and any reimbursement claim relating to Koch Industries' guarantee of Mr. Swank's prepetition employment contract) and (B) any drawing of bonds under the bond program Services within the meaning of paragraph A.4 of Exhibit 2.1(a)(iii) to the Transition Services Agreement, whether such bond program Services were provided before or after the Petition Date. See "General Information Concerning the Plan-- Legal Effects of the Plan-- Releases, Indemnity and Related Injunction" and "Certain Events Preceding the Debtors' Chapter 11 Filings-- Prepetition Events-- Transactions with Koch Industries."

         (d) The Debtors agree to Reinstate their obligations to participants in the CAP Plan as of the Effective Date, and, as of the Effective Date, each of the Reorganized Debtors, jointly and severally, will indemnify each of the Koch Entities from any and all liabilities asserted by any participant under the CAP Plan arising solely from the failure of the Reorganized Debtors to pay the Reinstated Claims of such participant in accordance with the terms of the CAP Plan. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         (e) Subject to the payment of the Koch Supplemental Transition Agreement Claims of $1.57 million as Administrative Claims to Koch Industries and/or Koch Agriculture under the Supplemental Transition Agreement, the Koch Entities agree to cooperate in the transition of certain employee benefit and commodity purchasing functions to the Debtors. Among other things, the Koch Entities have agreed to (i) continue providing certain retiree medical benefits, (ii) transfer certain commodity supply contracts, (iii) provide incentives to certain Koch Agriculture employees involved in the commodity program to return to Debtors, (iv) transfer commodity purchasing


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



                  operations to PMI and (v) transfer files and software licenses and cooperatively install computer systems related to commodity purchasing activities. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries."

         (f) Under the Koch Tax Sharing Agreement (which will be signed in connection with the PMI Merger but will be effective for most, but not all, purposes on the Effective Date), the following will occur: (i) the parties to the Parent Tax Sharing Agreement will waive all claims that they might have under that agreement (which will be superseded by the Koch Tax Sharing Agreement); (ii) Koch Industries and Reorganized Purina will indemnify each other for any taxes owed by the other for periods during which the PMI Entities are not part of the Koch Industries consolidated group; (iii) Koch Industries will indemnify the PMI Entities for any taxes associated with the PMI Merger; and (iv) the PMI Entities will indemnify Koch Industries for certain tax liabilities arising on audit to the extent that those liabilities would have been due and payable by the PMI Entities had they never been members of the Koch Industries consolidated group.


                               REORGANIZED PURINA

PMI MERGER; THE WARRANT

         The Plan provides that, pursuant to the Plan of Merger, the PMI Merger will be consummated on the PMI Merger Date, and pursuant thereto: (a) PMI will be merged with and into PM Holdings, with PM Holdings being the corporation surviving such merger; (b) PM Holdings will acquire all of the assets and will assume all of the liabilities of PMI; (c) the Old Common Stock of PMI will be canceled; and (d) PM Holdings will change its name to "Purina Mills, Inc." Thereafter, PM Holdings or Reorganized Purina will conduct the business of PMI. Also on the PMI Merger Date, pursuant to the PMI Merger Escrow Agreement, Koch Agriculture will deposit $60.0 million into escrow, which will be contributed to the capital of PM Holdings on the Effective Date, immediately prior to the cancellation of the Old Common Stock of PM Holdings. If the conditions to the Effective Date are not satisfied or duly waived in accordance with Article IX of the Plan, the funds in escrow will be returned to Koch Agriculture. The PMI Merger will occur following Confirmation on the PMI Merger Date, which shall be at least 20 days prior to the Effective Date. In connection with the PMI Merger, PM Holdings and Koch Industries will enter into the Koch Tax Sharing Agreement, the terms of which are summarized above. See "Koch Industries Settlement -- The Settlement -- Principal Terms of the Settlement."

         Also, on the PMI Merger Date, pursuant to the Warrant Purchase Agreement, Koch Agriculture will be granted an option, exercisable through the Effective Date, to purchase the Warrant for $5.0 million. Pursuant to the Warrant and Warrant Agreement, Koch Agriculture will have the right to purchase up to the amount of shares of New Common Stock equal to 10% of total New Common Stock outstanding as of the Effective Date, on a fully diluted basis. Koch Agriculture will have the right to purchase such shares for a period of one year after the Effective Date. The purchase price will be $27.75 per share, which is 150% of the estimated $18.50 per share reorganization value of the New Common Stock as of the Effective Date. See "Securities to Be Issued Pursuant to the Plan -- Reorganization Value." The Warrant will be non-transferrable, have no voting rights, will not be entitled to receive dividends or other distributions declared on the New Common Stock and will not be entitled to share in any assets of Reorganized Purina upon any liquidation, dissolution or winding-up of Reorganized Purina. The number of shares of New Common Stock for which the Warrant will be exercisable and the exercise price will be subject to adjustment upon the occurrence of certain events, including (a) stock dividends, subdivisions and combinations effecting the New Common Stock and (b) reorganization, reclassifications, consolidations and mergers involving Reorganized Purina.

         Unless otherwise agreed by the Debtors and the DIP Lenders, any borrowings under the DIP Credit Agreement will be repaid in full on or prior to the PMI Merger Date.

RESTRUCTURING TRANSACTIONS

         In addition to the PMI Merger, pursuant to the Plan, on or after the Confirmation Date, the Debtors or Reorganized Debtors may, at their option, cause one or more of the Debtors or Reorganized Debtors to merge or consolidate with other Debtors or Reorganized Debtors or to take certain other actions to simplify their corporate structure. The only shares of capital stock of Reorganized Purina to be outstanding immediately following the Effective Date will be the New Common Stock. Thereafter, Reorganized Purina may issue additional shares of capital stock in accordance with the Amended Certificate, the Amended By-laws and applicable law.



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



BUSINESS AND PROPERTIES OF REORGANIZED PURINA

         BUSINESS

         As the successor to PMI, Reorganized Purina will continue to operate the existing business of the Debtors following the Effective Date. Reorganized Purina will continue to develop, manufacture and market a comprehensive line of animal nutrition products for dairy cattle, beef cattle, hogs, horses and poultry, as well as specialty feed for rabbits, zoo animals, laboratory animals, birds, fish and pets. As of the Effective Date, Reorganized Purina expects to operate a production network of 49 or fewer feed mills located in 25 states and a nationwide distribution system consisting of over 4,500 dealers and approximately 4,500 direct consumers. Certain aspects of the Debtors' businesses to be operated by Reorganized Purina are described below:

         Seasonality. The Debtors' businesses are seasonal, with a higher percentage of the feed volume sold and earnings being generated during the first and fourth quarters of the year. This seasonality is driven largely by weather conditions affecting the Debtors' beef cattle product lines. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect the Debtors' quarter-by-quarter results of operations.
See "Risk Factors -- Seasonality."

         Competition. The feed industry, which has substantial excess capacity in certain areas of the country, is highly competitive. Both the feed production and animal production industries are consolidating, thereby reducing the demand for independently produced feed products. This trend is expected to continue. Generally, the feed industry is highly fragmented, with the bulk of the feed industry consisting of regional competitors (including cooperatives) with several manufacturing facilities and a large number of small, local manufacturers. Although the strength of the Debtors' competitors varies by geographic area and product line, the Debtors believe that no competitor produces and markets the breadth of products that the Debtors provide. See "Risk Factors -- Competitive Industry Conditions."

         Capital Expenditures. The Debtors expect that capital expenditures during fiscal year 1999 will be over $20.0 million, which includes $6.0 million related to a new accounting and information reporting system, with the remaining amount primarily incurred for the maintenance of existing facilities. The Debtors' actual capital expenditures for the nine months ended September 30, 1999 were $15.9 million.

         Employees. The Debtors had approximately 2,500 full-time employees as of December 31, 1999, approximately 12% of whom were union members. Historically, the Debtors have had a satisfactory relationship with their employees, including their unionized workers.

         PROPERTIES

         The Debtors own their corporate headquarters in St. Louis and a 1,188 acre research center in Gray Summit, Missouri. These properties will be held by Reorganized Purina as of the Effective Date.

         As of the Effective Date, Reorganized Purina expects to operate 49 or fewer feed manufacturing plants located in 25 states, one of which is leased. In addition to on-site storage at each of their manufacturing plants, the Debtors also store products in certain owned or leased warehouses that are anticipated to be maintained by Reorganized Purina.

         ADDITIONAL INFORMATION

         For additional information concerning the business and property of the Debtors (to be maintained by Reorganized Purina) and their historical financial information, see PMI's Form 10-K for the reporting period ending December 31, 1998 and PMI's Form 10-Q for the reporting period ending September 30, 1999, which are attached hereto collectively as Exhibit III.

         BUSINESS PLAN AND STRATEGY FOR REORGANIZED PURINA

         Prior to the Petition Date, the Debtors conducted a comprehensive strategic business review, including the development of a business plan that addresses both short-term and longer-term issues required to stabilize and revitalize the Debtors' businesses (the "Business Plan"). The Business Plan, developed over a number of months in consultation with the Debtors' external advisors, establishes a corporate vision and mission and a team-oriented strategy for Reorganized Purina. The Business Plan also identifies (a) the business models necessary to execute the Business Plan, (b) key financial priorities, (c) key business line priorities and (d) strategic cost reduction initiatives.


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



         In developing the Business Plan, the Debtors also identified five priority initiatives designed to stabilize the Debtors' businesses and provide a foundation for the Business Plan:

         (a) mitigate the Debtors' swine ownership positions and implement strategic alliances/joint ventures in livestock production systems (with an initial focus on the swine business segment). The Debtors have rejected certain burdensome swine-related contracts under section 365 of the Bankruptcy Code and may seek to reject additional swine-related contracts in the future, including pursuant to the Plan. See "Operations During the Reorganization Cases-- Commencement of Reorganization Cases and Related Case Administration Activities-- Rejection of Certain Burdensome Executory Contracts and Unexpired Leases" and "Certain Events Preceding the Debtors' Chapter 11 Filing-- Prepetition Events-- Swine Operations and Market Risk."

         (b) increase plant utilization and reduce manufacturing costs through plant rationalization and focus;

         (c) increase productivity by isolating business stream economics and reducing administrative costs through effective use of PMI's recently installed SAP enterprise resource planning software system and appropriate cost reductions;

         (d) build an industry-leading purchasing and logistics (supply chain) capability; and

         (e) build PMI's brands through dealer initiatives, direct sales and full execution of the America's Country Store ("ACS") and Premier dealer programs. See "Reorganized Purina -- Business and Properties of Reorganized Purina -- Dealer Business Group Strategy."

         The strategies embodied in the Business Plan reflect the Debtors' recognition that their historic customer base (as well as the customer base of their competitors) is diverging, with the livestock production industry being driven primarily by economic costs and benefits and the lifestyle animal customer base being driven primarily by brand, quality and other subjective value factors. The Debtors believe that both market segments are important to the future success of Reorganized Purina and that the Debtors bring important competitive advantages to serving these market segments, such as product research and formulation expertise, brand management skills and manufacturing expertise. As a result, Reorganized Purina will continue to have two business groups, each consisting of a number of business lines: the Dealer Business Group and the Livestock Production Systems Business Group. Supporting these two business groups will continue to be business service units providing streamlined manufacturing and administrative services, while capturing economies of scale and utilizing out-sourced resources as appropriate.

         The Business Plan also anticipates (a) creating local field teams to focus on maximizing customer satisfaction; (b) building the dealer business by
(i) leveraging the Debtors' brands and technology and (ii) improving the Debtors' distribution and merchandising services; and (c) moving critical management decisions closer to local markets to improve sales, profitability and asset utilization.

         DEALER BUSINESS GROUP STRATEGY

         The Dealer Business Group includes the following businesses: Horse; Beef-Grass; Companion Animal/Farmer Feeder (including Zoo, Show Chows, Dog and
Cat); Mineral; Lab; Lifestyle Dairy; Sales and Dealer Development (including base, Gold and Premier programs); ACS; and Dealer Logistics. The strategy for the Dealer Business Group is centered on the Debtors' historically strong dealer network and on leveraging the Debtors' valuable brands to become the premier supplier of feed and related products to lifestyle animal owners.

         Strengthen Dealer Relationships. Reorganized Purina intends to grow its market share of dealer feed sales by expanding its existing incentive programs and rewarding top performing dealers and by assisting dealers in developing new or additional marketing and retailing expertise.

         Build PMI's Brands. In recent years, PMI has successfully built its brands, particularly with lifestyle animal owners. Reorganized Purina intends to continue to build its brands by: (a) event dominance -- i.e., developing a local market based "event marketing" strategy (across specie lines), expanding participation in industry shows, and creating and executing large venue marketing events; (b) industry involvement -- i.e., developing additional marketing programs using sports figures and other celebrities, increasing involvement with equine and small animal veterinarians and expanding the America's Horse Country program by adding sponsors; and (c) marketing mix management -- i.e., executing local pricing strategies (local market rate pricing and price point segregation), implementing selective dealer distribution for lifestyle animal owners and employing whole market planning to increase profitability.

         Expand ACS Initiative. Reorganized Purina will continue to pursue its ACS initiative designed to significantly enhance its existing dealer network and to recruit new investors in "ruralpolitan" speciality retail markets. The ACS initiative features a "turn-key" package that provides investors with a standardized model that Reorganized Purina believes offers lifestyle animal owners a unique shopping experience. Reorganized Purina presently plans that more than 200 ACS facilities will be constructed over the next four years, strengthening its position in the profitable "ruralpolitan" market. PMI anticipates that all ACS facilities, with the exception of a few company-owned model stores, will be privately owned and will require minimal capital investment by Reorganized Purina, other than normal trade credit terms on feed products.

         Upgrade Distribution, Logistics and Transaction Processing Systems. Reorganized Purina intends to improve productivity, increase sales, reduce transaction costs and reduce inventory carrying costs by upgrading its distribution, logistics and transaction processing systems (supply chain management) through, among other improvements, implementing selected information system and other projects.

         LIVESTOCK PRODUCTION SYSTEMS BUSINESS GROUP STRATEGY

         The Livestock Production Systems Business Group includes the following businesses: Swine, Beef-Feedlot, Poultry, Dairy Systems and Producer Dealer Development. Reorganized Purina will continue to adapt its Livestock Production Systems Business Group to the trends of consolidation of production and vertical integration that continue to reshape the competitive landscape of the livestock production industry.

         Feed Supply and Management Services. PMI has successfully built its sales of feed products and husbandry management services to meet the needs of livestock producers. The Livestock Production Systems Business Group will continue to build upon PMI's nutrition and husbandry technologies to enhance its position in the livestock markets, including cattle, dairy, swine and poultry.

         Joint Ventures and Strategic Alliances. Reorganized Purina will aggressively pursue strategic alliances in the Livestock Production System Business, with an initial focus on the swine business. Reorganized Purina intends to leverage its significant market share, nutritional and husbandry management expertise and strong brand name and reputation to participate with selected partners in the swine, feedlot cattle, dairy system and poultry markets.

         Mitigate Swine Business Risks. Reorganized Purina intends to manage its swine business to preserve and enhance value, explore potential strategic transactions related to the business and efficiently operate the swine business.

         MANUFACTURING STRATEGY

         Reorganized Purina intends to manufacture and deliver products and plant services at optimal cost, while meeting the needs of the marketplace and exceeding its customers' expectations. Reorganized Purina will look to implement this strategy through (a) creating dedicated plants that match cost structure and scale to market opportunities, especially in livestock production systems;
(b) consolidating regional capacity through strategic alliances; (c) increasing productivity through economies of scale and plant and product rationalization;
(d) creating local manufacturing capabilities that improve profitability by meeting local market needs; (e) optimizing private label manufacturing opportunities; and (f) pursuing selected toll manufacturing opportunities.

         ADMINISTRATIVE STRATEGY

         Reorganized Purina plans to continue the process of rationalizing its administrative and corporate operations. Reporting and accountability relationships, based on a plant or geographic focus, are being shifted to a market- focused structure based on line of business, although local market interfaces are being maintained to preserve responsiveness to local customer needs. Through the implementation of SAP enterprise resource planning software, PMI recently has eliminated its multiple geographic profit centers, each of which had its own general and administrative infrastructure, and centralized many accounting and credit functions in St. Louis. Reorganized Purina intends to implement additional reductions in corporate administration and to further reduce marketing and manufacturing overhead through (a) SAP implementation; (b) manufacturing improvements; (c) the transition to a market-focused sales force; and (d) improvements in its distribution, logistics and transaction processing systems.

         HUMAN RESOURCE STRATEGY

         The Debtors have developed certain retention and incentive programs to retain and incentivize their employees. See "Operations During the Reorganization Cases-- Commencement of Reorganization Cases and

Related Case Administration Activities -- Key Employee Retention Program" and "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements." Reorganized Purina intends to implement a compensation and incentive program to attract, retain and provide appropriate incentives for its employees focused on execution of the Business Plan. See "Reorganized Purina -- Employee Benefit Matters -- New Benefit Programs; Continuation or Termination of Existing Plans and Agreements." PMI historically has been known for its industry- leading workforce. Reorganized Purina will strive to continue this tradition by seeking out employees with exceptional knowledge, skills, education and experience required for their positions and by compensating them with a focus on rewarding productivity, returns on capital and profitability.

SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth various selected financial information for the Debtors as of and for the fiscal years ended December 31, 1996; December 31, 1997; and December 31, 1998; and the nine month periods ended September 30, 1998 and September 30, 1999. Such selected consolidated financial information should be read in conjunction with the audited and unaudited historical consolidated financial statements of the Debtors, including the notes thereto, included in Exhibit III to this Disclosure Statement.



                                                                          POST-MERGER       PRE-MERGER    PRE-MERGER
                                             PRE-MERGER     POST-MERGER    NINE MONTHS      FISCAL YEAR    FISCAL YEAR   POST-MERGER
                                            JANUARY 1 TO    MARCH 13 TO       ENDED            ENDED          ENDED      MARCH 13 TO
                                           MARCH 12, 1998 SEPT. 30, 1998  SEPT. 30, 1999  DEC. 31, 1996  DEC. 31, 1997 DEC. 31, 1998
                                              (AUDITED)     (UNAUDITED)   (UNAUDITED)      (AUDITED)      (AUDITED)     (AUDITED)

                                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS
OF OPERATIONS

REVENUES
NET SALES.............................        $214,272       $521,749       $641,246       $1,212,197     $1,128,390      $784,408
Costs and expenses:
Cost of products sold.................         171,233        413,716        514,404        1,009,714        912,984       640,359
Marketing, distribution and
   advertising.......................           17,543         47,703         68,499           84,751         87,333        73,064
General and administrative............          27,573         32,388         54,265           57,532         55,697        59,880
Amortization of intangibles...........           3,838         10,683         11,348           19,487         20,572        14,491
Research and development..............           1,376          3,247          4,457            6,982          7,166         5,429
Provision for plant closings and
   asset impairments.................               --             --         19,665           14,042          4,402            --
Provision for loss on guarantees......              --             --             --               --             --        14,175
Other income (expense) net............             109          1,646           (335)         (10,575)        (4,523)        4,470
                                              ---------      ---------      --------       ----------     ----------      --------
                                               221,672        509,383        672,303        1,181,933      1,083,631       811,868

OPERATING INCOME......................          (7,400)        12,366        (31,057)          30,264         44,759       (27,460)
Interest expense......................           6,144         26,457         39,931           35,703         32,632        39,467
                                              ---------      ---------      --------       ----------     ----------      --------

Income (loss) before income taxes.....         (13,544)       (14,091)       (70,988)          (5,439)        12,127       (66,927)
Provision (benefit) for income taxes..          (5,050)        (4,031)       (20,947)            (646)         5,193       (23,776)
                                              ---------      ---------      --------       ----------     ----------      --------

NET INCOME (LOSS).....................        $ (8,494)      $(10,060)      $(50,041)      $   (4,793)    $    6,934      $(43,151)
                                              =========      =========      ========       ==========     ==========      ========

                                                          POST-MERGER    POST-MERGER       PRE-MERGER     PRE-MERGER    POST-MERGER
                                                         SEPT. 30, 1998 SEPT. 30, 1999   DEC. 31, 1996  DEC. 31, 1997  DEC. 31, 1998
                                                          (UNAUDITED)    (UNAUDITED)        (AUDITED)     (AUDITED)      (AUDITED)

                                                                                     (Dollars in thousands)
CONSOLIDATED BALANCE
SHEETS

CURRENT ASSETS:
Cash and cash equivalents.............                      $ 28,539        $29,900         $ 25,462      $ 27,620        $ 41,446
Accounts receivable-trade, net .......                        40,502         34,293           55,816        51,208          44,105
Inventories...........................                        69,687         54,172           61,364        66,800          61,862
Prepaid expenses, deferred and
  other assets.......................                         13,586          1,825           12,859        14,692           3,785
Deferred income taxes.................                         8,746         18,233            8,563         8,746          16,428
                                                            --------        -------          -------       -------         -------

TOTAL CURRENT ASSETS..................                       161,060        138,423          164,064       169,066         167,626
Property, plant and equipment, net....                       264,096        238,852          250,600       243,718         262,791
Intangible assets, net................                       336,769        320,112          138,129       122,403         333,633
Deferred income taxes.................                            --         29,641            7,340         7,881          10,499
Notes receivable......................                        11,083          7,023           10,957        10,775           4,258
Deferred financing costs, net.........                        11,710         10,414           12,693         9,813          11,456
Other assets..........................                        24,456         28,595           22,292        19,942          25,445
                                                            --------        -------          -------       -------         -------

Total Assets..........................                      $809,174       $773,060         $606,075      $583,598        $815,708
                                                            ========       ========         ========      ========        ========

LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - other..............                      $ 42,681       $ 28,431         $ 70,913      $ 76,078        $ 50,559
Accounts payable - affiliate..........                        61,896         20,691               --            --          42,321
Customer advance payments.............                         2,575          2,874           17,474        16,503          16,870
Accrued expenses......................                        17,855         23,629           23,400        21,756          24,881
Interest payable......................                         3,345         17,686            8,038         6,771           9,861
Current portion of long-term debt.....                         6,800        630,106           23,136        19,170           7,550

TOTAL CURRENT LIABILITIES.............                       135,152        723,418          142,961       140,278         152,042
Retirement obligations................                        26.196         26,611           26,457        28,768          26,061
Accrued post retirement
  benefit costs......................                          2,012            527           36,643        37,470             458
Long-term debt........................                       540,693             --          295,956       263,119         558,547
Deferred income taxes.................                         5,043             --               --            --              --
Other liabilities.....................                           848          6,407              641           831          12,461

Common stock held by ESOP.............                            --             --           36,895        62,736              --
     Less unearned ESOP compensation                              --             --          (2,141)            --              --

Stockholders' equity:
Common stock, $0.01 par value;
  1,000 shares authorized, issued and
    outstanding.......................                            --             --               --            --              --
Additional paid-in capital............                       109,290        109,290           79,439        79,687              --
Retained deficit......................                       (10,060)       (93,192)          (9,535)      (27,192)         109,290
Accumulated other
   comprehensive income...............                            --             --           (1,241)       (2,099)        (43,151)
                                                                                            ---------     ---------       ---------

Total Stockholders' Equity............                        99,230         16,098           68,663        50,396          66,139
                                                            --------       ---------        ---------     ---------       ---------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                    $809,174       $773,060         $606,075      $583,598        $815,708
                                                            ========       =========        =========     =========       ========


--------------------


This selected consolidated financial information should be read in conjunction with the audited and unaudited historical consolidated financial statements of the Debtors, including the notes thereto, included in Exhibit III to this Disclosure Statement.

PROJECTED FINANCIAL INFORMATION

         INTRODUCTION

         As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See "Voting and Confirmation of the Plan -- Confirmation" and "-- Feasibility." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. Prior to the Petition Date, the Debtors' management developed the Debtors' Business Plan and prepared certain projections of the Debtors' operating profit, free cash flow and certain other items for the fiscal years 1999 through 2003 (the "Projection Period"). Such projections summarized below are based upon assumptions made prior to the Petition Date and have been adjusted to reflect the terms of the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

         Since the Projections were prepared, the Debtors' management has developed a budget for fiscal year 2000 (the "2000 Budget") based upon the Debtors' results of operations and financial position at December 31, 1999. The 2000 Budget was prepared as a business performance target, as distinct from the Projections, which were prepared as a long-term forecast. The 2000 Budget differs from the Projections for the year 2000 because certain different assumptions were used in constructing the 2000 Budget. These different assumptions are summarized below. See "Reorganized Purina -- Projected Financial Information -- Principal Assumptions for the 2000 Budget."

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

         The Projections and the 2000 Budget should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical consolidated financial information (including the notes and schedules thereto) included in Exhibit III to this Disclosure Statement.

         PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

         The Projections are based on, and assume the successful implementation of, the Debtors' Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors and Reorganized Purina, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Debtors or Reorganized Purina to achieve the projected results of operations. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the Debtors and Reorganized Purina and of various risks associated with the Plan.

         Although the Debtors believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors."

         THE PROJECTIONS, INCLUDING THE FISCAL YEAR 2000 FORECAST, REFLECT THE ASSUMPTION THAT THE DEBTORS' COMMENCEMENT OF THE REORGANIZATION CASES WOULD MATERIALLY DISRUPT THE OPERATIONS AND FINANCIAL PERFORMANCE OF THE DEBTORS. HOWEVER, TO DATE, THE COMMENCEMENT OF THE REORGANIZATION CASES HAS NOT RESULTED IN A MATERIAL DISRUPTION OF THE DEBTORS' OPERATIONS OR FINANCIAL PERFORMANCE. IN ADDITION, THE PROJECTIONS REFLECT THE ASSUMPTION THAT SWINE

FEED TONS SOLD BY THE DEBTORS WOULD DECLINE PRECIPITOUSLY OVER THE PROJECTION PERIOD DUE, IN PART, TO (A) THE DEBTORS' LACK OF A JOINT VENTURE OR STRATEGIC ALLIANCE LINKING THE DEBTORS' SWINE BUSINESS SEGMENT WITH AN INTEGRATED FOOD PRODUCTION SYSTEM AND (B) THE CONTINUED DEPRESSED MARKET CONDITIONS IN THE SWINE INDUSTRY. HOWEVER, TO DATE, THE ACTUAL PERFORMANCE OF THE DEBTORS' SWINE BUSINESS SEGMENT HAS EXCEEDED THE PERFORMANCE ASSUMED IN THE PROJECTIONS EVEN THOUGH THERE IS NO ASSURANCE THAT IT WILL IN THE FUTURE. THE 2000 BUDGET REFLECTS THE ASSUMPTION THAT THERE WILL NOT BE A SIGNIFICANT DECLINE IN SWINE FEED TONS SOLD DURING FISCAL YEAR 2000; HOWEVER, THERE CAN BE NO ASSURANCE THAT THIS ASSUMPTION WILL BE ACCURATE FOR DETERMINING THE ACTUAL PERFORMANCE OF THE DEBTORS' SWINE BUSINESS SEGMENT IN THE FUTURE.

         Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

                  (a) General Economic Conditions. The Projections were prepared based on assumptions that economic conditions existing at the time the Projections were prepared will last throughout the Projection Period and that the general economic climate in the United States remains relatively stable. The Projections also assume that favorable demographic trends will continue benefitting the Dealer Business and that low animal and egg prices will continue for the Livestock Production Systems Business.

                  (b) Tons Sold. Tons sold are projected to decline from approximately 4.3 million in 1999 to 3.6 million by 2003. This projected decline assumes no formal strategic relationships are consummated in the Livestock Production Systems Business (principally swine) to maintain or grow current volume levels. Tons sold are projected to be 3.7 million in 2000, 3.5 million in 2001 and 3.5 million in 2002. The Projections assume that historical growth continues in the high margin Dealer Business product lines, while the Livestock Production Systems Business product lines experience generally stable levels in Dairy and Beef-Feedlot and losses of feed volume in swine and poultry. The Debtors believe that potential joint ventures and alliances are possible in the Livestock Productions Systems Business and, if consummated, would provide potential to maintain or grow unit volumes.

                  (c) IOIC. The Projections assume that Income Over Ingredient Cost ("IOIC") per ton increases from approximately $64 in 1999 to $66 in 2000, $67 in 2001, $68 in 2002 and $69 in 2003, due principally to a shift in product mix from lower margin Livestock Production Systems Business species lines to higher margin Dealer Business product lines. Feed income declines from approximately $276 million in 1999 to $244 million in 2000, $235 million in 2001, $241 million in 2002 and $249 million in 2003 because the decline in tons sold is greater than the increase in IOIC per ton.

                  (d) Manufacturing Costs. The Projections assume that total manufacturing costs decline from approximately $114 million in 1999 to $101 million in 2000, $97 million in 2001 and 2002 and $98 million in 2003, principally due to the elimination of fixed costs associated with certain plant closures and lower overall volume levels. If tons sold are higher than projected, certain plant closures may not occur. Manufacturing cost per ton increases during the Projection Period due to a shift in product mix toward higher cost feed products (i.e., "bag" tons in the Dealer Business product lines, which also carry higher IOIC per ton). The Projections do not assume any cost savings from product rationalization or other manufacturing initiatives currently being assessed by PMI.

                  (e) Marketing, Distribution and Advertising Costs. The Projections assume that marketing, distribution and advertising costs decline from $92 million in 1999 to $85 million in 2000 and 2001, $86 million in 2002 and $87 million in 2003. Distribution costs are assumed to decline principally due to fewer tons sold and as a result of the projected decline in swine volume. Marketing costs are assumed to increase because cost savings from anticipated personnel reductions are offset by increases in ACS and other marketing and logistic expenditures. Outbound delivery program costs related to three combine centers and ten route truck systems result in additional costs of $2.5 million in 2000, increasing to $9.9 million in 2003. Field selling costs are assumed to decline due to employee headcount reductions related to productivity gains and volume loss.

                  (f) G&A Expense. The Projections assume that general and administrative expense declines from approximately $61 million in 1999 to $55 million in 2000, $50 million in 2001 and $48 million in each of 2002 and 2003, principally due to personnel reductions and slightly lower bad debt expense.

                  (g) Other Income. Other income increases are principally due to ingredient purchasing income, dealer programs, ACS royalties and outbound delivery program (i.e., logistics) initiatives.

                  (h) Other Items. The Projections assume ingredient purchasing is reintegrated into Reorganized Purina from Koch Agriculture. The one-time cost and associated working capital requirement in late fiscal 1999 and fiscal 2000 are estimated at $20 million, which includes deposits and/or letter of credit requirements. Cash losses from swine market risk are assumed to be substantially reduced in connection with rejecting certain material contracts. A reasonable estimate of the recovery expected from vitamin price fixing litigation is reflected in fiscal 2000, offset in part by bankruptcy professional fees and severance and retention agreement costs.

                  (i) Income Taxes. Projected income taxes were calculated based on expected levels of pre-tax income, giving effect to differences between book depreciation and tax depreciation. A blended state and federal tax rate of 37.75% is assumed.

                  (j) Capital Expenditures. Capital expenditures principally pertain to maintenance of feed mills, information technology and a plant expansion of the St. Joseph, Missouri mill.

                  (k) Working Capital. Receivables, inventory, payables and other working capital accounts are projected according to historical levels and seasonal changes, with the exception of trade terms on ingredient purchases, which are assumed to reflect market levels, but not additional credit terms received in fiscal 1998 and 1999 from Koch Agriculture.

                  (l) Post-Reorganization Debt. Post-reorganization debt pertains to the New Prepetition Credit Facility Notes and the Exit Financing Facility and gives effect to the assumed interest rates, scheduled amortization and projected early amortization relating thereto.

                  (m) Fresh-Start Reporting. The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the "Reorganization SOP"). The Projections have been prepared generally in accordance with the "fresh-start" reporting principles set forth in the Reorganization SOP, giving effect thereto as of March 31, 2000. The principal effects of the application of these fresh-start reporting principles are summarized below:

                           Under the Reorganization SOP, Reorganized Purina will
                  be required to record as an intangible asset the excess, if any, of its total reorganization value over the fair value of its identifiable net assets ("Reorganization Goodwill") as of the Effective Date to be amortized over a period which, in accordance with the Reorganization SOP, generally is to be substantially less than 40 years. For purposes of the Projections, it has been assumed that the leveraged net equity balance as of the Effective Date is $185 million. The Projections also assume that, after giving effect to certain eliminations in connection with the reorganization, the fair value of Reorganized Purina's fixed assets and other non-current assets will be equal to the projected net book value of such assets as of the Effective Date. Based on these assumptions, the assumed reorganization value of Reorganized Purina as of the Effective Date would exceed the assumed fair value of Reorganized Purina's tangible assets by approximately $166 million. For purposes of the Projections, such amount of Reorganization Goodwill is reflected as an intangible asset to be amortized on a straight-line basis over an assumed 5-year period.

                           The foregoing assumptions and resulting computations
                  were made solely for purposes of preparing the Projections. Reorganized Purina will be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective Date. Such determination will be based upon the fair values as of that time, which could be materially greater or lower than the values assumed in the foregoing computations and may be based on, among other things, a different methodology with respect to the valuation of Reorganized Purina's reorganization value. In all events, such valuation, as well as the determination of the fair value of Reorganized Purina's assets and the determination of its actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

                  (n) Warrant. The Projections do not include the $5.0 million that Reorganized Purina will receive if Koch Agriculture exercises its rights under the Warrant Purchase Agreement. If the Warrant is purchased by Koch Agriculture, Reorganized Purina's net cash assets would increase by $5.0 million.

         PRINCIPAL ASSUMPTIONS FOR THE 2000 BUDGET

         The 2000 Budget is based on, and assumes the successful implementation of, the Debtors' Business Plan. Both the Business Plan and the 2000 Budget reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors and Reorganized Purina, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Debtors. Therefore, although the 2000 Budget necessarily is presented with numerical specificity, the actual results achieved during the fiscal year will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the 2000 Budget or the ability of the Debtors or Reorganized Purina to achieve the projected results of operations. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the Debtors and Reorganized Purina and of various risks associated with the Plan.

         The 2000 Budget was prepared by the Debtors' management as a performance measure. In some instances the assumptions used to prepare the 2000 Budget are materially different from the assumptions used to prepare the year 2000 forecast set forth in the Projections. These material differences are summarized in "Reorganized Purina -- Projected Financial Information -- Principal Assumptions for the 2000 Budget." The material differences between the 2000 Budget and the Projections for fiscal year 2000 highlight the speculative and uncertain nature of both the 2000 Budget and the Projections and the effects of using different assumptions in the preparation of each. Unanticipated events and circumstances occurring subsequent to the preparation of the Projections and the 2000 Budget may affect the actual financial results of Reorganized Purina. Therefore, the actual results achieved throughout the periods covered by the Projections and the 2000 Budget will vary from the projected and budgeted results. These variations may be material and adverse. See "Reorganized Purina -- Projected Financial Information."

         Although the Debtors believe that the assumptions underlying the 2000 Budget, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the 2000 Budget will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the 2000 Budget. See "Risk Factors."

         The assumptions used by Debtors' management in preparing the Projections for fiscal year 2000 and the 2000 Budget are similar in many respects; however, the following sets forth the material differences in the assumptions used to prepare the 2000 Budget and the assumptions used to prepare the Projections (see "Reorganized Purina -- Projected Financial Information -- Principal Assumptions for the Projections" for information relating to the material assumptions used to prepare the Projections):

                  (a) Tons Sold. The 2000 Budget reflects an increase of 400,000 tons over the 3.7 million tons reflected in the Projections for the year 2000. This increase reflects an assumption that the Debtors and the Reorganized Debtors will maintain a higher volume of swine and dairy feed volume throughout fiscal 2000 based on economic conditions and results of operations in the fourth quarter of 1999. The 2000 Budget also reflects the assumption that the Debtors and the Reorganized Debtors will maintain direct ownership of certain numbers of swine throughout fiscal year 2000, which, in the Projections, are assumed to be sold in mid-2000. As noted in the Projections, the Debtors believe that opportunities exist for potential joint ventures and alliances in the Livestock Production Systems Business, including the swine area.

                  (b) IOIC. The 2000 Budget assumes an increase of over $2 to approximately $68 in IOIC per ton as compared to the Projections for the year 2000. This increase is principally due to the assumption of a more significant shift in product mix to higher value products that have a higher margin than assumed in the Projections. The increase in IOIC per ton and the 400,000 increase in tons sold results in a $35 million increase in feed income in the 2000 Budget in comparison to the feed income for fiscal year 2000 contained in the Projections.

                  (c) Manufacturing Costs. The 2000 Budget reflects an increase in manufacturing costs associated with the manufacture of the additional 400,000 tons sold and the additional costs associated with reintegration of the ingredient purchasing function being transitioned from Koch Agriculture to the Debtors by January 2000. As a result of the assumed increase in volume, fewer plant closures are assumed in the 2000 Budget as compared to the assumptions underlying the Projections.

                  (d) Other Costs and Expenses. Other costs and expenses identified in the 2000 Budget (including marketing, distribution and advertising costs and general and administrative expenses) are higher than the amounts utilized in the Projections due to the assumed increase in tons manufactured and sold, as well as an assumed increase in costs associated with upgrades to the Debtors' information systems.

                  (e) Other Items. The Projections contain a reasonable estimate of a recovery during fiscal 2000 from the vitamin price fixing litigation. The 2000 Budget does not reflect a recovery from such litigation, and also excludes certain restructuring items related to "fresh start" accounting. See Notes to the 2000 Budget.

         PROJECTIONS

         The projected consolidated financial statements of the Reorganized Debtors set forth below have been prepared based on the assumption that the Effective Date is March 31, 2000. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually will occur.

         The Reorganized Purina and Subsidiaries Projected Consolidated Balance Sheet as of March 31, 2000 (the "Effective Date Balance Sheet") set forth below presents: (a) the projected consolidated financial position of the Reorganized Debtors prior to Confirmation and the consummation of the transactions contemplated by the Plan; (b) the projected adjustments to such projected consolidated financial position required to reflect Confirmation and the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (c) the projected consolidated financial position of the Reorganized Debtors, after giving effect to the Balance Sheet Adjustments, as of March 31, 2000. The Balance Sheet Adjustments set forth in the columns captioned "Debt Discharge" and "Fresh Start and Other Adjustments" reflect the assumed effects of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Effective Date Balance Sheet.

         The Reorganized Purina and Subsidiaries Projected Consolidated Balance Sheets as of the end of fiscal years 2000 through 2003 set forth below present the projected consolidated financial position of the Reorganized Debtors, after giving effect to Confirmation and the consummation of the transactions contemplated by the Plan, as of the Effective Date and the end of each fiscal year in the Projection Period.

         The Debtors and Reorganized Purina and Subsidiaries Projected Consolidated Statements of Operations and Projected Consolidated Statements of Cash Flows set forth below present the projected consolidated results of operations for the year ending March 31, 2000 and for each fiscal year included in the Projection Period.

               THE DEBTORS AND REORGANIZED PURINA AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET

                                 March 31, 2000
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                 Confirmation Adjustments                      Projected
                                                                 ------------------------        -------------------------------
                                                    Projected                      Fresh Start      Post-
                                                Preconfirmation       Debt          and Other    Confirmation
                                                   Balances        Discharge      Adjustments      Balances                Notes
                                                   --------        ---------      -----------      --------                -----
ASSETS
Cash                                               $  74,425       ($ 55,371)      ($  5,884)      $  13,170                (1)
Accounts Receivable                                   32,546            --              --            32,546
Inventories - Animals                                 10,553            --              --            10,553
Inventories - Other                                   42,602            --              --            42,602
Deferred Tax Asset                                    18,347            --           (18,347)           --                  (2)
Other Current Assets                                  16,035          (7,500)                          8,535               (1)(3)
                                                   ---------        ---------       ---------      ---------
                         TOTAL CURRENT ASSETS        194,507         (62,871)        (24,231)        107,405

Net PP&E                                             211,558         211,558
Reorg. Value in Excess of Identifiable Assets           --              --           165,722         165,722                (4)
Intangible Assets (Net)                              316,597            --          (316,597)           --                  (4)
Other Assets                                          46,542         (10,500)                         36,042                (5)
                                                   ---------        ---------       ---------       --------

                                 TOTAL ASSETS      $ 769,204       ($ 73,371)      ($175,106)      $ 520,727
                                                   =========       =========       =========       =========

LIABILITIES
Accounts Payable (Post petition)                      20,000            --              --            20,000
Customer Advance Payments                              6,758            --              --             6,758
Other Current Liabilities                             26,334            --            (5,884)         20,450                (1)
                                                   ---------       ---------       ---------       ---------

                    TOTAL CURRENT LIABILITIES         53,092            --            (5,884)         47,208

Deferred Tax Liability                                  --            46,466         (18,347)         28,119                (2)
Other Liabilities                                     35,400            --              --            35,400

LONG TERM DEBT
Exit Financing Facility                                 --              --              --              --                  (6)
DIP Financing                                           --              --              --              --                  (1)
Senior Debt (Inc. Revolver)                          278,021         (53,021)           --           225,000                (1)
                                                   ---------       ---------       ---------       ---------

                         TOTAL LONG TERM DEBT        278,021         (53,021)           --           225,000

                  TOTAL LONG TERM LIABILITIES        313,421          (6,556)        (18,347)        288,519

LIABILITIES SUBJECT TO COMPROMISE
Accounts Payable (Pre-petition)                       47,765         (47,765)           --              --                  (7)
Interest Payable on Sr. Sub.-Debt                     19,598         (19,598)           --              --                  (8)
Sr. Subordinated Debt                                350,000        (350,000)           --              --                  (8)
                                                   ---------       ---------       ---------       ---------
                                                     417,363        (417,363)           --              --

                            TOTAL LIABILITIES      $ 783,876       ($423,919)        (24,231)      $ 335,727

Common Stock/Paid in Capital                         169,290            --            15,710         185,000                (4)
Retained Earnings (Deficit)                         (183,962)        350,547        (166,585)              0                (4)
                                                   ---------       ---------       ---------       ---------
Total Stockholders Equity                            (14,672)        350,547        (150,875)        185,000                (4)

                 TOTAL LIABILITIES AND EQUITY      $ 769,204       ($ 73,371)      ($175,106)      $ 520,727
                                                   =========       =========       =========       =========


         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized Purina -- Projected Financial Information" and the consolidated historical financial information included in Exhibit III to this Disclosure Statement. Refer to the Notes to Reorganized Purina and Subsidiaries Projected Consolidated Balance Sheet set forth below for additional information with respect to certain numbers identified above.

---------

   NOTES TO REORGANIZED PURINA AND SUBSIDIARIES PROJECTED CONSOLIDATED BALANCE
                                     SHEET:

(1) The proceeds of Koch Agriculture's capital contribution to PM Holdings of $60.0 million will be applied to fund emergence payments of approximately $5.9 million (relating to Fee Claims of bankruptcy professionals, KERP Program payments and commitment fees on the Exit Financing Facility), pay the Bank Loan Paydown Amount to the Participating Bank Loan Claim Holders and pay any Undistributed Paydown Amount to holders of Bank Loan Claims on the Effective Date.
(2) Other Current Assets are assumed to decline by $7.5 million from a return of deposits with vendors expected to be replaced with letters of credit issued under the Exit Financing Facility. Cash deposits returned to the Debtors are expected to be used as general working capital available at the Effective Date.
(3) In connection with the deconsolidation of PM Holdings, the Deferred Tax Asset is expected to be materially reduced prior to Confirmation. As a result of debt discharge income, a $46 million Deferred Tax Liability is expected to be created, with the remaining Deferred Tax Asset of approximately $18 million reclassified to offset the Deferred Tax Liability account.
(4) Estimated "fresh start" accounting adjustments reflect a leveraged equity value of $185.0 million. For illustrative purposes, all of the book intangible asset value is eliminated and reflected in Reorganization Value in Excess of Identifiable Assets.
(5) Approximately $10.5 million of deferred financing costs presently reflected in Other Assets is expected to be eliminated in connection with the Plan and the discharge of debts thereunder.
(6) This item reflects the Exit Financing Facility of $50.0 million. No borrowings are projected on the Effective Date; however, letter of credit balances of approximately $20.0 million are projected.
(7) Estimated prepetition trade payables are assumed to be converted to equity in Reorganized Purina in connection with the Plan. Approximately $9.85 million of prepetition payables are assumed to be paid in cash, based on the estimated participation in the convenience class (i.e., Class 2 under the Plan), estimated reclamation claims and the Koch Agriculture Transition Settlement Payment.
(8) The principal and accrued interest on the Old Senior Subordinated Notes will be exchanged for equity in Reorganized Purina in connection with the Plan.

               THE DEBTORS AND REORGANIZED PURINA AND SUBSIDIARIES
                      PROJECTED CONSOLIDATED BALANCE SHEET

                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                         Fiscal Year Ended December 31,

                                                              2000             2001             2002            2003
                                                              ----             ----             ----            ----
ASSETS
Cash                                                         $ 47,825         $ 45,735        $ 34,731         $ 45,315
Accounts Receivable                                            32,074           30,821          30,626           30,771
Total Inventories                                              42,114           40,965          41,324           42,195
Deferred Tax Asset                                                 --               --              --               --
Other Current Assets                                            8,570            8,570           8,570            8,570
                                                             --------         --------        --------         --------
  Total Current Assets                                        130,583          126,090         115,250          126,850

Net PP&E                                                      201,581          189,511         177,312          164,869
Reorg. Value in Excess of Identifiable  Assets                140,864          107,719          74,575           41,431
Intangible Assets (Net)                                            --               --              --               --
Other Assets                                                   36,042           36,042          36,042           36,042
                                                             --------         --------        --------         --------

TOTAL ASSETS                                                 $509,069         $459,363        $403,179         $369,192
                                                             ========         ========        ========         ========

LIABILITIES
Accounts Payable                                               53,556           51,206          51,655           52,743
Customer Advance Payments                                      10,809           10,809          10,809           10,809
Current Portion of LTD                                             --               --              --               --
Interest Payable on Sr. Sub.                                       --               --              --               --
Other Current Liabilities                                      21,550           21,550          19,800           19,800
                                                             --------         --------        --------         --------
  Total Current Liabilities                                    85,914           83,564          82,263           83,352

Deferred Tax Liability                                         29,899           27,125          22,119           17,449
Other Liabilities                                              35,400           35,400          35,400           35,400


LONG TERM DEBT
Exit Financing Facility                                            --               --              --               --
DIP Financing                                                      --               --              --               --
                                                             --------         --------        --------         --------
Senior Debt (Inc. Revolver)                                   191,500          176,830         149,938          134,938
Sr. Subordinated Debt                                              --               --              --               --
Total Long Term Debt                                          191,500          176,830         149,938          134,938

TOTAL LIABILITIES                                            $342,713         $322,919        $289,720         $271,139

Common Stock/Paid in Capital                                  185,000          185,000         185,000          185,000
Retained Earnings (Deficit)                                   (18,644)         (48,556)        (71,541)         (86,947)
                                                             --------         --------        --------         --------
Total Stockholders' Equity                                    166,356          136,444         113,459           98,053

TOTAL LIABILITIES AND EQUITY                                 $509,069         $459,363        $403,179         $369,192
                                                             ========         ========        ========         ========


         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized Purina -- Projected Financial Information" and the consolidated historical financial information included in Exhibit III to this Disclosure Statement.

               THE DEBTORS AND REORGANIZED PURINA AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                      Pre-Effective Date, Debtors                     Reorganized Purina
                                      ----------------------------  ------------------------------------------------------
                                       Fiscal        Jan.1, 2000-   April 1, 2000-  Fiscal    Fiscal     Fiscal     Fiscal
                                        1999        March 31, 2000  Dec. 31, 2000    2000      2001       2002       2003
                                        ----        --------------  -------------    ----      ----       ----       ----
Tons Sold                               4,324.5           973.8        2,719.8     3,693.6   3,496.1    3,520.8    3,594.6

IOIC/Ton                                 $63.73          $65.62         $66.10      $65.98    $67.27     $68.33     $69.27
                                       --------        --------       --------    --------  --------   --------   --------

Feed IOIC                              $275,612         $63,903       $179,788    $243,691  $235,186   $240,572   $249,010

Non-Feed Income                          23,838           4,446         13,199      17,645    16,887     16,828     16,874
                                       --------        --------       --------    --------  --------   --------   --------

Total IOIC                              299,450          68,349        192,987     261,336   252,074    257,400    265,884

Manufacturing Costs                     111,422          26,624         74,206     100,830    96,647     96,890     97,685
                                       --------        --------       --------    --------  --------   --------   --------

Gross Margin                           $188,028         $41,725       $118,781    $160,506  $155,427   $160,509   $168,199

Operating Costs
    Marketing, Distribution and
       Advertising                       91,477          22,187         62,362      84,549    84,716     86,327     86,628
    General and Administrative           61,449          13,750         40,989      54,738    50,042     48,154     48,058
    Research and Development              5,978           1,632          4,397       6,029     5,530      5,530      5,530
    Other (Income) Expense               (4,003)         (1,755)        (5,002)     (6,758)  (10,503)   (14,192)   (18,395)
    Amortization Expense                 15,126              --             --          --        --         --         --
                                       --------        --------       --------    --------  --------   --------   --------
        Total Operating Costs           170,027          35,814        102,745     138,559   129,785    125,819    121,821

Operating Income Before Swine Market
  Losses & Restructuring Costs          $18,001          $5,911        $16,036     $21,947   $25,641    $34,690    $46,378

Swine Market (Losses) Income            (16,221)           (625)        (1,875)     (2,500)    2,792        298     (2,266)
Restructuring/One Time Costs            (43,224)        (76,667)         12,162    (64,505)   (3,810)      (432)      (432)
Debt Discharge                               --         350,547             --     350,547        --         --         --
Fresh Start Valuation Charge                 --        (150,875)            --    (150,875)       --         --         --
Interest Expense                         48,910           6,780         15,974      22,755    18,952     17,789     14,707
Reorganization Goodwill Amortization         --              --         24,858      24,858    33,144     33,144     33,144
Income Tax Expense (Benefit)            (25,377)             --          4,134       4,134     2,439      6,607     11,235
                                       --------        --------       --------    --------  --------   --------   --------

Net Income                             ($64,977)       $121,511       ($18,644)   $102,867  ($29,913)  ($22,985)  ($15,406)
                                       ========        ========       ========    ========  ========   ========   ========

    The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized Purina -- Projected Financial Information" and the consolidated historical financial information included in Exhibit III to this Disclosure Statement.

               THE DEBTORS AND REORGANIZED PURINA AND SUBSIDIARIES
                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                 Pre-Effective Date, Debtors
                                                                 ---------------------------

                                                                   Fiscal    Jan.1, 2000-
                                                                    1999    March 31, 2000
                                                                    ----    --------------
OPERATING ACTIVITIES
Net Income (Loss)                                                ($ 64,977)   $ 121,511
Fresh Start Valuation Change                                          --        150,875
Debt Discharge Income                                                 --       (350,547)
Adjustments to Net Income
Depreciation/Amortization                                           45,800        7,967
Loss (Gain) on Sale of Invest./Write-Offs                           19,411       22,917
Changes in Accounts Receivable                                       9,425        2,134
Change in Inventories                                                2,993        5,714
Change in Deferred Tax Assets                                      (26,587)      39,654
Change in Other Current Assets                                      (4,750)           1
Changes in Other Assets & Intan. Amort                              (6,124)        --
Change in Accounts Payable                                         (13,685)     (21,280)
Change in Customer Advance Payments                                 (6,061)      (4,051)
Change in Sr. Sub. Notes (Interest &
  Eliminations)                                                      9,737         --
Change in Other Current Liabilities                                  3,776       (8,207)
Change in Deferred Tax Liability                                      --          1,780
Change in Other Liabilities                                         (3,580)        --
Other/Reorganization Goodwill
  Amortization                                                      (1,255)        --
                                                                 ---------    ---------

NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES                                             ($ 35,877)   ($ 33,313)
INVESTING ACTIVITIES
Purchase of Property, Plant & Equipment (20,980)                    (7,141)     (21,424)
Proceeds from Sale of Property, Plant &
  Equipment                                                          1,571         --
                                                                 ---------    ---------

NET CASH PROVIDED (USED) IN
INVESTING ACTIVITIES                                             ($ 19,409)   ($  7,141)
FINANCING ACTIVITIES
Proceeds from Revolving Credit Facility                             67,471       (1,701)
Proceeds (Repayment) of Sr. Term Loan -                             (5,250)      (1,770)
  Tranche A
Proceeds (Repayment) of Sr. Term Loan -                               (225)     (49,550)
  Tranche B
Proceeds (Repayment) of Sub. Debt                                     --           --
Other                                                                  (62)      60,000
                                                                 ---------    ---------

NET CASH PROVIDED (USED) BY
FINANCING ACTIVITIES                                             $  61,934    $   6,979
                                                                 ---------    ---------

NET CASH PROVIDED (USED)                                         $   6,648    ($ 33,475)
                                                                 =========    =========

                                                                        Reorganized Purina
                                                 ----------------------------------------------------------------

                                                 April 1, 2000-   Fiscal      Fiscal       Fiscal       Fiscal
                                                 Dec. 31, 2000     2000        2001         2002         2003
                                                 -------------     ----        ----         ----         ----

OPERATING ACTIVITIES
Net Income (Loss)                                  ($ 18,644)   $ 102,867    ($ 29,913)   ($ 22,985)   ($ 15,406)
Fresh Start Valuation Change                            --        150,875         --           --           --
Debt Discharge Income                                   --       (350,547)        --           --           --
Adjustments to Net Income
Depreciation/Amortization                             23,901       31,868       31,254       32,589       30,828
Loss (Gain) on Sale of Invest./Write-Offs               --         22,917         --           --           --
Changes in Accounts Receivable                           472        2,606        1,253          195         (146)
Change in Inventories                                 11,040       16,755        1,150         (359)        (871)
Change in Deferred Tax Assets                           --         39,654         --           --           --
Change in Other Current Assets                           (35)         (35)        --           --           --
Changes in Other Assets & Intan. Amort                  --           --           --           --           --
Change in Accounts Payable                            33,556       12,276       (2,350)         449        1,088
Change in Customer Advance Payments                    4,051         --           --           --           --
Change in Sr. Sub. Notes (Interest &
  Eliminations)                                         --           --           --           --           --
Change in Other Current Liabilities                    1,099       (7,107)        --         (1,750)        --
Change in Deferred Tax Liability                       1,780       (2,774)      (5,006)      (4,670)
Change in Other Liabilities                             --           --           --           --           --
Other/Reorganization Goodwill
  Amortization                                        24,858       24,858       33,144       33,144       33,144
                                                   ---------    ---------    ---------    ---------    ---------

NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES                               $  82,079    $  48,766    $  31,765    $  36,278    $  43,969
INVESTING ACTIVITIES
Purchase of Property, Plant & Equipment (20,980)     (28,565)     (19,185)     (20,390)     (18,385)
Proceeds from Sale of Property, Plant &
  Equipment                                            7,500        7,500         --           --           --
                                                   ---------    ---------    ---------    ---------    ---------

NET CASH PROVIDED (USED) IN
INVESTING ACTIVITIES                               ($ 13,924)   ($ 21,065)   ($ 19,185)   ($ 20,390)   ($ 18,385)
FINANCING ACTIVITIES
Proceeds from Revolving Credit Facility                 --         (1,701)        --           --           --
Proceeds (Repayment) of Sr. Term Loan -                 --         (1,770)      (8,000)     (17,062)     (15,000)
  Tranche A
Proceeds (Repayment) of Sr. Term Loan -              (33,500)     (83,050)      (6,670)      (9,830)        --
  Tranche B
Proceeds (Repayment) of Sub. Debt                       --           --           --           --           --
Other                                                   --         60,000         --           --           --
                                                   ---------    ---------    ---------    ---------    ---------

NET CASH PROVIDED (USED) BY
FINANCING ACTIVITIES                               ($ 33,500)   ($ 26,521)   ($ 14,670)   ($ 26,892)   ($ 15,000)
                                                   ---------    ---------    ---------    ---------    ---------

NET CASH PROVIDED (USED)                           $  34,655    $   1,180    ($  2,090)   ($ 11,004)   $  10,584
                                                   =========    =========    =========    =========    =========


         The Projections should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized Purina -- Projected Financial Information" and the consolidated historical financial information included in Exhibit III to this Disclosure Statement.

         2000 BUDGET

         The Debtors and Reorganized Purina and Subsidiaries 2000 Budget set forth below presents management's consolidated budgeted results for the fiscal year ending December 31, 2000.


               THE DEBTORS AND REORGANIZED PURINA AND SUBSIDIARIES
                                   2000 BUDGET



Tons Sold                                4,076.6

IOIC/Ton                               $   68.41
                                       ---------

Feed IOIC                              $ 278,885

Non-Feed Income                           20,718
                                       ---------

Total IOIC                               299,603

Manufacturing Costs                      115,677
                                       ---------

Gross Margin                           $ 183,925
Operating Costs
      Marketing, Distribution and
          Advertising                     88,065
      General and Administrative          60,420
      Research and Development             6,289
      Other (Income) Expense              (8,216)
      Amortization Expense                 3,777
                                       ---------
             Total Operating Costs       150,335

Operating Income Before Swine Market
        Losses & Restructuring Costs   $  33,590

Swine Market (Losses) Income              (2,500)
Restructuring/One Time Costs              21,631 (1)
Debt Discharge                              --   (2)
Fresh Start Valuation Charge                --   (2)
Interest Expense                          22,755
Reorganization Goodwill Amortization      24,858
Income Tax Expense (Benefit)               4,134
                                       ---------

Net Income                             ($ 42,288)
                                       =========

         The 2000 Budget should be read only in conjunction with the assumptions, qualifications and explanations set forth under "Reorganized Purina -- Projected Financial Information -- Principal Assumptions for the 2000 Budget," and "-- Principal Assumptions for the Projections" and the consolidated historical financial information included in Exhibit III to this Disclosure Statement.
------------------------

(1) Restructuring/One Time Costs for the 2000 Budget exclude (a) any costs or write-offs related to plant closings, (b) any proceeds from the Vitamin Settlement, (c) any gains on losses from the sale of animal inventory and (d) any charge for the write-down of deferred tax assets as a result of the PMI Merger.
(2) The 2000 Budget excludes Debt Discharge income and the Fresh Start Valuation Charge.

MANAGEMENT

         CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF PMI

         The following table sets forth certain information concerning the directors and executive officers of PMI as of February 16, 2000. As of the Effective Date, Reorganized Purina's Board of Directors will be comprised of individuals to be identified prior to the Confirmation Hearing. See "Reorganized Purina -- Management -- Reorganized Purina Board of Directors." The Debtors contemplate that the executive officers will continue to serve in such capacities with PM Holdings after the PMI Merger and with Reorganized Purina after the Effective Date.

         NAME                           AGE         POSITION
         ----                           ---         --------

         James M. Dumler                39          Director
         Timothy A. Durkin              48          Director
         Richard E. Knudson             49          Director
         Brad J. Kerbs                  52          President and Chief Executive Officer
         David R. Hoogmoed              42          Executive Vice President, Livestock Production Systems
                                                    Business Group
         Darrell D. Swank               36          Executive Vice President and Chief Financial Officer
         David G. Kabbes                37          Executive Vice President, Secretary and General Counsel
         James R. Emanuelson            41          Executive Vice President and Chief Information Officer
         Bradley D. Schu                41          Executive Vice President, Dealer Business Group
         Rick L. Bowen                  47          Executive Vice President, Operations
         Delbert G. Meinz               52          Vice President, Treasurer and Controller

Mr. Dumler has been a Director of PMI since March 1999. From April 1999 through February 2000, he also served as part of the three-member Office of the Chief Executive Officer of PMI. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management." Prior thereto, he was Executive Vice President, Corporate Finance for Koch Industries. He joined Koch Industries in 1989 and has served in various management positions, including Vice President, Chemicals Group and CFO Gas Liquids Group.

Mr. Durkin is Director, Corporate Services & Projects for Koch Industries and has been a Director of PMI since March 1999. From April 1999 through February 2000, he also served as part of the three-member Office of the Chief Executive Officer of PMI. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management." He joined Koch Industries in 1982 and has served in various operating and marketing capacities, including several operating Vice President roles and President of the former Minerals Division.

Mr. Knudson has been a Director of PMI since March 1999 and is the sole director and President of PM Holdings. From April 1999 through February 2000, he also served as part of the three-member Office of the Chief Executive Officer of PMI. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management." Previously, he was Group Controller for Koch Industries Agriculture Group. He joined Koch Industries in 1980 and has held various financial management positions, including Assistant Controller for Koch Industries and Group Controller for Koch Refining, Koch Energy and Koch Chemical.

Mr. Kerbs has been President of PMI since August 1999 and Chief Executive Officer of PMI since February 2000. From August 1999 through February 2000, he acted as PMIs' Chief Operating Officer. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management." Previously, he was Executive Vice President of PMI beginning in August 1998. He joined PMI in 1969 and has served in various operational, administrative, marketing and management positions.

Mr. Hoogmoed has been PMI's Executive Vice President, Livestock Production Systems Business Group since February 2000. From August 1999 through February 2000, he was Senior Vice President, Livestock Production Systems at PMI. He joined PMI in 1979 and previously has served in various positions, including District Manager, Division Sales Manager, Regional Director of Sales and Marketing; Area General Manager; Central Region Vice President; and, most recently, Vice President, Swine Operations.

Mr. Swank has been Chief Financial Officer of PMI since April 1998 and an Executive Vice President of PMI since February 2000. In those roles, he currently leads PMI's integrated Finance, Control/Tax and Risk Management Business

Capability Group. Prior to his appointment as Chief Financial Officer of PMI, he was Chief Financial Officer of Koch Agriculture, a position he held since January 1997. Before joining Koch Agriculture, he was a management consultant with Deloitte Consulting, L.L.C.

Mr. Kabbes joined PMI as General Counsel and Secretary in March 1999. He has been an Executive Vice President of PMI since February 2000. In these roles, he currently has responsibility for PMI's integrated Human Resources, Legal and Public Relations Business Capability Group. Prior to joining PMI, he was an attorney for Koch Industries. Prior to joining Koch Industries in July 1997, he was a partner in the Chicago, Illinois law firm of Schiff Hardin & Waite.

Mr. Emanuelson joined PMI in July 1998 and has been PMI's Chief Information Officer since August 1999 and an Executive Vice President of PMI since February 2000. In these roles, he currently is responsible for PMI's Information Technology organization. Prior to joining PMI, he was employed by Compaq Computer Corporation for seven years, where he held various positions, including Director of Corporate Manufacturing Systems.

Mr. Schu has been a Vice President of PMI since August 1998 and became PMI's Executive Vice President, Dealer Business Group in February 2000. He joined PMI in 1980 and has served in various positions, including field sales; sales management; Director, Retail Specialty Business Group; and Vice President, National Dealer Sales.

Mr. Bowen has been a Vice President of PMI since October 1995 and became PMI's Executive Vice President, Operations in February 2000. He joined PMI in 1984 and has served in various positions, including Manager Financial Services; District Manager; Division Sales Manager; Region Director of Pricing; Area General Manager; and Vice President, Dairy Operations.

Mr. Meinz has been Vice President, Treasurer and Controller of PMI since August 1998. He joined PMI in February 1988 as Director of Taxes and was promoted to Controller in September 1993.

There are no family relationships between any of the above-named executive officers and directors

         EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation paid or payable by the Debtors to the President and Chief Executive Officer and the other four most highly compensated executive officers of PMI as of December 31, 1999.


                                                                                     ANNUAL COMPENSATION
                                                                             ------------------------------------
                                                                                                    ANNUAL
                                                                                                   INCENTIVE
                                                                                  SALARY            BONUS(1)
                     NAME AND PRINCIPAL POSITION                                   ($)                ($)
-------------------------------------------------------------------------    ----------------   -----------------
James M. Dumler, Director(2)(3)                                                  100,000            100,000
Timothy A. Durkin, Director(2)(3)                                                100,000            100,000
Richard E. Knudson, Director(2)(3)                                               100,000            100,000
Brad J. Kerbs, President and Chief Executive Officer (2)(4)                      180,000             80,000
Darrell D. Swank, Executive Vice President and Chief Financial                   180,000            120,000
Officer(4)
James R. Emanuelson, Executive Vice President and Chief Information              175,000             75,000
Officer (4)
David G. Kabbes, Executive Vice President, Secretary and General                 160,000             50,000
Counsel(4)

----------------------

(1) Amounts shown represent bonuses earned during the 1999 calendar year, which will be paid during the first quarter of 2000.

(2) From April 1999 through February 2000, Messrs. Dumler, Durkin and Knudson jointly served in the three-member Office of the Chief Executive Officer. As of February 4, 2000, (a) the three-member Office of the Chief Executive Officer was eliminated and (b) Mr. Kerbs became President and Chief Executive Officer of PMI. See "Certain Events Preceding the

         Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management." As of March 1, 2000, Messrs. Dumler, Durkin and Knudson will no longer be employees of PMI and will no longer earn a salary; however, they will continue to serve as members of PMI's Board of Directors through the Effective Date without additional compensation. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

(3) Messrs. Dumler, Durkin and Knudson also received salaries (including temporary cost of living adjustments) of $178,250, $150,000 and $162,000, respectively, from Koch Industries.

(4) Although the annual compensation shown is for fiscal year 1999, the job titles of the named executive officers reflect promotions each received in February 2000. See "Reorganized Purina-- Management-- Current Executive Officers and Directors of PMI."

         REORGANIZED PURINA BOARD OF DIRECTORS

         Under the DGCL, the business and affairs of Reorganized Purina will be managed under the direction of the Board of Directors of Reorganized Purina.

         As of the Effective Date, the initial Board of Directors of Reorganized Purina will consist of five members. The identity of the initial directors will be disclosed in a Filing with the Bankruptcy Court as soon as the information is available, but in any event no later than ten days prior to the deadline to object to Confirmation of the Plan.

         The Amended Certificate and the Amended By-Laws will provide that the size of the Board of Directors will be established from time to time only (a) by an affirmative vote of a majority of the total number of directors that Reorganized Purina would have if there were no vacancies on the Board of Directors or (b) by the affirmative vote of the holders of a majority of the voting stock, voting together as a single class, except as may be provided in any designation containing the express terms of preferred stock to be issued pursuant to resolution of the Board of Directors (a "Preferred Stock Designation"); provided, however, that the number of directors shall not be less than five nor more than nine except as may be provided in any Preferred Stock Designation. When so fixed, such number shall continue to be the authorized number of directors until changed by the stockholders or directors.

         Except as provided otherwise in any Preferred Stock Designation, directors may be elected by the stockholders (a) at an annual meeting of stockholders or (b) if no annual meeting is held or if an annual meeting is held but directors are not elected, at a special meeting of stockholders called for that purpose. Neither the holding of a special meeting of stockholders nor the election of directors at a special meeting of stockholders will, by itself, shorten the term of any incumbent director. Except as may be provided in any Preferred Stock Designation, any vacancy that occurs on the Board of Directors, including any vacancy that results from an increase in the number of directors and any vacancy that results from death, resignation, disqualification, removal or other cause, may be filled only (i) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director or (ii) by the affirmative vote of the stockholders after a vote to increase the number of directors at a meeting called for that purpose. Any director elected to fill a vacancy created by the death, resignation, disqualification or removal of an incumbent director will hold office for the remainder of the term of such incumbent directors.

         Pursuant to the Amended By-Laws, no annual meeting of stockholders will be held in 2000. The first annual meeting of the stockholders of Reorganized Purina following the Effective Date will be held in 2001 at such time and on such Business Day as Reorganized Purina's Board of Directors determines.

         BOARD COMMITTEES

         The Amended By-Laws provide that Reorganized Purina's Board of Directors may establish an Executive Committee or any other committees as it may from time to time determine are necessary. The Debtors contemplate that the Board of Directors may establish an Executive Committee and will establish an Audit Committee and a Compensation Committee as of or promptly after the Effective Date. The composition of such committees has not been determined, but the membership of the Audit Committee will be comprised of at least three independent directors, and the Debtors expect that the members of the Compensation Committee will be non-employee directors. Under the Amended By-Laws, a committee will possess and may exercise all of the power and authority granted to it by the Board of Directors consistent with the DGCL, provided that such committees may not fill vacancies among the directors or any committee thereof.

         If Reorganized Purina's Board of Directors establishes an Executive Committee, such committee will possess and may exercise, subject to the control and direction of the Board of Directors, all the powers of the Board of Directors in the management and control of the business of Reorganized Purina, regardless of whether such powers are specifically conferred by the Amended By-Laws; provided, however, that the Executive Committee will have no right to (a) approve a merger or consolidation of Reorganized Purina with or into any other entity or any other material business combination transaction involving Reorganized Purina or any of its significant subsidiaries, (b) authorize the sale of all or substantially all of the assets of Reorganized Purina or (c) fill any vacancies on the Executive Committee or the Board of Directors.

         The Audit Committee, in accordance with a charter to be adopted prior to the Effective Date, is expected to review: (a) the professional services to be provided by Reorganized Purina's independent auditors and the independence of such firm from management of Reorganized Purina; (b) the scope of the audit by Reorganized Purina's independent auditors; (c) the annual financial statements of Reorganized Purina; (d) Reorganized Purina's systems of internal accounting controls; and (e) such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Reorganized Purina as it may find appropriate or as may be brought to its attention.

         The Compensation Committee is expected to: (a) review executive salaries; (b) administer the bonus, incentive compensation and equity incentive plans of Reorganized Purina; and (c) approve the salaries and other benefits of the executive officers of Reorganized Purina. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Programs and Agreements" and " -- New Benefit Programs; Continuation or Termination of Existing Plans and Agreements." In addition, the Compensation Committee is expected to advise and consult with Reorganized Purina's management regarding pension and other benefit plans and compensation policies and practices of Reorganized Purina.

         DIRECTOR NOMINATION PROCEDURES

         The Amended By-Laws provide that nominations for election of directors, except as may be otherwise provided in any Preferred Stock Designation, will be made at a meeting of stockholders by or at the direction of the Board of Directors of Reorganized Purina, or by any stockholder who has complied with the applicable nomination procedures contained in the Amended By-Laws. The Amended By-Laws require that a stockholder's notice of intent to nominate candidates for election as directors must be delivered to or mailed and received at the principal executive offices of Reorganized Purina, in the case of a special meeting, at the time of the request for the meeting, or, in the case of an annual meeting, not less than 60 days, nor more than 90 days, prior to (a) the date of the first annual meeting following the Effective Date or (b) with respect to subsequent annual meetings, the date on which Reorganized Purina first mailed its proxy materials for the prior year's annual meeting of stockholders; provided, however, that, if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year's annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth calendar day following the day on which public disclosure of the date of the annual meeting was made. The Amended By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses; proof that such stockholder is entitled to vote at such meeting; the class and number of shares of Reorganized Purina owned or beneficially owned by such stockholder and the stockholder's nominees; any agreements between the relevant parties pursuant to which the nomination is to be made; such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder; and the consent of each nominee to serve as a director of Reorganized Purina, if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

         DIRECTOR COMPENSATION

         Commencing on the Effective Date, each non-employee director of Reorganized Purina will be paid such compensation as is determined by the Debtors and the Creditor's Committee, which compensation will be disclosed in a Filing with the Bankruptcy Court no later than ten days prior to the Confirmation Hearing.

         All directors also will be entitled to participate in the Equity Incentive Plan. See "Reorganized Purina -- Employee Benefit Matters -- New Benefit Programs; Continuation or Termination of Existing Plans and Agreements."

EMPLOYEE BENEFIT MATTERS

         EXISTING BENEFIT PLANS AND AGREEMENTS

         On the Petition Date, the Debtors' employees participated in various retirement and welfare plans administered by Koch Industries, subject to reimbursement to Koch Industries by the Debtors for the cost of such participation. Effective January 1, 2000, the Debtors ceased participating in all of the Koch Industries' benefit plans and adopted new stand-alone plans, which are sponsored and administered by PMI. The following discussion summarizes the principal terms of the old Koch Industries plans and current plans effective January 1, 2000. With certain limited exceptions, PMI is providing and Reorganized Purina will continue to provide after the Effective Date substantially similar benefit plans to those previously provided by Koch Industries. See "Reorganized Purina -- Employee Benefit Matters -- New Benefit Programs; Continuation or Termination of Existing Plans and Agreements" for a description of (a) new benefit plans that will be adopted and (b) existing benefit plans that will be terminated, in each case as of or following the Effective Date.

         Savings Plans. Prior to January 1, 2000, the Debtors' employees were eligible to make before-tax and after-tax contributions to a 401(k) plan sponsored by Koch Industries. The Debtors' employees received matching contributions (up to 3% of pay) on these contributions. The Debtors reimbursed Koch Industries for the matching contributions. Employees who were employed by PMI prior to the 1998 Merger also maintained vested account balances under another qualified defined contribution plan, which is sponsored by Koch Industries. No additional contributions are being made to this plan. However, the account balances in this pre-1998 Merger plan continue to be credited with earnings and losses based on selected plan investments.

         The Debtors ceased participating in these plans on December 31, 1999. The Debtors established a new 401(k) plan effective January 1, 2000 under which their employees are eligible to make before-tax and after-tax contributions. The Debtors will make matching contributions (up to 6% of pay) to the new plan. The new plan will accept transfers of assets and liabilities from Koch Industries' savings plans.

         Pension Plans. Prior to January 1, 2000, the Debtors' non-union employees participated in the Koch Industries, Inc. Employees Pension Plan (the "Koch Industries Pension Plan"), a defined benefit pension plan sponsored by Koch Industries. The Koch Industries Pension Plan provided benefits based on a formula that takes into account service and final average pay. The Debtors reimbursed Koch Industries for the cost of these benefits. The Debtors ceased participating in the Koch Industries Pension Plan on December 31, 1999.

         Certain union employees of the Debtors participate in the Purina Mills, Inc. Retirement Plan for Production Employees (the "Purina Pension Plan"), a defined benefit pension plan sponsored by PMI. Benefits under the Purina Pension Plan are based on a formula that takes into account service and final average pay. PMI, Reorganized Purina and the other Reorganized Debtors intend to continue sponsoring the Purina Pension Plan from and after the Effective Date. In conjunction with this sponsorship, PMI, Reorganized Purina and the other Reorganized Debtors intend to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the"Internal Revenue Code"), relating to the Purina Pension Plan (as in effect from time to time), including by satisfying the minimum funding standards and paying all required premiums to the Pension Benefit Guaranty Corporation (the "PBGC").

         Certain of the Koch Entities also have established and maintained the following pension plans for the benefit of other groups of employees: the Koch Gateway Pipeline Employees Retirement Plan, the Koch Nitrogen Company Employees' Pension Plan, the Koch Refining Company Pension Plan, the Retirement Plan for Employees of Delhi Gas Pipeline Corporation and the C Reiss Coal Company Hourly Employees' Pension Plans (collectively, the "Koch Entities Pension Plans"). The Debtors have never contributed to any of the Koch Entities Pension Plans, nor have any of the Debtors' employees ever participated in the Koch Entities Pension Plans.

         The Koch Industries Pension Plan, the Purina Pension Plan and the Koch Entities Pension Plans (collectively, the "Qualified Pension Plans") are all defined benefit pension plans that (a) are covered by Title IV of ERISA and (b) are subject to the minimum funding standards of ERISA and the Internal Revenue Code. The Koch Entities and the PMI Entities are considered to be members of the same "controlled group" of corporations for purposes of ERISA and the Internal Revenue Code and thus are jointly and severally liable for (i) any funding deficiency or unpaid PBGC premiums with respect to any of the Qualified Pension Plans and (ii) any unfunded benefit liabilities if any of the Qualified Pension Plans are terminated, either by the plan sponsor or by the PBGC. The PBGC and the Qualified Pension Plans retain the right to seek available remedies under applicable law against the Koch Entities and the PMI Entities. Pursuant to the Koch Indemnity Agreement, Koch Industries has agreed to indemnify the Reorganized Debtors with respect to all such liabilities relating to the Koch Industries Pension Plan and the Koch Entities Pension Plans and the Reorganized Debtors have agreed to indemnify the Koch Entities with respect to all such liabilities relating to the Purina Pension Plan.

         Certain executives whose benefits under the Koch Industries Pension Plan were limited due to Internal Revenue Code limitations also participated in a non-qualified supplemental retirement plan sponsored by Koch Industries. These benefits were paid by Koch Industries. The Debtors reimbursed Koch Industries for these payments. The Debtors ceased participating in this plan on December 31, 1999.

         Finally, other union employees of the Debtors participate in a multi-employer pension plan. Prior to January 1, 2000, Koch Industries made contributions to this plan on behalf of the covered employees. PMI reimbursed Koch Industries for these contributions. PMI began making these contributions directly to the multi-employer pension plan on January 1, 2000. Pursuant to the Koch Indemnity Agreement, the Reorganized Debtors have agreed to indemnify the Koch Entities with respect to any possible liabilities under Title IV of ERISA relating to such plan.

         Frozen Non-Qualified Retirement Plans and Separation Agreements or Arrangements. Certain executives of PMI are entitled to receive (or are actually receiving) retirement benefits under a frozen, non-qualified supplemental defined benefit pension plan, a frozen, non-qualified supplemental deferred compensation plan or certain individual termination agreements or arrangements, all of which are sponsored by PMI. Prior to the Petition Date, benefits under these plans, agreements and arrangements were paid by Koch Industries, and PMI reimbursed Koch Industries for the costs of these benefits. As of December 31, 1998, the projected benefit obligations under the supplemental defined benefit plan and the individual agreements and arrangements were $3.2 million, and the amount owed to current and former employees under the non-qualified deferred compensation was $315,000. THE DEBTORS WILL TERMINATE THESE PLANS, AGREEMENTS AND ARRANGEMENTS, WHICH WILL GIVE RISE TO GENERAL UNSECURED CLAIMS AGAINST THE DEBTORS BY THE PARTICIPANTS IN THESE PLANS, AGREEMENTS AND ARRANGEMENTS, SUBJECT TO TREATMENT IN CLASS 2 OR CLASS 5 UNDER THE PLAN.

         The CAP Plan. Prior to 1994, certain executives of the Debtors elected to defer certain bonuses under the CAP Plan. Executives who made such deferrals are entitled to receive retirement and death benefits under the CAP Plan. Prior to the Petition Date, benefits under the CAP Plan were paid by Koch Industries, and PMI reimbursed Koch Industries for the cost of these benefits. As of December 31, 1998, the projected benefit obligations under the CAP Plan were $22.3 million. As of September 30, 1999, the present value of all future benefit obligations under the CAP Plan was calculated as ranging from $19.7 million to $23.2 million (depending on the interest rate and retirement age used in the calculations). As of September 30, 1999, the annual benefit payments under the CAP Plan amounted to $1.0 million.

         To assist PMI in meeting its obligations under the CAP Plan, PMI purchased corporate-owned life insurance ("COLI") on the lives of CAP Plan participants. PMI pays the annual premiums on these policies in the amount of $1.2 million. The COLI policies are held in an irrevocable grantor trust. Under the terms of the trust, the trust assets are required to be held by the trustee for the benefit of PMI's creditors in the event of PMI's insolvency. The gross cash surrender value of the COLI policies as of September 30, 1999 was approximately $14.0 million.

         In connection with the 1998 Merger, PMI believes that Koch Agriculture agreed to maintain the CAP Plan and pay benefits thereunder following the 1998 Merger and to pay the premiums on the COLI policies. Koch Agriculture disputes PMI's contention with respect to these issues. The Plan provides that the Debtors will Reinstate their obligations to pay benefits to participants under the CAP Plan after the Effective Date. Further, consistent with the terms of the November Settlement, the Debtors have obtained authority to continue to pay benefits under the CAP Plan prior to the Effective Date, either from the assets of the COLI trust or from the Debtors' general assets. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Payment of Obligations Under the CAP Plan."

         Health and Welfare Benefits. Prior to January 1, 2000, the Debtors' employees participated in health and welfare plans sponsored by Koch Industries. The Debtors reimbursed Koch Industries for the cost of these benefits. The Debtors ceased participating in these plans on December 31, 1999 and established similar stand-alone plans effective January 1, 2000.

         In addition, PMI sponsors two "voluntary welfare benefits administration" ("VEBA") trusts, which are used to pay the claims under a self-insured medical plan and a self-insured long-term disability plan, both of which were frozen effective May 31, 1998. As of September 30, 1999, the VEBA trusts contained assets of approximately $760,000. PMI is exploring all options with respect to the VEBA trusts and reserves the right to continue, amend or terminate the trusts.

         Retiree Medical Benefits. PMI retirees meeting certain age and service requirements are eligible for retiree medical benefits. In connection with the November Settlement and as incorporated into the Plan, Koch Industries agreed to continue to provide retiree medical benefits for pre-2000 retirees through the completion of three-year transition period under the 1998 Merger, subject to reimbursement by PMI of up to $150,000. Post-1999 retirees will be offered retiree medical benefits, at the retirees' expense, under the stand-alone PMI medical plan.

         Retiree Life Insurance Benefits. On the Petition Date, certain former employees of the Debtors were receiving life insurance coverage under various term insurance contracts, the premiums of which were being paid by the Debtors. The Reorganized Debtors will continue to be obligated to pay these retiree benefits from and after the Effective Date to the extent required by section 1114(a) of the Bankruptcy Code. See "General Information Concerning the Plan -- Legal Effects of the Plan -- Continuation of Certain Employee and Retiree Benefits."

         Key Employee Retention Program. PMI adopted the KERP Program in September 1999. The KERP Program was designed to attract, retain and provide incentives to directors and key employees during PMI's financial and business restructuring. The KERP Program has been essential to the Debtors' ability to meet these goals during the Reorganization Cases. The Debtors believe that the KERP Program will continue to be critical to the ability of Reorganized Purina to attract and retain key employees following the Effective Date. The Debtors have obtained authority to continue and implement the KERP Program, subject to certain modifications. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employees Retention Program." The KERP Program, as modified, includes the following four principal components:

         (a) RETENTION/STAY BONUSES. The KERP Program authorizes the payment of retention bonuses to approximately 190 key employees. Executive level employees are not eligible for this bonus. The amount of each bonus generally is based on a percentage of base salary. Depending on the classification of an employee, a specified percentage of the retention bonus is earned on one, two or four specified dates between the period from December 31, 1999 and December 31, 2000. Employees must be employed on these "earn-in" dates (or be terminated without cause prior to such dates) to receive payment of a retention bonus. Retention bonuses are projected not to exceed $4.4 million in the aggregate.

         (b) ANNUAL INCENTIVE PAYMENTS. The KERP Program revised the financial forecasts and targets of PMI's annual incentive program for 1999. Approximately 250 employees were eligible for annual incentive payments in 1999. As revised, employees were eligible for target incentive payments depending on the attainment of specified revised company and individual goals. These goals were modified to reflect the impact of PMI's reorganization. For example, under the revised program, (i) employees were eligible to earn the individual component of the their annual incentive payments whether or not PMI's goals are met and (ii) PMI's target adjusted EBITDA was lowered for 1999. The Debtors estimate that the amount of such payments, which will become payable beginning on March 1, 2000, will not exceed $3.6 million. Reorganized Purina's annual incentive plan for fiscal year 2000 is being developed by the Debtors in consultation with the Creditors' Committee.

         (c) EMERGENCE BONUS. Under the KERP Program, 47 key employees in top management positions are eligible to receive emergence bonuses based primarily upon PMI's successful reorganization.

                  - Of this group, 17 members of senior management, including the former members of the Office of the Chief Executive Officer (collectively, the "Tier 1 Employees"), will be paid a bonus upon the Effective Date (or earlier if the Tier 1 Employees leave the Debtors' employment for good reason or are terminated without good cause) equal to each employee's designated pro rata share of $1.6 million in cash and 90,000 shares of New Common Stock. The New Common Stock issued as emergence bonuses to Tier 1 Employees will be subject to a lock-up agreement under which the Tier 1 Employees will be prevented in most cases from selling their shares of New Common Stock for a six-month period following the Effective Date.

                  - The emergence bonus for each of the remaining employees will be paid in cash based on a percentage of base salary, ranging from 10% to 31%. Half of this amount will be paid on March 31, 2000 and half will be paid on the date that is six months after the Effective Date. The Debtors estimate that, if all of these employees earn and receive their emergence payments, the aggregate amount of such payments would be approximately $900,000.

         (d) SPECIAL PROJECT BONUS. The KERP Program incorporates PMI's previously-adopted special project bonus program. Under this program, individuals are provided bonuses for the timely, efficient and effective completion of special projects. The Debtors estimate that the maximum amount to be paid under the special project bonus program, if all special project bonuses are earned, is approximately $670,000 (including approximately $114,000 in long-term incentive payments to employees implementing the SAP enterprise resource planning software system).

         Severance Pay Plan. PMI adopted a formal Severance Pay Plan, which became effective on November 1, 1999. The formal plan implemented PMI's unwritten prepetition severance pay policy. The Severance Pay Plan was designed


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to attract, retain and provide incentives to employees during PMI's financial and business restructuring. The Severance Pay Plan will continue to be critical to the ability of Reorganized Purina to attract and retain employees following the Effective Date. The Severance Pay Plan covers all employees of PMI and Reorganized Purina. Under the Severance Pay Plan, Reorganized Purina has the discretion to pay severance benefits to employees who are involuntarily terminated without cause. In general, severance pay will be paid in the amount of one week's pay for each year of service, plus an additional $1,000. PMI and Reorganized Purina retain the right to increase or decrease the amount of these payments. The Debtors paid approximately $2.6 million in severance pay for the period from July 1, 1999 through December 31, 1999. The Debtors have obtained authority to continue the Severance Pay Plan and to pay severance benefits under the Severance Pay Plan to all employees terminated from and after the Petition Date. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employee Retention Program."

         Employment Agreements. PMI has entered into employment agreements with 26 senior executives and has sought authority from the Bankruptcy Court to assume each of these agreements. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employee Retention Program."

         The employment agreements for 21 of these senior executives are substantially identical (collectively, the "Senior Executive Agreements"). These executives will serve Reorganized Purina under their respective Senior Executive Agreements for an initial period of two years from September 1999, with an automatic yearly extension thereafter, unless the employer or the executive has given written notice of termination not less than 90 days prior to the yearly renewal date. The Senior Executive Agreements set forth (a) the executive's compensation and benefits, (b) the executive's obligations not to compete for the term of the agreement plus one year (if the termination is not in connection with a "triggering event") or two years (if the termination is in connection with a triggering event) unless the executive terminated his employment for good reason or the employer terminates the executive for good cause and (c) the executive's right to receive severance payments if the agreement is terminated. For purposes of the Senior Executive Agreements, triggering events include a change in control or the insolvency of PMI. The Debtors' chapter 11 Filings constitute a triggering event under the Senior Executive Agreements. If an executive is terminated by PMI without good cause and not in connection with a triggering event, the executive will receive a severance payment in the amount of the executive's annual base salary. If an executive is terminated by PMI without good cause or terminates his employment for good reason and, in either case, in connection with a triggering event, the executive will receive a severance payment in the amount of either one or two times the executive's annual base salary (depending on the position of the executive), plus either one or two times the amount of the executive's larger annual incentive bonus for the past two years. However, severance payments under the Senior Executive Agreements will not exceed the limits contained in section 280G of the Internal Revenue Code. Finally, if an executive's employment is terminated in connection with a triggering event and the executive becomes entitled to severance pay under the applicable Senior Executive Agreement, PMI will either continue the executive's medical and dental benefits or pay the executive for equivalent medical and dental coverage until the earlier of (i) one or two years from the date of termination (depending on the position of the executive) or (ii) the date such coverage is replaced by new coverage obtained by the executive or the executive's spouse. By orders dated December 15, 1999 and January 18, 2000, PMI has obtained approval for the assumption of all of the Senior Executive Agreements. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employee Retention Program."

         The prepetition employment agreement with Mr. Swank, Executive Vice President and Chief Financial Officer of PMI (the "Prepetition Swank Agreement"), was entered into on July 1, 1999 and contains terms substantially similar to those described above, except as follows: (a) the original term of the agreement is for three years; (b) Mr. Swank agreed that he will not voluntarily terminate his employment during the original term of the agreement without good reason (or for certain other specified reasons); (c) the agreement provides for specified bonus payments, which will be paid if Mr. Swank remains employed, if he terminates employment for good reason or if he is terminated without good cause; (d) Mr. Swank may terminate his employment and receive severance pay if there is a change in the composition of PMI's current Board of Directors initiated by Koch Industries; (e) in certain circumstances, the amount of severance pay can be as much as three times annual base pay, plus three times the amount of the executive's annual bonus (subject to the limitation imposed by section 280G of the Internal Revenue Code); and (f) the non-compete provision only applies for one year. Koch Industries has guaranteed all of PMI's monetary obligations under Section 4 of the Swank Agreement. In connection with certain agreements between the Creditors' Committee, Koch Industries and Mr. Swank, the Debtors obtained an order of the Bankruptcy Court dated February 16, 2000 (i) terminating the Prepetition Swank Agreement and releasing all of Mr. Swank's claims thereunder against the Debtors or their Estates; (ii) authorizing the Debtors to enter into a new employment agreement with Mr. Swank (the "New Swank Agreement"), which will contain terms substantially identical in form and substance to the Senior Executive Agreements, and pay a signing bonus of $350,000 to


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



Mr. Swank upon execution of the New Swank Agreement; and (iii) terminating a guarantee of all monetary obligations under Section 4 of the Prepetition Swank Agreement by Koch Industries and releasing all claims thereunder in exchange for a settlement payment from Koch Industries to Mr. Swank in the amount of $350,000. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employee Retention Program."

         A separate agreement has been executed with respect to PMI's employment of Dr. Danny Williams as Director of Beef Research (the "Williams Agreement"). The term of the Williams Agreement commenced on October 25, 1999 and will continue for a period of 15 months or until the earlier termination of Dr. Williams' employment with PMI. The Williams Agreement provides that, during the term of the Williams Agreement and for one year following the termination thereof, Dr. Williams is prohibited from (a) competing with PMI in the United States, (b) attempting to induce any employee of PMI to leave the employment of PMI or (c) hiring any PMI employee. In addition, if Dr. Williams voluntarily terminates his employment with PMI or is terminated without cause, PMI will pay Dr. Williams a severance payment equal to 1.25 times the sum of his annual base salary, plus his established bonus. PMI has obtained approval for the assumption of the Williams Agreement. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employee Retention Program."

         In October 1999, PMI entered into employment agreements with Messrs. Dumler, Durkin and Knudson in their capacity as members of the Office of the Chief Executive Officer (collectively, the "OCEO Agreements"). The OCEO Agreements provide that these executives will receive an annual salary of $250,000, of which $100,000 has been paid by PMI and the remainder has been paid by Koch Industries, and is eligible for annual incentive payments and emergence bonuses under the KERP Program. The OCEO Agreements also set forth each executive's right to receive severance pay in the amount of $350,000 if (a) the executive's employment with PMI is terminated without cause and the executive is not offered a position with the Koch Entities that is equivalent to or better than the position previously held by the executive prior to his assuming responsibilities at PMI or (b) the executive terminates his employment with PMI and accepts a position with the Koch Entities that is equivalent to or better than the position previously held by the executive prior to assuming responsibilities at PMI and, within two years thereafter, the executive's employment is terminated either (i) by the Koch Entities without cause or (ii) voluntarily by the executive as a result of a reduction in his role with or compensation from the Koch Entities.

         In accordance with certain agreements with the Creditors' Committee and the Bank Group, PMI determined not to pursue its request for authority to assume the OCEO Agreements and instead obtained an order of the Bankruptcy Court dated January 18, 2000 under which, among other things, (a) the OCEO Agreements were rejected as of March 1, 2000 (the "OCEO Rejection Date"); (b) as of the OCEO Rejection Date, Messrs. Dumler, Durkin and Knudson will each be entitled to (i) a cash severance payment equal to $250,000 and (ii) an Allowed General Unsecured Claim of $100,000; (c) Messrs. Dumler, Durkin and Knudson will continue to serve as members of PMI's Board of Directors through the Effective Date without additional compensation and may perform additional services for the Debtors on a consulting basis; and (d) notwithstanding the rejection of the OCEO Agreements prior to Confirmation, Messrs. Dumler, Durkin and Knudson will be entitled to their emergence bonuses and other payments under the KERP Program on the terms described above. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Key Employee Retention Program." As of February 4, 2000, the three- member Office of the Chief Executive Officer was eliminated, and Messrs. Dumler, Durkin and Knudson no longer serve in that capacity. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Changes in Board of Directors and Management."

         Shadow Stock Plan. Certain key employees of the Debtors participate in a shadow stock plan sponsored by Koch Industries. Employees are granted units of shadow stock that vest over a five year period. The employees receive the value of the vested units (based on the difference in the value of per share earnings from the date of grant to the date of surrender) upon termination of employment or a voluntary surrender of the vested units. As of September 1999, the estimated value of these vested units was approximately $140,000. The participation of PMI's employees in the shadow stock plan was terminated on January 1, 2000. Koch Industries has agreed to add one year of vesting service for the PMI employees participating in the shadow stock plan and to pay the vested amounts thereunder (inclusive of 1999 earnings of Koch Industries).

         NEW BENEFIT PROGRAMS; CONTINUATION OR TERMINATION OF EXISTING PLANS AND AGREEMENTS

         General. One of the key elements of Reorganized Purina's Business Plan is a compensation and benefit program designed to attract, retain and provide incentives to directors, officers and key employees for Reorganized Purina and to


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



provide such persons appropriate incentives and rewards for superior performance. Except as described below, Reorganized Purina expects to continue all of its current employee benefit plans or replace such plans with similar plans.

         Frozen Non-Qualified Retirement Plans and Separation Agreements and Arrangements. As described above, the Debtors have determined to terminate their supplemental executive retirement plan, the other frozen, non-qualified deferred compensation plan and the retirement benefits under the individual separation agreements as of the Effective Date. The termination of these plans, agreements and arrangements will give rise to General Unsecured Claims against the Debtors by the participants in these plans, agreements and arrangements, which will be treated in Class 2 or Class 5 under the Plan. The present value of any claim asserted with respect to the monthly retirement benefits due under these plans or the individual separation agreements or arrangements will be calculated using the "applicable interest rate" and "applicable mortality table" specified in section 417(e) of the Internal Revenue Code. These terminations have no effect on the CAP Plan.

         Retiree Life Insurance Coverage. As described above, the Debtors will continue paying retiree life insurance benefits for certain former employees from and after the Effective Date to the extent required by section 1114 of the Bankruptcy Code.

         In addition, the following new benefit plan will be implemented on the Effective Date:

         Equity Incentive Plan. As of the Effective Date, Reorganized Purina will implement the Equity Incentive Plan to attract, retain and motivate key employees following the Effective Date. The Equity Incentive Plan in many respects will replace certain elements of the KERP Program as Reorganized Purina's long-term incentive and retention arrangement. It currently is anticipated that other elements of the KERP Program, such as the annual incentive program and the special project bonus plan would continue after the Effective Date. Reorganized Purina's Board of Directors (or a committee thereof) will determine the awards to be granted under the Equity Incentive Plan. The Equity Incentive Plan will provide for grants of stock options or warrants, restricted stock, deferred shares and other typical equity incentive awards to the employees and members of the Board of Directors of Reorganized Purina. A total of 1 million shares of New Common Stock will be available for issuance in satisfaction of awards under the Equity Incentive Plan, of which grants for certain shares will be made by Reorganized Purina's new Board of Directors, or a Committee thereof, within 45 days after the Effective Date.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

         In addition to the provisions relating to Reorganized Purina's Board of Directors described above (see "Reorganized Purina -- Management -- Reorganized Purina Board of Directors"), the Amended Certificate and Amended By-Laws will provide, in general, that: (a) stockholder action can be taken by written consent or at an annual or special meeting of stockholders; (b) except as directed below, special meetings of stockholders may be called for any proper purpose or purposes, including the election of directors, by (i) the Chairman of the Board, (ii) the President, (iii) a majority of the Board of Directors, (iv) any person or persons holding at least 25% of all shares outstanding and entitled to vote at such meeting or (v) holders of shares that are entitled to call a special meeting of the stockholders by virtue of any Preferred Stock Designation for the purposes provided in the terms of such Preferred Stock Designation; (c) written notice of every meeting of the stockholders, stating the time, place and purposes for which the meeting is called, must be given by or at the direction of the President, a Vice President, the Secretary or an Assistant Secretary to each stockholder of record; and (d) the Board of Directors may postpone, for up to 30 days, any previously scheduled annual or special meeting of stockholders. The Amended By-Laws also will require that a stockholder desiring to bring any business before any meeting of stockholders, including the nomination of any candidate to Reorganized Purina's Board of Directors, must deliver written notice thereof to the Secretary of Reorganized Purina, in the case of a special meeting, at the time of the request for the meeting or, in the case of an annual meeting, not less than 60 days nor more than 90 days, prior to the date on which Reorganized Purina first mailed its proxy materials for the prior year's annual meeting of stockholders; provided, however, that, if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year's annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth calendar day following the day on which public disclosure of the date of the annual meeting was made. The Amended By-Laws will further require that the notice by the stockholder set forth a description in reasonable detail of the business to be brought before the meeting, the reasons for conducting such business at the meeting, certain information concerning the stockholder proposing such business and the beneficial owners, if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of Reorganized Purina that are owned beneficially and of record by each of them and any material interest of any of them in the business proposed to be brought before the meeting.



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         Under applicable provisions of Delaware law, stockholder approval is required, with certain limited exceptions, to adopt amendments to a company's certificate of incorporation. The Amended Certificate and Amended By-Laws provide that the provisions relating to stockholder actions by written consent; the time and place of stockholder meetings (including the postponement of any such meeting); who may call a special meeting of stockholders; the order of business at stockholder meetings; the number, nomination, election and term of directors on the Board of Directors; the authority of directors to fill vacancies on the Board of Directors; and the removal of directors by stockholders may not be amended, altered, superseded or repealed in any respect without the affirmative vote of the holders of at least a majority of the voting stock of Reorganized Purina, voting together as a single class; provided, however, that these provisions will not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to the Amended Certificate or Amended By-Laws.

         In addition to the matters discussed above, the DGCL contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of Reorganized Purina. All information set forth below regarding the DGCL is necessarily general in nature and reference should be made to the DGCL for more specific, detailed information.

         Section 203 of the DGCL (the "Business Combination Statute") regulates the process by which a person or group may acquire control of a Delaware corporation and will apply to Reorganized Purina. Under the Business Combination Statute, any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "Interested Stockholder") is prohibited from engaging in a wide range of transactions ("Business Combinations") with the corporation for a period of three years following the date the person became an Interested Stockholder, unless:

         (a) prior to the date the person became an Interested Stockholder, the board of directors approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

         (b) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, that person owned at least 85% of the corporation's voting stock, excluding certain shares owned by corporate insiders and shares issued after the transaction commenced; or

         (c) the Business Combination is approved by the corporation's board of directors and authorized by the affirmative vote of holders of 662/3% of the outstanding voting stock that is not owned by the Interested Stockholder.

         Certain provisions of the Amended Certificate and the Amended By-Laws relating to the issuance of preferred stock, stockholder proposals and stockholder nominations of persons to the Board of Directors of Reorganized Purina and the provisions of the Share Purchase Rights Agreement described under "Securities to Be Issued Pursuant to the Plan -- Share Purchase Rights Agreement," together with applicable Delaware state law, may discourage or make more difficult the acquisition of control of Reorganized Purina by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are intended to discourage, or may have the effect of discouraging, certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Reorganized Purina first to negotiate with Reorganized Purina. The management of the Debtors believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for numerous other publicly-held companies, provide benefits by enhancing Reorganized Purina's potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Reorganized Purina, which outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, management of the Debtors believes that such takeover-related measures aid in protecting stockholders from takeover bids that the directors of such companies have determined to be inadequate. While there necessarily can be no assurance in this regard, the management of the Debtors also believes that the foregoing measures are not likely to have a material impact on market prices for New Common Stock in circumstances other than those described above in light of, among other factors, the existence of generally comparable measures in effect for other publicly-held companies and management's belief that market prices will be influenced most significantly by Reorganized Purina's actual results of operations, general market and economic conditions and other traditional determinants of stock market prices, rather than takeover-related measures and other corporate governance provisions.



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INDEMNITY ARRANGEMENTS

         EXISTING INDEMNIFICATION OBLIGATIONS

         The DGCL permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful. Each indemnification must be authorized by a majority of disinterested directors or by the stockholders. Unless a court determines that a person is fairly and reasonably entitled to indemnification, however, a person may not be indemnified with respect to any claim resulting in the person being adjudged liable to the corporation.

         The DGCL requires a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding or in defense of any issue therein. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, contingent upon the person's commitment to repay advances for expenses against which the person is not ultimately entitled to be indemnified.

         The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation's by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. In addition, the DGCL provides that a corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss. This insurance may provide benefits regardless of whether the corporation has the power to indemnify under the DGCL.

         PMI's existing by-laws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

         In October 1999, PMI entered into indemnification agreements with each of its directors and certain executive officers. The indemnification agreements provide for, among other things, (a) the indemnification of the indemnitees by PMI for conduct in the capacities described above; (b) the advancement of attorneys' fees and other expenses; and (c) the establishment, upon approval by PMI's Board of Directors at its option, of trusts or other funding mechanisms to fund PMI's indemnification obligations thereunder.

         TREATMENT OF EXISTING INDEMNIFICATION OBLIGATIONS UNDER THE PLAN

         Under the Plan and subject to the provisions described below and in
Section V.E.1.c of the Plan, the obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees as of or following the Petition Date by reason of such person's prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. The obligations of each Debtor or Reorganized Debtor to indemnify any person who, as of the Petition Date, was no longer serving as a director, officer or employee of such Debtor or Reorganized Debtor, which indemnity obligation arose by reason of such person's prior service in any such capacity or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of the Plan. The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees as of or following the Petition Date for actions by such person solely in their capacity as a director, officer or employee of any of the Koch


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Entities will be treated as provided in the preceding sentence. In all other respects, the Debtors' indemnity obligations to such person will be as specified in the first two sentences of this paragraph.

         NEW INDEMNIFICATION ARRANGEMENTS

         The Amended By-Laws provide for the indemnification of any present or former director, officer, other employee or agent of Reorganized Purina against certain expenses related to any proceeding or defense of any issue therein to the fullest extent permitted or required by Delaware law. In addition, the Amended By-Laws provide for the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, contingent upon the person's commitment to repay all advances against which the person ultimately is not entitled to be indemnified.

         If a claim for indemnification is not paid in full by Reorganized Purina within 60 days after a written claim has been received by Reorganized Purina, except in the case of a claim for an advancement of expenses, in which case the applicable period will be 20 days, the director, officer, other employee or agent seeking indemnification may, at any time thereafter, bring suit against Reorganized Purina to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit by Reorganized Purina to recover an advancement of expenses, the director, officer, other employee or agent also will be entitled to be reimbursed for the expense of prosecuting or defending such suit.

         The Amended By-Laws provide that Reorganized Purina may maintain insurance, at its expense, to protect itself and any director, officer, other employee or agent of Reorganized Purina or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Reorganized Purina would have the power to indemnify such person against such expense, liability or loss under Delaware law.

         Reorganized Purina will enter into indemnification agreements, effective as of the Effective Date, with each of its directors and officers and each of the directors and officers of the Reorganized PMI Subsidiary Debtors who are not parties to the existing indemnification agreements entered into in October 1999 and described above. The indemnification agreements will provide for, among other things, (a) the indemnification of the indemnitees by Reorganized Purina for conduct in the capacities described above; (b) the advancement of attorneys' fees and other expenses; and (c) the establishment, upon approval by Reorganized Purina's Board of Directors at its option, of trusts or other funding mechanisms to fund Reorganized Purina's indemnification obligations thereunder.


                  SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

REORGANIZATION VALUE

         The Debtors have been advised by Houlihan Lokey with respect to the reorganization equity value of the Reorganized Debtors. The reorganization equity value, which includes the Debtors' operating businesses, the $60.0 million contribution to the capital of PM Holdings on the Effective Date by Koch Agriculture, the expected present value of certain non-operating assets and the estimated debt balances at and beyond the Effective Date, was estimated by Houlihan Lokey to be approximately $185 million as of an assumed Effective Date of March 31, 2000. Because it is unknown whether Koch Agriculture will exercise the Warrant, this value assumes that the Warrant is not purchased or exercised by Koch Agriculture. If the Warrant is purchased by Koch Agriculture, Reorganized Purina's net cash assets would increase by $5.0 million. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Projections and the 2000 Budget. In addition, the reorganization equity value reflects the payment by Reorganized Purina of the Koch Industries Transition Settlement Payment, the Koch Supplemental Transition Agreement Claims and the Bank Loan Paydown Amount (including any Undistributed Paydown Amount) and the Reinstatement by Reorganized Purina of all obligations under the CAP Plan.

         Based on the assumed reorganization equity value set forth above, assuming the Warrant is not exercised, the value of the 9,910,000 shares of New Common Stock to be issued to the holders of Allowed Claims in Class 5 under the Plan and 90,000 shares of New Common Stock to be issued to certain Reorganized Purina employees, if earned, pursuant to the KERP Program is estimated to be approximately $18.50 per share. The foregoing valuations also reflect a number of assumptions, including a successful reorganization of the Debtors' businesses and finances in a timely manner, the forecasts reflected in the Projections, the performance targets established by the 2000 Budget, the utilization of projected operating losses to offset certain one-time gains, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.


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         In preparing the estimated reorganization equity value, Houlihan Lokey:
(a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and assisted in developing financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of the Debtors; (e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan Lokey believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating businesses; (g) visited certain of the Debtors' facilities and dealers; and (h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as Houlihan Lokey deemed appropriate. Although Houlihan Lokey conducted a review and analysis of the Debtors' businesses, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (ii) publicly available information. In addition, Houlihan Lokey did not independently verify the assumptions underlying the Projections or the 2000 Budget in connection with such valuation. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization equity value prepared by Houlihan Lokey assume that the Reorganized Debtors continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Houlihan Lokey nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Houlihan Lokey's valuation analysis as of the Effective Date may differ from that disclosed herein.

         In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan Lokey's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

         Furthermore, in the event that the actual distributions to Claim holders in Class 5 differ from those assumed by the Debtors in their recovery analysis or Koch Agriculture purchases the Warrant, the actual recoveries realized by holders of Claims in that Class could be significantly higher or lower than estimated by the Debtors.

NEW COMMON STOCK

         As of the Effective Date, Reorganized Purina will be authorized to issue 20,000,000 shares, par value $0.01, of New Common Stock, of which (a) 9,910,000 shares will be distributed to holders of Allowed Unsecured Claims in Class 5, including Koch Agriculture; (b) up to 90,000 shares will be issued under the KERP Program; and (c) 1 million shares will be reserved for issuance under the Equity Incentive Plan, of which grants for certain shares will be made by Reorganized Purina's new Board of Directors, or a Committee thereof, within 45 days after the Effective Date. If the Warrant is exercised, shares constituting up to 10% of total shares of New Common Stock outstanding as of the Effective Date, on a fully diluted basis, would be purchased by Koch Agriculture. In addition, in connection with their retention as financial advisors to the Debtors and the Creditors' Committee, respectively, Houlihan Lokey and Chanin may convert


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the Financial Advisor Notes they will receive as compensation in a maximum aggregate amount of approximately $1.96 million (which includes accrued interest) into up to approximately 100,000 shares of New Common Stock, depending upon the value ascribed to the shares of New Common Stock by the Bankruptcy Court at Confirmation. Such amounts will be reduced to the extent that commencement of the Confirmation Hearing occurs after March 16, 2000. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Retention of Financial Advisors."

         The holders of New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. See "Distributions Under the Plan -- Disputed Claims; Reserve and Estimations" and
Section VI.E.2.a.ii of the Plan for provisions regarding voting of New Common Stock held in the Unsecured Claims Reserve. Holders of New Common Stock will be entitled to receive ratably such dividends as may be declared by Reorganized Purina's Board of Directors out of funds legally available for payment of dividends. However, Reorganized Purina does not presently anticipate that dividends will be paid on New Common Stock in the foreseeable future. See "Risk Factors -- Dividend Policies; Restrictions on Payment of Dividends." In the event of a liquidation, dissolution or winding up of Reorganized Purina, holders of New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock of Reorganized Purina. Holders of New Common Stock will have no preemptive, subscription, redemption or conversions rights.

         All of the outstanding shares of New Common Stock to be issued pursuant to the Plan will be, upon such issuance, validly issued, fully paid and nonassessable. Subject to the terms and conditions set forth in Reorganized Purina's Share Purchase Rights Agreement, each share of New Common Stock issued pursuant to the Plan will be accompanied by a Share Purchase Right. See "Securities to Be Issued Pursuant to the Plan -- Share Purchase Rights Agreement." It is a condition to the PMI Merger that the New Common Stock be authorized for listing on a National Securities Exchange. See "Overview of the Plan -- Conditions to Confirmation, PMI Merger and Effective Date of the Plan -- Conditions to the PMI Merger."

NEW PREFERRED STOCK

         As of the Effective Date, Reorganized Purina will be authorized to issue 5,000,000 shares of new preferred stock, par value $0.01 (the "New Preferred Stock"). The Board of Directors will have the authority to issue preferred stock from time to time in one or more classes or series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by Reorganized Purina's stockholders. The New Preferred Stock may be issued in distinctly designated series, may be convertible into New Common Stock and may rank prior to the New Common Stock as to dividend rights, liquidation preferences or both. The express terms of shares of a different series of any particular class of New Preferred Stock will be identical except for such variations as may be permitted by law. Without limiting the foregoing, Reorganized Purina is authorized to issue an initial class of New Preferred Stock that will be designated Series A Junior Participating Preferred Stock. Each holder of Series A Junior Participating Preferred Stock will be entitled to 100 votes per share and, except as otherwise required by law, will vote together with the New Common Stock as a single class on all matters properly submitted to a vote at a meeting of the stockholders. The Series A Junior Participating Preferred Stock may be issued only in connection with the exercise of Share Purchase Rights under the Share Purchase Rights Agreement described below. All other New Preferred Stock will have one vote per share.

FUTURE ISSUANCES OF STOCK

         In addition to the New Common Stock to be issued pursuant to the Plan, the KERP Program, the Equity Incentive Program, the potential conversion of the Financial Advisor Notes and the potential purchase and exercise of the Warrant by Koch Agriculture, Reorganized Purina will be authorized to issue additional shares of capital stock from time to time following the Effective Date to the extent permitted under the Amended Certificate, the Amended By-Laws, the Plan and applicable law.

SHARE PURCHASE RIGHTS AGREEMENT

         As of the Effective Date, Reorganized Purina will enter into the Share Purchase Rights Agreement with a "Rights Agent," which agreement will be approved by the Bankruptcy Court pursuant to the Confirmation Order. Under the Share Purchase Rights Agreement, Reorganized Purina will effect a distribution of one Share Purchase Right for each share of New Common Stock. Each Share Purchase Right provides the holder with the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of Reorganized Purina (the "Series A Preferred


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Shares") at a price of $100 per one one-hundredth of a Series A Preferred Share, subject to adjustment in accordance with the terms of the Share Purchase Rights Agreement (the "Purchase Price"). Under the Share Purchase Rights Agreement, the Share Purchase Rights will be evidenced by the New Common Stock share certificates until the earlier of the following (the "Distribution Date"): (a) the close of business on the first date (the "Share Acquisition Date") of public announcement that a person (other than a person that acquired beneficial ownership of at least 15% of the outstanding shares of New Common Stock solely as a result of distributions made pursuant to the Plan on account of Allowed Unsecured Claims held as of the Distribution Record Date (an "Exempt Acquiror"), Reorganized Purina, a subsidiary or employee benefit or stock ownership plan of Reorganized Purina or any of its affiliates or associates), together with its affiliates and associates, has acquired beneficial ownership of 15% or more of the outstanding shares of New Common Stock (any such person or group being hereinafter called an "Acquiring Person"); or (b) the close of business on the tenth Business Day (or such later date as may be specified by the Board of Directors) following the commencement of a tender offer or exchange offer by any person (other than Reorganized Purina, a subsidiary or employee benefit or stock ownership plan of Reorganized Purina, or any of its affiliates or associates), the consummation of which would result in beneficial ownership by such person of 15% or more of the outstanding shares of New Common Stock.

         Under the Share Purchase Rights Agreement, in the event (a "Flip-in Event") that (a) any person or group, together with its affiliates and associates, becomes an Acquiring Person; (b) any Acquiring Person or any affiliate or associate thereof merges into or combines with Reorganized Purina and Reorganized Purina is the surviving corporation; (c) any Acquiring Person or any affiliate or associate thereof effects certain other transactions with Reorganized Purina; or (d) during such time as there is an Acquiring Person, Reorganized Purina effects certain transactions, in each case as described in the Share Purchase Rights Agreement, then, in each such case, proper provision will be made so that from and after the later of the Distribution Date and the date of the occurrence of such Flip-in Event each holder of a Share Purchase Right, other than Share Purchase Rights that are or were owned beneficially by an Acquiring Person (which, from and after the date of a Flip-in Event, will be void), will have the right to receive, upon exercise thereof at the adjusted Purchase Price, that number of shares of New Common Stock (or, under certain circumstances, an economically equivalent security or securities of Reorganized Purina) that at the time of such Flip-in Event have a market value of two times the Purchase Price, as adjusted.

         In the event (a "Flip-over Event") that, at any time after a person has become an Acquiring Person, (a) Reorganized Purina merges with or into any person and Reorganized Purina is not the surviving corporation; (b) any person merges with or into Reorganized Purina and Reorganized Purina is the surviving corporation, but all or part of the New Common Stock is changed or exchanged for stock or other securities of any other person or cash or any other property; or
(c) 50% or more of Reorganized Purina's assets or earning power, including securities creating obligations of Reorganized Purina, are sold, in each case as described in the Share Purchase Rights Agreement, then, in each such case, proper provision will be made so that each holder of a Share Purchase Right, other than Share Purchase Rights that have become void, will thereafter have the right to receive, upon the exercise thereof at the adjusted Purchase Price, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such Flip-over Event have a market value of two times the Purchase Price, as adjusted.

         For all purposes under the Share Purchase Rights Agreement, any (a) Exempt Acquiror or (b) person that becomes the beneficial owner of 15% or more of the then-outstanding shares of New Common Stock solely as a result of a reduction in the number of shares of New Common Stock outstanding, will not be deemed to have become an Acquiring Person unless and until such time as (i) such Exempt Acquiror or other such person, or any affiliate or associate thereof, subsequently becomes the beneficial owner of additional shares of New Common Stock representing 1% or more of the then-outstanding New Common Stock; or (ii) any other person that is the beneficial owner of shares of New Common Stock representing 1% or more of the then-outstanding New Common Stock subsequently becomes an affiliate or associate of such Exempt Acquiror or other such person.

         Reorganized Purina may, at its option, redeem the Share Purchase Rights in whole, but not in part, at a price of $0.01 per Share Purchase Right, subject to adjustment (the "Redemption Price"), at any time prior to the close of business on the Share Acquisition Date. Immediately upon any redemption of the Share Purchase Rights, the right to exercise the Share Purchase Rights will terminate and the only right of the holders of Share Purchase Rights will be to receive the Redemption Price. In addition, at any time after the Share Acquisition Date and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding shares of New Common Stock, Reorganized Purina may exchange the Share Purchase Rights (other than any Share Purchase Rights that have become void), in whole or in part, at an exchange ratio of one share of New Common Stock per Share Purchase Right (subject to adjustment).



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         The Share Purchase Rights Agreement may be amended by Reorganized
Purina without the approval of any holders of Share Purchase Rights, including amendments that (a) increase or decrease the Purchase Price, (b) add other events requiring adjustment to the Purchase Price payable and the number of the Series A Preferred Shares or other securities issuable upon the exercise of the Share Purchase Rights or (c) modify procedures relating to the redemption of the Share Purchase Rights, except that no amendment may be made that decreases the stated Redemption Price to an amount less than $0.01 per Share Purchase Right. The Share Purchase Rights Agreement will expire on (i) the first anniversary of the Effective Date or (ii) such later date as the Board of Directors, by resolution adopted prior to the first anniversary of the Effective Date, may establish, but not later than the tenth anniversary of the Effective Date. In accordance with the foregoing, the Board of Directors (A) will have the right to reconsider any of the terms of the Share Purchase Rights Agreement at any time and (B) may take such action with respect to the Share Purchase Rights Agreement as the Board of Directors deems appropriate.

NEW PREPETITION CREDIT FACILITY NOTES

         Under the Plan, on the Effective Date, holders of Allowed Bank Loan Claims will receive, among other things, their Pro Rata share of New Tranche A Notes and New Tranche B Notes in respect of their Claims under the Prepetition Credit Facility. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and "-- Exit Financing Facility; Participating Bank Loan Claim Holders." As more fully described on Exhibit III.C.2 to the Plan, the New Prepetition Credit Facility Notes will be secured by a lien on substantially all of the assets of the Reorganized Debtors and certain other subsidiaries of Reorganized Purina. Such lien will be junior to the lien to be granted in respect of the Exit Financing Facility. The principal amount of the New Prepetition Credit Facility Notes currently is estimated to be $225.0 million, comprised of $175.0 million in New Tranche A Notes and $50.0 million in New Tranche B Notes, as of the Effective Date. On the Effective Date, the Excess Bank Loan Paydown Amount, if any, will be distributed to holders of New Tranche B Notes issued pursuant to the Plan in accordance with the terms of Exhibit III.C.2 to the Plan. The actual principal amount of the New Tranche B Notes following the Effective Date will depend on the amount of Excess Cash, as defined in Exhibit III.C.2 to the Plan. The interest rates, amortization schedule and other terms of the New Prepetition Credit Facility Notes will be as set forth on Exhibit III.C.2 to the Plan.

EXIT FINANCING FACILITY

         On the Effective Date, the Debtors, the Exit Financing Facility Bank Agent and the Participating Bank Loan Claim Holders will enter into the Exit Financing Facility. See "Overview of the Plan -- Exit Financing Facility; Participating Bank Loan Claim Holders."


                                  RISK FACTORS

         The New Common Stock to be issued pursuant to the Plan is subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent Confirmation. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests," "Overview of the Plan -- Conditions to Confirmation, the PMI Merger and Effective Date of the Plan" and "Voting and Confirmation of the Plan" for discussions of such matters. Prior to voting on the Plan, each holder of Claims entitled to vote should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto.

PROJECTIONS AND YEAR 2000 BUDGET

         The fundamental premise of the Plan is the successful implementation of the Business Plan, as reflected in the Projections and the 2000 Budget. The Projections and 2000 Budget are inherently uncertain and are dependent upon the successful implementation of the Business Plan and the reliability of the other assumptions contained therein. The Projections and the 2000 Budget reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Purina, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized Purina and some of which may not materialize.

         The 2000 Budget was prepared by the Debtors' management as a performance measure. In some instances the assumptions used to prepare the 2000 Budget are materially different from the assumptions used to prepare the year 2000 forecast set forth in the Projections. These material differences are summarized in "Reorganized Purina -- Projected


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Financial Information -- Principal Assumptions for the 2000 Budget." The
material differences between the 2000 Budget and the Projections for fiscal year 2000 highlight the speculative and uncertain nature of both the 2000 Budget and the Projections and the effects of using different assumptions in the preparation of each. Unanticipated events and circumstances occurring subsequent to the preparation of the Projections and the 2000 Budget may affect the actual financial results of Reorganized Purina. Therefore, the actual results achieved throughout the periods covered by the Projections and the 2000 Budget will vary from the projected and budgeted results. These variations may be material and adverse. See "Reorganized Purina -- Projected Financial Information."

FEDERAL INCOME TAX

         According to regulations issued by the United States Treasury Department, each subsidiary of a corporation that was a member of a consolidated group during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the entire group for that year, even if the subsidiary in question had no taxable income on a stand-alone basis for that year. The presence of a tax sharing agreement between corporations filing a consolidated return does not affect any group member's liability to the Internal Revenue Service (the "IRS") for unpaid federal income taxes owed by the group. As a result, Reorganized Purina will remain severally liable for any deficiencies arising out of consolidated federal income tax returns filed by Koch Industries beginning in 1998 and ending the year that PM Holdings leaves the Koch Industries consolidated group pursuant to the Plan. Pursuant to the Koch Tax Sharing Agreement to be entered into in connection with the PMI Merger, Koch Industries will agree to indemnify PM Holdings with respect to any such liability under most, but not all, circumstances.

         In addition, the IRS may conduct an audit of PMI's separate federal income tax returns for all open years for which PMI was not an affiliate of Koch Industries. If such an audit is undertaken, it probably will not be completed before deadline for the occurrence of the Effective Date contained in the Plan (i.e., July 14, 2000), and could eventually result in a material Priority Tax Claim being asserted against PMI, although the Debtors do not believe there is a basis for such a Claim. Moreover, pursuant to section 502(b)(9) of the Bankruptcy Code and in accordance with the Bar Date Order, the Government Bar Date for the IRS and other governmental units to File proofs of Claim will not occur until April 25, 2000. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities -- Claims Process and Bar Dates." Depending on the size of any Claim asserted by the IRS, the feasibility of the Plan might be questioned by the IRS or some other interested party. As a result, the Effective Date might have to be postponed beyond the deadline of July 14, 2000 established in the Plan to allow time for all material Priority Tax Claims to be asserted and then either allowed or estimated at levels that do not raise feasibility issues. If this were to occur, the Creditors' Committee or Koch Industries could assert that a condition to the Effective Date has not been satisfied and obtain an order vacating the Confirmation Order (if any) in accordance with Section IX.E of the Plan. By contrast, if the feasibility of the Plan is not questioned by the IRS or other interested parties and the Effective Date occurs prior to the assertion by and settlement with the IRS of any material Priority Tax Claims, Reorganized Purina would be subject to a potential material tax liability. Any such liability could have a material adverse effect on Reorganized Purina subsequent to the Effective Date.

COMPETITIVE INDUSTRY CONDITIONS

         The commercial feed industry is highly competitive, and there has been substantial excess capacity in the industry for over ten years. The excess capacity in the industry has created pressure on margins, particularly when the end-product prices of animal producers and processors decline. PMI regularly reevaluates its manufacturing facilities in light of changes in market conditions. PMI (or Reorganized Purina) may incur restructuring charges if it needs to rationalize and consolidate its manufacturing capacity further in light of changes in industry demand.

         Both the feed production and animal production industries are consolidating, and this trend is expected to continue. To date, PMI has been successful at generating business directly from several large producers of animals. However, as producers of animals increase in size, they historically have tended to vertically integrate their business by acquiring or constructing their own feed production facilities to meet some or all of their requirements and, consequently, have relied less on outside suppliers of feed. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Agricultural Industry Market Conditions." As the consolidation of animal producers continues, the available market for commercial feeds may shrink if producers integrate their operations, which could lead to decreased market demand for feed products and increased competition among feed producers. In addition, should these market conditions result in business failures of major PMI customers, such failures could result in lost sales by the Debtors and a reduction in the utilization levels of the Debtors' manufacturing plants.



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         Most of PMI's competitors compete principally on the basis of price.
Certain animal producers purchase feed on that basis without regard to the performance qualities of the products. Although many of PMI's products tend to be priced higher than alternative feed for the same animal species, PMI believes that its products are cost-effective to use. In addition, the competition in the industry may limit PMI's ability to pass ingredient price increases on to its customers; however, management believes that PMI's knowledge of the nutritional value of ingredients and its sophisticated least- cost formulation system enable PMI to provide products that meet its nutritional standards and maintain product quality while minimizing costs.

         The competition in the industry also has led PMI and some of its competitors to develop various market price risk arrangements to promote sales. In some areas of the United States, feed companies have increased the use of contracting for livestock production to generate and control feed volume. Although PMI does not enter into these arrangements as a primary strategy, it enters into limited scale joint ventures for animal production and marketing arrangements with animal producers, which expose PMI to limited risks associated with the prices of those end products. In addition, PMI historically has offered various financing programs to its dealers and direct customers. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Credit Risk, Including Loan Guarantees." As of September 30, 1999, PMI's promissory notes from and guaranties for the benefit of its customers totaled approximately $5.4 million. There can be no assurance that Reorganized Purina will not be required to increase its use of these or similar arrangements in response to competitive pressures or that losses from these arrangements will not be material.

POTENTIAL LOSS OF CUSTOMERS

         One of the strengths of the Debtors' businesses is their network of more than 4,000 independent dealers that sell the Debtors' feed products. However, like the Debtors, these dealers, as well as other direct purchasers of the Debtors' feed products, are subject to the recent significant downturns in the agricultural markets and the highly competitive and consolidating nature of the animal production industry. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Agricultural Industry Market Conditions" and "-- Swine Operations and Market Risk." The Debtors believe that certain of their significant customers (both dealers and direct purchasers) recently have experienced adverse financial results of operations. This apparent development could result in lower feed product sales to such customers. Any significant decline in the Debtors' sales of feed products could have a material adverse effect on the Debtors' and Reorganized Purina's results of operations and financial condition. Based on aggregate feed tons sold in 1999, no single customer accounted for more than 1% of feed tons sold by the Debtors.

FLUCTUATIONS IN COMMODITY PRICES

         Fluctuations in the prices of the various agricultural commodities used to produce the Debtors' products and in the prices received by the Debtors' customers in the Livestock Production System Business affect the demand for the Debtors' products. Historically, when the price of grains is relatively high, more of the Debtors' customers purchase complete feed products and the Debtors' feed sales are correspondingly higher. During periods when commodity prices are relatively low, animal producers purchase the Debtors' products as concentrated nutritional additives with which the customers mix their own commodity ingredients. This results in decreased feed sales. Because the cost of feed typically represents more than half of the cost of livestock production at the farm level, higher ingredient prices over time could result in a decline in livestock production and a decline in the demand for the Debtors' products. In addition, when market prices for livestock and livestock products are low, livestock producers cut back on production and search for lower-cost feed alternatives. Severe and sustained increases in the prices of ingredients for the Debtors' products or decreases in the market prices received by the Debtors' customers in the livestock production industry could have a material adverse effect on the Debtors' ability to execute its business strategy and implement the Business Plan.

BUSINESS STRATEGY

         The Debtors' business strategy as embodied in the Business Plan includes adapting their businesses to the trends of consolidation of production and vertical integration that are reshaping the industries the Debtors serve. The Debtors intend to implement this strategy, in part, by developing joint ventures and strategic alliances. There can be no assurance that Reorganized Purina will be successful in identifying appropriate joint venture or strategic alliance partners or in consummating such transactions, or that any newly acquired partners will be successfully integrated into Reorganized Purina's business. There also can be no assurance that the Debtors' other business strategies, such as broadening Reorganized Purina's distribution network through the ACS initiative and building the Purina brand with lifestyle animal owners, will result in the expected benefits or any benefits at all. See "Reorganized Purina -- Business and Properties of Reorganized Purina -- Business Plan and Strategy for Reorganized Purina."



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SUBSTANTIAL LEVERAGE

         After giving pro forma effect to the Confirmation of the Plan on the Effective Date the Reorganized Debtors' long term debt is expected to be approximately $225.0 million. While the Debtors believe that future operating cash flow, together with financing arrangements, will be sufficient to finance operating requirements under their Business Plan, the Reorganized Debtors' leverage and debt service requirements could make them more vulnerable to economic downturns in the agricultural markets the Reorganized Debtors intend to serve or in the economy generally. The Reorganized Debtors' indebtedness could restrict their ability to obtain additional financing in the future and, because the Reorganized Debtors may be more leveraged than certain of their competitors, could place the Reorganized Debtors at a competitive disadvantage. In addition, the Exit Financing Facility and the New Prepetition Credit Facility Notes contain covenants that impose operating and financial restrictions on the Reorganized Debtors. These covenants could adversely affect the Reorganized Debtors' ability to finance future operations, potential acquisitions or capital needs or to engage in business activities that may be in their interest, including implementing the Business Plan.

INTEGRATION OF COMMODITY PURCHASING AND OTHER BUSINESS FUNCTIONS

         The Debtors' management expects to achieve cost savings, operating efficiencies, revenue enhancement and other synergies from integrating and transitioning into Reorganized Purina the commodity purchasing function previously performed for PMI by Koch Agriculture's Nutrient Services Division. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transactions with Koch Industries" and "Koch Industries Settlement -- The Settlement -- Principal Terms of the Settlement." Even if this transition and integration is accomplished in an efficient manner, the process will be costly and complex and will require substantial attention from the Debtors' or the Reorganized Debtors' management. The diversion of the attention of the Debtors' or the Reorganized Debtors' management and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the Debtors and the Reorganized Debtors.

         Since the 1998 Merger, PMI and its subsidiaries have contracted with Koch Industries or its affiliates for a variety of corporate support services, including the administration of employee benefits and payroll services, technology services and insurance services. See "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Transaction with Koch Industries." Subsequent to the expiration of the Transition Services Agreement and the Supplement Transition Agreement, the Debtors or the Reorganized Debtors will provide these programs, benefits and services. There can be no assurance that the transition to the Debtors or the Reorganized Debtors of responsibility for administering or providing these programs, benefits and services subsequent to the expiration of the Transition Services Agreement and the Supplemental Transition Agreement will be effected in a timely manner, will be completed without disruption to the Debtors' or the Reorganized Debtors' businesses or will not result in added costs to the Debtors and the Reorganized Debtors.

TREATMENT OF CLAIMS

         This Disclosure Statement has been based on a preliminary review of the Claims Filed on or before the January 26, 2000 General Bar Date and the Debtors' books and records. Upon the passage of all applicable Bar Dates and the completion of a detailed analysis of the proofs of Claim, the actual amount of Claims Filed may differ from the Debtors' current estimates. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim. The actual ultimate aggregate amount of Allowed Unsecured Claims in Class 5 may differ significantly from the estimates set forth in this Disclosure Statement. Accordingly, the amount of the Pro Rata distributions of New Common Stock that ultimately will be received by a particular holder of an Allowed Unsecured Claim in Class 5 may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class. Distributions of New Common Stock to holders of Allowed Unsecured Claims in Class 5 will be made on an incremental basis until all Disputed Claims in such Class have been resolved. See "Distributions Under the Plan -- Timing and Calculation of Amounts to Be Distributed -- Distributions of New Common Stock" and "-- Disputed Claims; Reserve and Estimations."

PENSION LIABILITIES

         The Koch Entities and the Debtors each sponsor the Qualified Pension Plans, which are defined benefit pension plans that (a) are covered by Title IV of ERISA and (b) are subject to the minimum funding standards of the Internal Revenue Code and ERISA. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements." According to regulations issued by the United States Treasury Department and the PBGC, the Koch Entities and the PMI Entities are considered to be members of the same "controlled group" of corporations for purposes


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



of ERISA and the Internal Revenue Code and thus are jointly and severally liable for (i) any funding deficiency or unpaid PBGC premiums with respect to any of the Qualified Pension Plans and (ii) any unfunded benefit liabilities if any of the Qualified Pension Plans are terminated, either by the plan sponsor or by the PBGC. The PBGC and the Qualified Pension Plans retain the right to seek available remedies under applicable law against the Koch Entities and the PMI Entities. Pursuant to the Koch Indemnity Agreement, Koch Industries has agreed to indemnify the Reorganized Debtors with respect to all such liabilities relating to the Koch Pension Plan and the Koch Entities Pension Plans, and the Reorganized Debtors have agreed to indemnify the Koch Entities with respect to all such liabilities relating to the Purina Pension Plan. See "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

SEASONALITY

         The Debtors' results of operations are seasonal, with a higher percentage of their volume and earnings being generated during the fourth and first quarters of the year. This seasonality is driven largely by weather conditions affecting the Debtors' beef cattle products. If the weather is particularly warm during the winter, then sales of feed for beef cattle may decrease as compared with normal seasonal patterns because the cattle may be better able to graze under the warmer conditions. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect the Debtors' overall quarter-by-quarter results of operations. The seasonality of the Debtors' businesses may impact the results of operations achieved by Reorganized Purina.

CONSUMER TRENDS

         The demand for PMI's primary products is influenced by the strength of the animal production and processing industries. Although consumer health concerns about meat, milk and eggs could adversely affect those industries, PMI believes that it is well positioned to capitalize on the opportunity to meet changing consumer demands. Through its research programs, PMI has successfully developed products and programs that assist in the production of leaner, healthier food products. There can be no assurance, however, that Reorganized Purina will not be adversely affected by increasing consumer health concerns or changes in consumer preferences.

YEAR 2000 COMPLIANCE

         PMI did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, PMI does not expect any significant impact to its ongoing business as a result of "Year 2000" issues. However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Year 2000 or similar problems, such as leap year-related problems, may occur with billing, payroll or financial closings at month, quarterly or year end. In addition, PMI (or Reorganized Purina) still could be negatively affected if its customers or suppliers are adversely affected by Year 2000 or similar issues. PMI currently is not aware of any significant Year 2000 or similar problems that have arisen for its customers and suppliers.

         PMI expended approximately $25.4 million on Year 2000 readiness efforts and other comprehensive system improvements and enhancements from 1997 through 1999. These efforts included replacing some outdated, noncompliant hardware and noncompliant software, as well as identifying and remediating Year 2000 problems.

REGULATORY COMPLIANCE

         PMI's operations are subject to regulation by federal, state and local agencies that administer laws governing health, safety and the protection of the environment, including the United States Food and Drug Administration and the United States Department of Agriculture. PMI believes that the procedures currently in effect at its facilities are consistent with industry practice and are in general compliance with such laws and regulations to the extent that compliance is not prohibited by the commencement of the Reorganization Cases; however, future violations of such laws, the enactment of stricter laws or regulations or the implementation of more aggressive enforcement policies could adversely affect Reorganized Purina's operations or financial condition.

         In particular, PMI is subject to federal, state and local environmental laws and regulations involving the management and disposal of solid animal waste material resulting from the production, processing and preparation of foods. PMI cannot guarantee that either PMI or Reorganized Purina will not in the future
(a) incur liability for the investigation and remediation of spills and other releases of hazardous substances or (b) incur significant costs in connection with compliance with environmental laws and regulations at its facilities.


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         In addition, as described above, the Debtors have obtained authority to pay certain prepetition Claims necessary to comply with regulatory requirements. See "Operations During the Reorganization Cases -- Commencement of
Reorganization Cases and Related Cases Administration Activities -- Payment of Certain Claims Subject to Regulations." Notwithstanding this authority, there can be no assurance that the Debtors' ability to pay these Claims will be sufficient to ensure full compliance with applicable Regulations or to prevent adverse regulatory actions.

CERTAIN ANTI-TAKEOVER EFFECTS

         Certain provisions of the Amended Certificate and Amended By-Laws, as well as Delaware statutes, may have the effect of delaying, deferring or preventing a change in control of Reorganized Purina. Such provisions, including those providing for the possible issuance of preferred stock and regulating the nomination of directors, together with Reorganized Purina's adoption of the Share Purchase Rights Agreement, may make it more difficult for other persons, without the approval of Reorganized Purina's Board of Directors, to make a tender offer or otherwise acquire substantial amounts of the New Common Stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder's best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of New Common Stock. See "Reorganized Purina -- Delaware Law and Certain Charter and By-Law Provisions" and "Securities to Be Issued Pursuant to the Plan -- Share Purchase Rights Agreement."

LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK; CERTAIN INVESTMENT LIMITATIONS; POSSIBLE VOLATILITY

         No established market exists for the New Common Stock. Although it is a condition to the PMI Merger (subject to waiver) that the New Common Stock be authorized for listing on a National Securities Exchange (see "Securities to Be Issued Pursuant to the Plan -- New Common Stock" and "Overview of the Plan -- Conditions to Confirmation, the PMI Merger and the Effective Date of the Plan -- Conditions to the PMI Merger"), there can be no assurance, even if such authorizations or acceptances are obtained, that an active market for such securities will develop or, if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. Moreover, the New Common Stock will be issued pursuant to the Plan to holders of prepetition Class 5 Claims, some of which holders may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market for the New Common Stock will be volatile, at least for an initial period after the Effective Date. Moreover, although the Plan was developed based upon an assumed reorganization value of $18.50 per share of the New Common Stock (assuming the Warrant is not exercised), such valuation was not an estimate of the prices at which the New Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the New Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in Reorganized Purina's annual or quarterly financial results or those of its competitors, changes by financial analysts in their estimates of the future earnings of Reorganized Purina, conditions in the economy in general or in the animal nutrition industry in particular or unfavorable publicity. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities. See "Securities to Be Issued Pursuant to the Plan -- Reorganization Value." No assurance can be given as to the market prices for New Common Stock that will prevail following the Effective Date.

SECURITY INTERESTS

         Substantially all cash, receivables, inventory and other assets of Reorganized Purina and its subsidiaries will be subject to various liens and security interests. See "Securities to Be Issued Pursuant to the Plan -- New Prepetition Credit Facility Notes" and "Overview of the Plan -- Exit Financing Facility; Participating Bank Loan Claim Holders." If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to Reorganized Purina or the subsidiary owning the collateral and to other creditors of Reorganized Purina or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         Reorganized Purina does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized Purina will be a party will restrict the ability of Reorganized Purina to pay dividends and may prohibit the payment of dividends and certain other payments. In particular, it is anticipated that the agreement for the Exit Financing Facility will include a customary covenant


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prohibiting Reorganized Purina from paying any dividends or making any other distributions to stockholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the New Common Stock.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

         As a result of the consummation of the Plan and the transactions contemplated thereby, Reorganized Purina will operate the existing business of PMI under a new capital structure. In addition, Reorganized Purina will be subject to the fresh start accounting rules. See "Reorganized Purina -- Restructuring Transactions," "-- Business and Properties of Reorganized Purina" and "-- Projected Financial Information." Accordingly, the financial condition and results of operations of Reorganized Purina from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of PMI contained in this Disclosure Statement.

DILUTION

         A number of Disputed Claims are expected to be material, and the total amount of all Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. The actual ultimate aggregate amount of Allowed Claims in any Class may differ significantly from the estimates set forth in the table under the caption "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests." Accordingly, the amount of distributions of New Common Stock that ultimately will be received by any particular holder of an Allowed Unsecured Claim in Class 5 may be adversely affected by the aggregate amount of Claims ultimately Allowed in that Class. Consequently, distributions to holders of Allowed Unsecured Claims in Class 5 will be made on an incremental basis until all Disputed Claims in such Classes have been resolved. See "Distributions Under the Plan -- Timing and Calculation of Amounts to Be Distributed." In addition, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly less than the amount of the Disputed Claim asserted by the holder thereof.


                     GENERAL INFORMATION CONCERNING THE PLAN

LEGAL EFFECTS OF THE PLAN

         Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests and the creation of related injunctions with respect thereto. Moreover, upon Confirmation and the occurrence of the Effective Date, the Debtors will retain and may enforce certain claims and causes of actions against other entities, including, but not limited to, the Recovery Actions not specifically released pursuant to the Plan, which released parties include the Koch Entities and certain related parties. These legal effects of the Plan are set forth in Article XI of the Plan and described below.

         DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION

         Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after the cancellation of the Old PM Holdings Common Stock: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         Except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of PM Holdings and the issuance of the New Common Stock, of a discharge of all such Claims and other debts and liabilities against the Debtors and a termination of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.



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         Except as provided in the Plan or the Confirmation Order, as of the
Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         As of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in the Plan.

         The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

         Except as provided above, pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

         PRESERVATION OF RIGHTS OF ACTION HELD BY THE DEBTORS OR THE REORGANIZED DEBTORS

         Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and causes of action that any Debtor or Estate may hold against any entity, including the Recovery Actions against any person or entity to the extent not released under Section IV.E.2.b.i of the Plan. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their rights to File and pursue any adversary proceedings against any trade creditor or vendor (other than any of the Koch Entities, except as provided in Section III.F of the Plan with respect to acquired Claims) related to debit balances or deposits owed to any Debtor. Notwithstanding the foregoing, on the Effective Date, the Reorganized Debtors will be deemed to waive and release any claims, rights or causes of action arising under section 547 of the Bankruptcy Code relating to preferential transfers held by any Reorganized Debtor against any entity.



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         RELEASES, INDEMNITY AND RELATED INJUNCTION

         As of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the cash, New Common Stock, New Prepetition Credit Facility Notes and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan (a) each holder of a Claim or Interest that votes in favor of the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive and discharge all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against any Debtor or other PMI Entity, the members of the Unofficial Noteholders Committee, the members of the Creditors' Committee, the Indenture Trustee, Chase Bank in its capacity as issuing bank and administrative agent under the Prepetition Credit Facility, each holder of an Allowed Bank Loan Claim and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code).

         As of the Effective Date, for good and valuable consideration, including the consideration provided by the Koch Entities to the Reorganized Debtors pursuant to the terms and conditions of the Plan, each of the Debtors in their individual capacities and as a debtor in possession and, pursuant to a written agreement that the Debtors shall cause to be executed and delivered on the Effective Date, each other PMI Entity listed on Exhibit IV.E.2.b.i to the Plan, will be deemed to forever release, waive and discharge (a) each of the Koch Entities and their respective stockholders; (b) the respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers and agents of any of the Koch Entities, acting in such capacity, and, to the extent not otherwise included in this clause (b), CS First Boston Corp.; Lehman Brothers Inc.; Cleary, Gottlieb, Steen & Hamilton; Olsson, Frank & Weeda; Shook, Hardy & Bacon; Foulston & Siefkin; and Smith, Lewis, Beckett, Powell, Roark & Durley; (c) any officer or director of any of the Debtors from and after March 12, 1998; and (d) any employee, attorney, accountant, financial advisor, investment banker or agent of any of the Debtors involved in the Koch Purchase Transaction, any officer or director of any of the Debtors prior to March 12, 1998 that is not released in clause (b) or (c) above and any other person or entity involved in the Koch Purchase Transaction, in each case under this clause (d) solely to the extent that any such person or entity, if not so released, would hold a claim for indemnification, contribution or reimbursement against any entity or person released in clauses (a), (b) or
(c) above, for and from any and all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, rights of setoff (except as otherwise expressly provided in Section VI.I of the Plan), causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, including the Recovery Actions (excluding the right to enforce the terms of the Transition Services Agreement, the Supplemental Transition Agreement and the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder). The entities specifically named in clause (b) above were involved as advisors or in other capacities in the Koch Purchase Transaction.

         As of the Effective Date, for good and valuable consideration, including the consideration provided by the Koch Entities to the Reorganized Debtors pursuant to the terms and conditions of the Plan, (a) each holder of a Claim or Interest that votes in favor of the Plan; (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors that does not vote on the Plan or votes against the Plan; and (c) Chase Bank in its capacity and as issuing bank and administrative agent under the Prepetition Credit Facility will be deemed to forever release, waive and discharge (i) each of the Koch Entities and their respective stockholders and
(ii) the respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers and agents of any of the Koch Entities, acting in such capacity, for and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter existing, in law, equity or otherwise, that are not Derivative Claims and that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the


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Debtors, the Koch Purchase Transaction, the Old Senior Subordinated Notes, the
Prepetition Indenture, any Claim or Interest that is treated in the Plan or the Reorganization Cases.

         As of the Effective Date, for good and valuable consideration, each of the Koch Entities will be deemed to forever release, waive and discharge (a) each of the Debtors and, subject to their execution of a written agreement contemplated by Section IV.E.2.b.i of the Plan, the other PMI Entities listed on
Exhibit IV.E.2.b.i to the Plan; (b) any stockholder or present officer, director or employee of any of the Debtors or any of the other PMI Entities released under clause (a) above; (c) the members of the Unofficial Noteholders Committee and the members of the Creditors' Committee that vote in favor of the Plan; (d) Chase Bank in its capacity and as issuing bank and administrative agent under the Prepetition Credit Facility and each holder of an Allowed Bank Loan Claim that votes in favor of the Plan; (e) any other creditor of the Debtors that votes in favor of the Plan or that is determined by a Final Order to have granted a binding and enforceable release in favor of the Koch Entities; and (f) their respective attorneys, accountants, financial advisors and agents, acting in such capacity, for and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, rights of setoff, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter existing, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Koch Purchase Transaction, the Old Senior Subordinated Notes, the Prepetition Indenture, any Claim or Interest that is treated in the Plan or the Reorganization Cases (excluding the right to receive a full distribution on account of the Koch Agriculture Commodity Sale Claim as a Class 5 Claim, the Administrative Claims held by any Koch Entity Allowed under the Plan or any Exhibit to the Plan and any Claim acquired by a Koch Entity from a third party that becomes an Allowed Claim and to enforce the terms of the Transition Services Agreement, the Supplemental Transition Agreement and the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder). Pursuant to and subject to the conditions of the Koch Indemnity Agreement, the Koch Entities will agree not to initiate litigation against any former officer, director or employee of any PMI Entity.

         As of the Effective Date, in accordance with the Koch Indemnity Agreement, each of the Reorganized Debtors, jointly and severally, will fully indemnify each of the Koch Entities and their respective stockholders and present and former officers, directors, employees, accountants, attorneys, investment bankers, financial advisors and agents, from any and all liabilities, costs or expenses (including reasonable attorneys' fees paid as invoiced by such indemnified party to the Reorganized Debtors within five Business Days after receipt by a Reorganized Debtor of such invoice) related to any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities asserted by any third party against any of the Koch Entities or their respective stockholders or present or former officers, directors, employees, accountants, attorneys, investment bankers, financial advisors or agents, arising out of (a) the initiation by any of the Debtors, the Reorganized Debtors or any other PMI Entity of litigation against such third party in any way relating to a Koch Entity's ownership or operation of the Debtors, the Koch Purchase Transaction, the Old Senior Subordinated Notes, the Prepetition Indenture or any Claim or Interest; (b) any Services (as defined under the Transition Services Agreement), any Additional Transition Items (as defined in the Supplemental Transition Agreement) or any other services or benefits provided by any Koch Entity to or for the benefit of any PMI Entity after the Petition Date; and (c) with respect to a drawing of bonds under the bond program Services within the meaning of paragraph A.4 of Exhibit 2.1(a)(iii) to the Transition Services Agreement, whether such bond program Services were provided before or after the Petition Date. Except as provided in clause (c) above and
Section IV.F.4 of the Plan, and in respect of the Koch Agriculture Commodity Sale Claim and the Koch Agriculture Transition Settlement Payment, no Koch Entity will have any Claim against any PMI Entity (and, as of the Effective Date, any such Claim will be deemed to have been released) relating to any services or benefits provided by any Koch Entity to or for the benefit of any PMI Entity prior to the Petition Date, whether arising from a liability asserted by any third party against any of the Koch Entities or otherwise. Notwithstanding the foregoing, the Koch Entities will not be indemnified for (i) any portion of the compensation of the directors of PMI paid by any Koch Entity prior to the Effective Date or (ii) any claims in respect of any guarantee by any Koch Entity of any employment contract of a PMI employee.

         At any time prior to 30 days before the Confirmation Hearing, Koch Industries may request that the Debtors and the Creditors' Committee join with Koch Industries in Filing appropriate pleadings requesting a determination of the Bankruptcy Court that under applicable law the releases contained in Section IV.E.2.b.ii of the Plan are valid and binding on each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that either does not vote on the Plan or votes against the Plan. If Koch Industries makes such request, the Debtors and the Creditors' Committee, in cooperation with Koch Industries, will use their best efforts in good faith to obtain such a ruling from the Bankruptcy Court in connection with Confirmation.



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         As further provided in Section XI.B of the Plan, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

         Section 524(e) of the Bankruptcy Code provides generally that a "discharge of a debt of the debtor does not affect the liability of any other entity on, or the property of any other entity for, such debt." It is the position of the staff of the SEC that certain of the releases of nondebtor entities described above are inconsistent with section 524(e) of the Bankruptcy Code. The Debtors, the Creditors' Committee and the Koch Entities disagree with the staff's position. Moreover, these releases of nondebtor entities, including the releases of the Koch Entities, are integral to the settlements that form the basis for the Plan. See "Koch Industries Settlement -- The Settlement." Accordingly, if these nondebtor release provisions are determined to be invalid under section 524(e) of the Bankruptcy Code or otherwise, the Debtors may be unable to satisfy the conditions to Confirmation. See "Overview of the Plan -- Conditions to Confirmation, the PMI Merger and the Effective Date of the Plan."

         CONTINUATION OF CERTAIN EMPLOYEE AND RETIREE BENEFITS

         Except as modified or replaced by the agreements, plans and programs described in "Reorganized Purina -- Employee Benefit Matters," from and after the Effective Date, the Reorganized Debtors intend to continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, including the KERP Program, as described in "Reorganized Purina -- Employee Benefit Matters -- Existing Benefit Plans and Agreements." In connection with the foregoing, the Claims of participants under the CAP Plan will be Reinstated as of the Effective Date. Pursuant to the Koch Indemnity Agreement, as of the Effective Date, each of the Reorganized Debtors, jointly and severally, will indemnify each of the Koch Entities from any and all liabilities asserted by any participant under the CAP Plan arising solely from the failure of the Reorganized Debtors to pay the Reinstated Claims of such participant in accordance with the terms of the CAP Plan.

         Except to the extent that such obligations are satisfied by Koch Industries as set forth in the Supplemental Transition Agreement, from and after the Effective Date, the Reorganized Debtors will be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.

         EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume, or assume and assign, as indicated, each of the other Executory Contracts and Unexpired Leases listed on
Exhibit V.A.1 to the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A.1 to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section V.C of the Plan or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section V.A.1 of the Plan. The Debtors will provide notice of any amendments to Exhibit V.A.1 to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors' Committee). Each contract and lease listed on Exhibit V.A.1 to the Plan will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.1 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related assumed agreements as described in Sections I.A.106 or V.A.2 of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

         Each Real Property Executory Contract and Unexpired Lease listed on
Exhibit V.A.1 to the Plan will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit V.A.1 to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section V.C of the Plan and is listed on Exhibit V.C to the Plan.



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         In addition, the obligations of each Debtor or Reorganized Debtor under any Assumed Customer Guarantee listed on Exhibit I.A.7 to the Plan will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such obligations will survive and be unaffected by entry of the Confirmation Order.

         The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in Sections V.A and V.E of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any: (a) by payment of the Cure Amount Claim in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (i) the amount of any Cure Amount Claim, (ii) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (A) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (B) through an intercompany account balance in lieu of payment in cash.

         On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section V.A of the Plan (including any related agreements assumed pursuant to Sections I.A.106 and V.A.2 of the Plan), each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C to the Plan. Each contract and lease listed on Exhibit V.C to the Plan will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in Section I.A.106 of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any Executory Contract and Unexpired Lease not listed on Exhibit V.A.1 to the Plan and not previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court will be rejected irrespective of whether such contract is listed on Exhibit V.C to the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

         Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C of the Plan gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.E.1 of the Plan) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

         Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.



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SUBSTANTIVE CONSOLIDATION

         The Confirmation of the Plan is conditioned on the approval by the Bankruptcy Court, pursuant to the Confirmation Order, of a substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. Pursuant to the Confirmation Order: (a) all assets and liabilities of PM Holdings, PMI and the PMI Subsidiary Debtors will be deemed merged; (b) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by another Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors; and (c) each and every Claim Filed or to be Filed in the Reorganization Case of any of the Debtors will be deemed Filed against the consolidated Debtors, and will be deemed to be one Claim against and a single obligation of the consolidated Debtors. Such substantive consolidation (other than for the purposes of implementing the Plan) will not affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the PMI Merger and the right of the Debtors or Reorganized Debtors to affect restructurings as provided under the Plan; (ii) Old Common Stock of the PMI Subsidiary Debtors; and (iii) pre- and post-Effective Date guarantees that are required to be maintained (A) in connection with contracts or leases that were entered into during the Reorganization Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (B) pursuant to the Plan.

         Substantive consolidation is an equitable remedy in bankruptcy, which results in the pooling of the assets and liabilities of a debtor and one or more other debtors solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a plan of reorganization. There are no definitive rules as to when substantive consolidation will be ordered. Factors relied upon by Bankruptcy Courts in approving a substantive consolidation have included (a) whether the debtors are interrelated entities operating under a common parent for tax and business purposes, (b) whether creditors have dealt with the debtors as a single economic unit, (c) the absence of substantial prejudice to particular creditors arising from a substantive consolidation, (d) whether corporate formalities have been followed, (e) whether assets and records have not been kept separate, (f) whether there are intercompany guarantees of loans and other matters and (g) whether a consolidation will benefit all creditors. No single factor is determinative. The Debtors believe that these factors support a substantive consolidation of the Debtors under the current circumstances. No assurance can be given, however, that the Bankruptcy Court will approve the proposed substantive consolidation of the Debtors.


                          DISTRIBUTIONS UNDER THE PLAN

GENERAL

         Except as otherwise provided in Article VI of the Plan, distributions of cash, New Common Stock and New Prepetition Credit Facility Notes to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 45 days after the Effective Date or (b) such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.E.2 of the Plan (regarding undeliverable distributions) or Section VI.J of the Plan (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.H and VII.C of the Plan.

Methods of Distributions

         The method of distributing the consideration provided for in the Plan is set forth in Section VI of the Plan and summarized below.

         DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS

         Reorganized Purina, or such Third Party Disbursing Agents as Reorganized Purina may employ in its sole discretion, will make all distributions of cash, New Common Stock, New Prepetition Credit Facility Notes and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Reorganized Purina may, at its option, employ the Indenture Trustee to act as the Third Party Disbursing Agent in respect of Class 5 Claims.



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         COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS

         Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized Purina, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized Purina and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims (including any distributions of Cash Investment Yield) receiving distributions from a Third Party Disbursing Agent.

         DELIVERY OF DISTRIBUTIONS IN GENERAL

         Except as provided below for distributions to holders of Old Senior Subordinated Note Claims, distributions to holders of Allowed Claims will be made by a Disbursing Agent: (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

         SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF OLD SENIOR SUBORDINATED NOTE CLAIMS

         Subject to the requirements of Section VI.J of the Plan, distributions to holders of Allowed Old Senior Subordinated Note Claims will be made by a Disbursing Agent to the record holders of the Old Senior Subordinated Notes as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee within five Business Days after the Distribution Record Date. This record holder register (a) will provide the name, address and holdings of each respective registered holder of Old Senior Subordinated Notes as of the Distribution Record Date and (b) must be consistent with the Indenture Trustee's Allowed proof of Claim. Each entry on the record holder register will be treated as an Allowed Class 5 Claim for purposes of distributions made pursuant to Article VI of the Plan.

UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         If any distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address. Subject to Section IV.E.2.c of the Plan (regarding the failure to claim undeliverable distributions), undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to Section VI.E.2.a.i of the Plan until such time as a distribution becomes deliverable. Undeliverable cash (including dividends or other distributions on account of undeliverable New Common Stock) will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the Reorganized Debtors' investment and deposit guidelines. Undeliverable New Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such securities.

         Pending the distribution of any New Common Stock, the applicable Disbursing Agent will cause all of the New Common Stock held by it in its capacity as Disbursing Agent (i.e., all New Common Stock in the Unsecured Claims Reserve, whether relating to undeliverable distributions or simply undelivered distributions) to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized Purina, (b) voted in any election of directors of Reorganized Purina for the nominees recommended by the Board of Directors of Reorganized Purina and (c) voted with respect to any other matter as recommended by the Board of Directors of Reorganized Purina.

         On each anniversary of the Effective Date that undeliverable distributions are being held on behalf of holders of Old Senior Subordinated Note Claims, the applicable Disbursing Agent will File with the Bankruptcy Court a list identifying all such holders.

         On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (a) a Pro Rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Common Stock included in such distribution and (b) a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on


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undeliverable New Common Stock) from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within two years after the later of (a) the Effective Date and (b) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. In such cases with respect to Allowed Claims in Class 5, (i) unclaimed cash and New Common Stock will be retained in the Unsecured Claims Reserve for Pro Rata distribution to holders of Allowed Claims in such Class, pursuant to
Section VI.H.2.b of the Plan, and (ii) for purposes of this redistribution, each Allowed Claim in Class 5 for which such distributions are undeliverable will be deemed disallowed in its entirety. In such cases with respect to Allowed Claims in any other Class, unclaimed cash will become property of Reorganized Purina, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized Purina. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

DISTRIBUTION RECORD DATE

         A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Bank Loan Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make distributions only to those holders of Allowed Bank Loan Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. In addition, as of the close of business on the Distribution Record Date, the respective transfer registers for the Old Senior Subordinated Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Senior Subordinated Note Claims that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes under the Plan to recognize and make distributions only to those holders of Old Senior Subordinated Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims in Class 5 that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

MEANS OF CASH PAYMENTS

         Except as otherwise specified in the Plan, cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor or, at the option of the applicable Debtor or Reorganized Debtor, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of the applicable Debtor or Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         Subject to Section VI.A of the Plan, on the Effective Date, each holder of an Allowed Claim in a Class other than Class 5 will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

         The amount of distributions to be made on the Effective Date (subject to Section VI.A of the Plan) to holders of Allowed Claims in Class 5 on account of such Claims will be made from the Unsecured Claims Reserve and will be calculated as if each Disputed Claim in such Class 5 were an Allowed Claim in its Face Amount. On each Quarterly Distribution Date, distributions also will be made, pursuant to Section VII.C of the Plan, to holders of Disputed Claims in Class 5 that were allowed during the preceding calendar quarter. Such quarterly distributions also will be calculated pursuant to the provisions set forth in
Section VI.H.2.a of the Plan.

         On the fourth Quarterly Distribution Date and annually thereafter, each holder of a Claim previously allowed in Class 5 will receive an additional distribution from the Unsecured Claims Reserve on account of such Claim in an amount equal to: (a) the amount of New Common Stock that such holder would have been entitled to receive pursuant to Section VI.H.2.a of the Plan as if such Claim had become an Allowed Claim on the applicable Quarterly Distribution Date, minus (b) the aggregate amount of New Common Stock previously distributed on account of such Claim. Each


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such additional distribution also will include, on the basis of the amount then being distributed: (i) a Pro Rata share of any dividends or other distributions made on account of the New Common Stock held in the Unsecured Claims Reserve and
(ii) a Pro Rata share of the related Cash Investment Yield from the investment of any cash dividends or other distributions in the Unsecured Claims Reserve, from the date such cash was deposited into the Unsecured Claims Reserve to the date that such distribution is made.

         DISTRIBUTIONS OF NEW COMMON STOCK

         Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued. When any distribution on account of an Allowed Claim in Class 5 would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in Section VI.H.3 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down.

         Each share of New Common Stock distributed pursuant to the Plan will be accompanied by one Share Purchase Right.

         DE MINIMIS DISTRIBUTIONS

         No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of such an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to Section VI.H.4 of the Plan with respect to Claims in a Class other than Class 5 will be the property of Reorganized Purina, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized Purina. Any cash not distributed pursuant to Section VI.H.4 of the Plan with respect to Allowed Claims in Class 5, including dividends or other distributions made on account of New Common Stock held in the Unsecured Claims Reserve, will be retained in the Unsecured Claims Reserve for redistribution Pro Rata to holders of Allowed Claims in Class 5, pursuant to Section VI.H.2.b of the Plan. For purposes of this redistribution, each Allowed Claim in Class 5 for which distributions are less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Unsecured Claims Reserve or otherwise.

         COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash, New Common Stock or New Prepetition Credit Facility Notes pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

SURRENDER OF CANCELED SECURITIES OR OTHER INSTRUMENTS

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.H of the Plan, the holder of such Claim must tender, as specified in Section VI.J of the Plan, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.E.2 of the Plan.

         Except as provided in Section VI.J.2 of the Plan for lost, stolen, mutilated or destroyed Old Senior Subordinated Notes, each holder of an Allowed Old Senior Subordinated Note Claim must tender the applicable Old Senior Subordinated Notes to the applicable Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will


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include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Senior Subordinated Notes to act and the authenticity of any signatures required thereon. All surrendered Old Senior Subordinated Notes will be marked as canceled and delivered to the appropriate Reorganized Debtor.

         Any holder of an Allowed Old Senior Subordinated Note Claim with respect to which the underlying Old Senior Subordinated Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Old Senior Subordinated Note, deliver to the applicable Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganized Debtors, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Senior Subordinated Note. Upon compliance with the foregoing procedures (as contained in Section VI.J.2 of the Plan) by a holder of an Allowed Old Senior Subordinated Note Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Senior Subordinated Note.

         Any holder of an Allowed Old Senior Subordinated Note Claim that fails to surrender or be deemed to have surrendered the applicable Old Senior Subordinated Notes within two years after the Effective Date will have its right to distributions pursuant to the Plan on account of such Old Senior Subordinated Note Claim discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such case, any cash or New Common Stock held for distribution on account of such Old Senior Subordinated Note Claim will be treated pursuant to the provisions set forth in
Section VI.E.2.c of the Plan.

         Holders of Allowed Bank Loan Claims will be required to tender any Old Prepetition Credit Facility Notes or, if not evidenced by a note, any other instrument evidencing their respective Allowed Claims to the applicable Disbursing Agent as and when such entities receive New Prepetition Credit Facility Notes and, if applicable, their portion of the Bank Loan Paydown Amount and any Undistributed Paydown Amount. If any such entity's notes or other instruments evidencing its Allowed Claims are lost, stolen, mutilated or destroyed, such entity will be required, in lieu of surrendering such note or other instrument, to deliver to the applicable Disbursing Agent evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction.

SETOFFS

         Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided in Section III.F of the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided that the Debtors will not have any rights of setoff against any Claim held by a Koch Entity Allowed under or created by the Plan or any Exhibit to the Plan or against any Claim held by a Koch Entity acquired from a third party, other than any rights of setoff such Debtor has against the original holder of such Claim; provided, further, that neither the failure to effect a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.

DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. In lieu of distributions under the Plan to holders of Disputed Claims in Class 5, if allowed, the Unsecured Claims Reserve will be established on the Effective Date to hold property for the benefit of these Claim holders, as well as holders of Allowed Claims in Class 5. Reorganized Purina will fund the Unsecured Claims Reserve with New Common Stock, as described in Section VI.D.1 of the Plan.

         FUNDING OF UNSECURED CLAIMS RESERVE

         On the Effective Date, the Reserved Shares will be placed in the Unsecured Claims Reserve for the benefit of holders of Allowed Claims in Class 5.



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         Each holder of an Allowed Claim (or a Disputed Claim that ultimately becomes an Allowed Claim) in Class 5 will have recourse only to the undistributed cash and New Common Stock held in the Unsecured Claims Reserve for satisfaction of the distributions to which such holders of Allowed Class 5 Claims are entitled under the Plan, and not to any Reorganized Debtor, its property or any assets previously distributed on account of any Allowed Claim. Cash held in the Unsecured Claims Reserve (including as a result of dividends and other distributions on New Common Stock held in the Unsecured Claims Reserve) (a) will be deposited in a segregated bank account in the name of the applicable Disbursing Agent and held in trust pending distribution by the Disbursing Agent for the benefit of holders of Class 5 Claims, (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest the cash held in the Unsecured Claims Reserve in a manner consistent with the Reorganized Debtors' investment and deposit guidelines. The Disbursing Agent also will place in the Unsecured Claims Reserve the Cash Investment Yield from such investment of cash.

         DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE ALLOWED

         On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.H.2 of the Plan.

PAYMENT OF POST-EFFECTIVE DATE INTEREST FROM CASH INVESTMENT YIELD

         In the event that any cash or dividends on New Common Stock are held in the Unsecured Claims Reserve, holders of Allowed Unsecured Claims in Class 5 may receive post-Effective Date interest at a rate determined by the Cash Investment Yield. For the federal income tax consequences to the holders of receipt of Cash Investment Yield, see "Federal Income Tax Consequences of Consummation of the Plan -- Certain Other Tax Considerations for Holders of Claims -- "Receipt of Dividend and Interest Income Earned by the Unsecured Claims Reserve" and "-- Receipt of Pre-Effective Date Interest."

OBJECTIONS TO CLAIMS OR INTERESTS AND AUTHORITY TO PROSECUTE OBJECTIONS

         All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim will remain a Disputed Claim until it becomes an Allowed Claim in accordance with Section I.A.5 of the Plan.

         After the Confirmation Date, only the Debtors or the Reorganized Debtors will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

DISSOLUTION OF THE CREDITORS' COMMITTEES

         On the Effective Date, the Creditors' Committee will dissolve and the members of the Creditors' Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases.


                       VOTING AND CONFIRMATION OF THE PLAN

GENERAL

         To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that (a) the Plan has classified Claims and Interests in a permissible manner;
(b) the Plan complies with the applicable provisions of the Bankruptcy Code; (c) the Debtors comply with the applicable provisions of the Bankruptcy Code; (d) the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law; (e) the disclosure required by section 1125 of the Bankruptcy Code has been made; (f) the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the


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extent that cramdown is available under section 1129(b) of the Bankruptcy Code
(see "Voting and Confirmation of the Plan -- Confirmation" and "-- Acceptance or Cramdown"); (g) the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors; (h) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan; (i) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date; (j) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the applicable Debtor has obligated itself to provide such benefits; and (k) the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the Reorganized Debtors have been made.

VOTING PROCEDURES AND REQUIREMENTS

         Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are "impaired" under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

         Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

         VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, IF YOU HOLD OLD SENIOR SUBORDINATED NOTE CLAIMS AS WELL AS OTHER CLAIMS IN CLASS 5, IF YOU HOLD MULTIPLE GENERAL UNSECURED CLAIMS OR UNDER CERTAIN OTHER CIRCUMSTANCES, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

         PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

         TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON MARCH 27, 2000 (OR SUCH OTHER TIME AND DATE IDENTIFIED ON YOUR BALLOT) AT THE ADDRESS SET FORTH ON THE PREADDRESSED ENVELOPE PROVIDED TO YOU. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

         VOTES CANNOT BE TRANSMITTED ORALLY. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPLETED BALLOT PROMPTLY.

         IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS VOTE TO REJECT THE PLAN, (A) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (B) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See "Voting and Confirmation of the Plan -- Acceptance or Cramdown" and "-- Alternatives to Confirmation and Consummation of the Plan."



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         IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED
A DAMAGED BALLOT OR LOST YOUR BALLOT, PLEASE CALL THE DEBTORS' VOTING AGENT, LOGAN & COMPANY, INC., AT (973) 509-3190.

         Holders of Unsecured Claims in amounts greater than $2,500 that wish for such Claims to be treated in Class 2 (Convenience Class) must indicate that election on the Ballot. A separate Ballot will be provided, and a separate election may be made, for each such Claim. See "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for April 5, 2000 at 10:00 a.m. before the Honorable Sue L. Robinson, United States District Judge for the District of Delaware, in the Judge's usual courtroom at the United States District Court for the District of Delaware, 844 King Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing, in the manner and by the deadline described therein.

CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the nonaccepting Class; (b) is in the "best interests" of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

ACCEPTANCE OR CRAMDOWN

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See "Voting and Confirmation of the Plan -- Best Interests Test; Liquidation Analysis." The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is "fair and equitable" and (b) "does not discriminate unfairly" with respect to each Class of Claims or Interests that is impaired under, and has not accepted, the Plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting Class of Unsecured Claims or a Class of Interests receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or Interests in any junior Class may receive or retain any property on account of such Claims or Interests. With respect to a dissenting Class of Secured Claims, the "fair and equitable" standard requires, among other things, that holders either (i) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property of the applicable Estate or
(ii) receive the indubitable equivalent of their Secured Claims. The "fair and equitable" standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than 100% of its Allowed Claims or Allowed Interests. The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims.

         The requirement that the Plan not "discriminate unfairly" means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.


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         Subject to the conditions set forth in the Plan, a determination by the
Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor or
(b) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

BEST INTERESTS TEST; LIQUIDATION ANALYSIS

         Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

         To estimate what members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Reorganization Cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.

         The Liquidation Value available to holders of Unsecured Claims and Interests would be reduced by, among other things, (a) the Claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor's chapter 7 case; (c) unpaid Administrative Claims of the Reorganization Cases; and (d) Priority Claims and Priority Tax Claims. The Debtors' costs of liquidation in chapter 7 cases would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable Taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate the payment of other Priority Claims and Priority Tax Claims that would otherwise be payable in the ordinary course of business. These Priority Claims and Priority Tax Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests. The Debtors believe that the liquidation also would generate a significant increase in Unsecured Claims, such as Rejection Damage Claims, and Tax and other governmental Claims.

         The information contained in Exhibit IV hereto provides a summary of the Liquidation Values of the Debtors' interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors' properties and interests in property. As more fully described in Exhibit IV, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. It is assumed that in a liquidation there would be no settlement of any kind with the Koch Entities. No amounts have been included in the liquidation analysis in respect of any potential recovery by the Debtors in respect of the Recovery Actions. While the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing hypothetical chapter 7 liquidation analyses, no assurance exists that such estimates and assumptions would be valid if the Debtors were, in fact, to be liquidated. Moreover, as noted above, the Debtors believe that chapter 7 liquidations could result in substantial litigation that could delay the liquidation beyond the periods assumed in Exhibit IV. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of Unsecured Claims in Class 5. Moreover, the Debtors believe that such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors' assets to an extent that cannot be estimated at this time.

         Based on the liquidation analyses set forth in Exhibit IV, the Debtors believe that holders of Claims will receive greater value as of the Effective Date under the Plan than such holders would receive under a chapter 7 liquidation.

         In actual liquidations of the Debtors, distributions to holders of Claims would be made substantially later than the Effective Date assumed in connection with the Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of Unsecured Claims. The hypothetical


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chapter 7 liquidations of the Debtors are assumed to commence on March 1, 2000 and to be completed within 12 months thereafter. The Liquidation Analysis, which is presented on a consolidated basis for the Debtors resulting in the elimination of certain intercompany claims, assumes that distributions are made by the chapter 7 trustee beginning six months following commencement of the liquidation and completed within 18 months of commencement. As a result, the Debtors believe the value of the liquidation distributions on a present value basis determined as of the projected Effective Date would be less than the value distributable under the Plan.

         In summary, the Debtors believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (a) the failure to realize the maximum going concern value of the Debtors' assets; (b) the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors; (c) additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in the chapter 7 cases; (d) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of unexpired real estate leases and other Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors' operations; and (e) the substantial time that would elapse before entities would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations.

FEASIBILITY

         Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections. Based upon the Projections, the Debtors believe that their reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.

COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

         Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, the liquidation of the Debtors and delaying the adoption of any plan of reorganization and the pursuit of various litigation strategies. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors' exclusive periods under the Bankruptcy Code to File and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Reorganization Cases could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Reorganization Cases may be converted to chapter 7 cases. In a liquidation case under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Reorganization Cases to chapter 7 liquidations, see "Voting and Confirmation of the Plan -- Best Interests Test; Liquidation Analysis." The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.


           FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

GENERAL

         A DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THIS DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE, THE TREASURY REGULATIONS ISSUED (IN FINAL OR TEMPORARY FORM) THEREUNDER AND ADMINISTRATIVE DETERMINATIONS OF THE IRS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT.


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CHANGES IN THESE AUTHORITIES, WHICH MAY HAVE RETROACTIVE EFFECT, OR NEW
INTERPRETATIONS OF EXISTING AUTHORITY MAY CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW. MOREOVER, NO RULINGS HAVE BEEN REQUESTED FROM THE IRS AND NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY TAX CONSEQUENCE OF THE PLAN. NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.

         THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION PROVIDED BELOW DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS. THE DESCRIPTION, MOREOVER, IS LIMITED TO FEDERAL INCOME TAX CONSEQUENCES.

         FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS; REDUCTION OF THE DEBTORS' INDEBTEDNESS

         Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness ("COD") income, which must be included in the debtor's income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

         If debt is discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a) net operating losses ("NOL's") and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor's depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor's liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. Attribute reduction is calculated only after the tax for the year of discharge has been determined.

         A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules generally should apply separately to the particular corporation whose debt is being discharged, not to the entire group without regard to the identity of the particular debtor. The IRS recently has taken the position, however, that consolidated NOL's must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

         The tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a "tax security" for federal income tax purposes, what type of consideration was received in exchange for the Claim, whether the holder is a resident of the United States for tax purposes, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year. In some cases, the modification of a Claim may represent for tax purposes an exchange of the Claim for a modified Claim, even though no actual transfer takes place.

         DEFINITION OF TAX SECURITIES

         There is no precise definition under the tax law of what constitutes a "tax security," and all facts and circumstances pertaining to the origin and character of a claim are relevant in determining its status. Nevertheless, courts generally have held that corporate debt obligations evidenced by written instruments with original maturities of ten years or more will be considered tax securities for this purpose. Based on their original maturities, it is likely that the Old Senior Subordinated Notes will be considered tax securities for this purpose. By contrast, it is likely that Unsecured Claims in respect of other liabilities will not be considered tax securities for this purpose.

         HOLDERS OF CLAIMS CONSTITUTING TAX SECURITIES

         Under the terms of the Plan, holders of Allowed Claims constituting tax securities will receive New Common Stock in satisfaction of their Claims under the Plan. Holders of Claims constituting tax securities generally will not recognize gain on the exchange.

         Holders of Claims constituting tax securities who receive New Common Stock under the Plan in either partial or full satisfaction of their Claims generally will not be permitted to recognize any loss on the exchange.

         A holder's aggregate tax basis in the New Common Stock received under the Plan in respect of a Claim constituting a tax security -- aside from amounts allocable to interest -- generally will equal the holder's basis in the Claim, decreased by the amount of any cash received by the holder and increased by the amount of any gain recognized by the holder in connection with the exchange. The holding period for any New Common Stock received in the exchange generally will include the holding period of the Claim surrendered.

         HOLDERS OF CLAIMS NOT CONSTITUTING TAX SECURITIES

         Holders of Claims not constituting tax securities likely will recognize gain or loss equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in those Claims. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received under the Plan, including any New Common Stock.

         Any gain or loss recognized in the exchange will be capital or ordinary depending on the status of the Claim in the holder's hands. The holder's aggregate tax basis for any consideration received under the Plan generally will equal the amount realized. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

         DIVIDEND AND INTEREST INCOME EARNED BY THE UNSECURED CLAIMS RESERVE

         Pursuant to the Plan, shares of New Common Stock issued as of the Effective Date but not yet subject to distribution to holders of Allowed Claims will be held by the Unsecured Claims Reserve until distribution is required by the Plan. Therefore, it is possible that the Unsecured Claims Reserve will receive cash dividends or other distributions from Reorganized Purina on account of the shares of New Common Stock held in the Unsecured Claims Reserve. Any cash thus received would be reinvested pursuant to the Plan, thereby generating additional income.

         Congress has made it clear that amounts earned by an escrow account, settlement fund or similar fund are subject to current tax, but effective Treasury Regulations addressing the tax treatment of reserve accounts like the Unsecured Claims Reserve in a bankruptcy setting have not yet been promulgated. Therefore, depending on the facts (and the interpretation given to those facts), reserve accounts like the Unsecured Claims Reserve might be treated for tax purposes under current law as separately taxable trusts, grantor trusts treated as owned by either the corporate transferor or the creditor beneficiaries or in some other fashion.

         On February 1, 1999, the IRS issued a proposed Treasury Regulation that would cause reserve accounts like the Unsecured Claims Reserve to be treated as "qualified settlement funds" for federal income tax purposes, which, in turn, would have the consequence of causing income earned by those accounts to be subject to a separate entity-level tax. The proposed Treasury Regulation is not currently in effect and will only become effective once it is promulgated in final form. In the interim, the proposed Treasury Regulation provides that the IRS will not challenge any reasonable, consistently-applied method for reporting income earned by a reserve account like the Unsecured Claims Reserve.

         Against this background, the Debtors have determined to treat the Unsecured Claims Reserve as a grantor trust of which the Reorganized Debtors are the grantors, and therefore will treat income earned by the Unsecured Claims Reserve as income of the Reorganized Debtors. To assure that this income is fully subject to tax, the Reorganized Debtors will waive whatever right they might otherwise have to claim a dividend received deduction with respect to any dividends paid to the Unsecured Claims Reserve on account of the undistributed New Common Stock. Any income thus earned should be offset dollar-for-dollar on a current basis by an interest deduction to the Reorganized Debtors reflecting their obligations under the Plan to pay any income earned by the Unsecured Claims Reserve on account of New Common Stock (or on the reinvestment of dividends paid on that New Common Stock) to holders of Allowed Claims.

CERTAIN OTHER TAX CONSIDERATIONS FOR HOLDERS OF CLAIMS

         RECEIPT OF PRE-EFFECTIVE DATE INTEREST

         Holders of Claims not previously required to include in their taxable income any accrued but unpaid pre- Effective Date interest on a Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

         RECEIPT OF DIVIDEND AND INTEREST INCOME EARNED BY THE UNSECURED CLAIMS RESERVE

         As described above (see "Federal Income Tax Consequences of Consummation of the Plan -- Federal Income Tax Consequences to Holders of Claims -- Dividend and Interest Income Earned by the Unsecured Claims Reserve"), it is possible that the Unsecured Claims Reserve will receive cash dividends on shares of New Common Stock held by it and then generate additional cash by reinvesting those dividends pending distribution. When that cash is distributed to holders of Allowed Claims, the Reorganized Debtors will treat the cash as taxable interest income to the holder, and will file information returns reflecting that treatment.

         REINSTATEMENT OF CLAIMS

         Holders generally should not recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to involve a modification of the Claim.

         RECEIPT BY HOLDERS OF BANK LOAN CLAIMS OF NEW PREPETITION CREDIT FACILITY NOTES

         Gain or loss may be recognized by holders of Bank Loan Claims on the receipt of New Tranche A Notes or New Tranche B Notes to be issued in respect thereof (and cash in the case of Participating Bank Loan Claim Holders and any holders of Bank Loan Claims entitled to a Pro Rata share of the Undistributed Paydown Amount, if any). The gain or loss is measured by the difference between the issue price of such new notes (and cash, if any) and the holders' adjusted basis in the original Claims, provided that the new notes contain terms that significantly modify the terms contained in the instruments giving rise to the original Claims. Further, holders of Bank Loan Claims who receive new notes may be subject to the rules governing original issue discount. Those rules may cause additional interest income to be recognized for federal income tax purposes on an annual basis.

         BAD DEBT DEDUCTION

         A holder who, under the Plan, receives in respect of a Claim an amount less than the holder's tax basis in that Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Internal Revenue Code. The rules governing the timing and amount of bad debt deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed; holders of Claims therefore are urged to consult their tax advisors with respect to their ability to take such a deduction.

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         Under the Internal Revenue Code's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.


           APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

         No registration statement will be filed under the Securities Act of 1933, as amended, 15 U.S.C. ss.ss. 77a-77aa (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plan of the New Common Stock. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements. The offer and distribution of (a) the option to purchase the Warrant pursuant to the Warrant Purchase Agreement, (b) the Warrant and (c) the New Common Stock issuable upon exercise of the Warrant are not exempt from registration under section 1145(a)(1) of the Bankruptcy Code; however, PMI believes that such offers and distributions were or will be made by a private placement and thus are exempt from registration pursuant to section 4(2) of the Securities Act.

         BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS

         Initial Offer and Sale of Securities. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the New Common Stock under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

         Subsequent Transfers of Securities. In general, all resales and subsequent transactions in the New Common Stock distributed under the Plan will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (a) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

         (b) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

         (c) persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

         (d) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of such person's time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer."

         In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

         (a) either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

         (b) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

         (c) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms' length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

         In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the New Common Stock to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Subsequent Transfers Under State Law. State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner's own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Common Stock.

         CERTAIN TRANSACTIONS BY STOCKBROKERS

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by Reorganized Purina or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

REGISTRATION RIGHTS

         Pursuant to the Plan, on the Effective Date, Reorganized Purina will agree to enter into agreements (collectively, the "New Registration Rights Agreement") with Koch Industries and Koch Agriculture, if requested, and with certain other entities providing for the registration of New Common Stock under the Securities Act. Only entities entitled to receive distributions pursuant to the Plan of New Common Stock representing at least 10% of the aggregate New Common Stock issuable pursuant to the Plan (collectively, "Eligible Holders") will be entitled to enter into the New Registration Rights Agreements. Reorganized Purina has agreed to use good faith, reasonable commercial efforts to cause to become effective within 90 days after the Effective Date a shelf registration on Form S-3 or other applicable form covering resales of New Common Stock owned by Eligible Holders. Under the New Registration Rights Agreement, during the period commencing on the 91st day after the Effective Date and ending on the second anniversary of the Effective Date, Reorganized Purina will be required, for each Eligible Holder that owns at least 10% of the outstanding shares of New Common Stock or that certifies to Reorganized Purina that such holder may be deemed to be an "affiliate" of Reorganized Purina, to effect the registration under the Securities Act of resales by such Eligible Holder of New Common Stock (which registration may be effected by such shelf registration); provided, however, that in no event will Reorganized Purina be required to so register such New Common Stock at any time prior to the 91st day after the Effective Date or pursuant to a registration statement other than a shelf registration statement at any time when a shelf registration statement covering such New Common Stock is effective under the Securities Act. Eligible Holders also will be entitled to customary "piggyback" registration rights.


                             ADDITIONAL INFORMATION

         Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All of the exhibits and schedules to the Plan (once Filed with the Bankruptcy Court) and this Disclosure Statement are available for inspection during regular business hours at the Document Reviewing Center located at the office of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114 or at any other location designated by the Debtors, and may be obtained from the copy services identified in the notice of the Confirmation Hearing.

                          RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in voting Classes to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.


Dated:  February 22, 2000                                     Respectfully submitted,

                                                              PURINA MILLS, INC. (for itself and on behalf of the
                                                              PMI Subsidiary Debtors)


                                                              By:________________________________________________
                                                              Name:    David  G.  Kabbes
                                                              Title:   Executive Vice President, Secretary and
                                                                       General Counsel
COUNSEL:


_______________________________________________________       PM HOLDINGS CORPORATION
THOMAS L. AMBRO  (DE 377)
DANIEL J. DEFRANCESCHI  (DE 2732)
RICHARDS, LAYTON & FINGER                                     By:________________________________________________
One Rodney Square                                             Name:  David G. Kabbes
P.O. Box 551                                                  Title:  Secretary
Wilmington, Delaware  19899
(302) 658-6541

RICHARD M. CIERI (OH 0032464)
CHRISTOPHER M. KELLY  (NY C1217587)
JEFFREY B. ELLMAN  (OH 0055558)
SEAN M. MCAVOY  (OH 0060119)
JONES, DAY, REAVIS & POGUE
North Point
901 Lakeside Avenue
Cleveland, Ohio  44114
(216) 586-3939

HENRY L. GOMPF (TX 08116400)
JONES, DAY, REAVIS & POGUE
2727 North Harwood
Dallas, Texas  75201
(214) 220-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

                                    EXHIBIT I

                             PMI DEBTOR SUBSIDIARIES


Carolina Agri-Products, Inc.
Coastal Ag-Development, Inc.
Cole Grain Company, Inc.
Dairy Management Services, L.L.P.
PM Nutrition Company, Inc.
PMI Agriculture L.L.C.
PMI Nutrition, Inc.
PMI Nutrition International, Inc.
Purina Livestock Management Services, Inc.

                                   EXHIBIT II

                 SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
     PURINA MILLS, INC., ITS PARENT CORPORATION AND ITS DEBTOR SUBSIDIARIES

                                   EXHIBIT III

                             PMI FORMS 10-K AND 10-Q

                                   EXHIBIT IV

                              LIQUIDATION ANALYSIS

                    Purina Mills, Inc. and Affiliated Debtors
                      Hypothetical Liquidation Analysis(1)
                             (Dollars in Thousands)



                                                                   Low Amount                 High Amount
                                                                   ----------                 -----------
Estimated Asset Proceeds Available for Distribution:
   Cash and Cash Equivalents(2)                                   $     7,943                 $     7,943
   Receivables(3)                                                      22,245                      29,089
   Inventories(4)                                                      23,443                      36,094
   Other Current Assets(5)                                                595                         595
   Property, Plant and Equipment(6)                                    36,726                      80,453
   Other Assets(7)                                                     42,033                      45,134
                                                                  -----------                 -----------
   Gross Proceeds                                                 $   132,987                 $   199,311
   Wind Down Costs (8)                                                 18,000                      18,000
                                                                  -----------                 -----------
   Net Proceeds                                                   $   114,987                 $   181,311


                                                                         Priority and                       General
                                         Secured Claims(9)          Administrative Claims(10)         Unsecured Claims(11)
                                         -----------------          -------------------------         --------------------
                                       Lower         Higher           Lower          Higher           Lower          Higher
                                     Recovery       Recovery        Recovery        Recovery        Recovery        Recovery
                                     --------       --------        --------        --------        --------        --------
Estimated Proceeds                   $114,987        $181,311         $20,000         $25,000       $ 7 ,156        $ 12,156
Available for Distribution*
Estimated Claim Amount                293,154         293,154          12,843          12,843        661,534         595,210
Estimated Recovery                   $114,987        $181,311         $12,843         $12,843       $  7,156        $ 12,156
Amount
Percent Recovered                         39%             62%            100%            100%             1%              2%

*Estimated proceeds available for distribution to holders of Secured Claims represent proceeds from the liquidation of assets subject to security interests. Proceeds available for distribution to Priority and Administrative Claims and Unsecured Claims represent proceeds from litigation not subject to security interests (such as anticipated minimum proceeds from the Vitamin Settlement or related litigation; see "Koch Industries Settlement" and "Certain Events Preceding the Debtors' Chapter 11 Filings -- Prepetition Events -- Vitamin Litigation and Proposed Settlement.")

------------

(1) The Liquidation Analysis presented herein reflects a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code to determine whether the Plan satisfies the "best interests" test contained in section 1129(a)(7) of the Bankruptcy Code. See "Voting and Confirmation of the Plan -- Best Interests Test; Liquidation Analysis." This analysis assumes that the hypothetical liquidation is effectuated on an orderly basis beginning on March 1, 2000. For purposes of preparing this Liquidation Analysis, certain financial information concerning the assets and liabilities of the Debtors has been based on the Debtors' consolidated balance sheet as of September 30, 1999 and, except as indicated below, does not reflect any change in such information since that date. The Debtors do not believe such changes are material to the overall Liquidation Analysis. For clarity of presentation, this Liquidation Analysis is presented on a consolidated basis for all Debtors. Separate liquidation analyses were performed for each entity in recognition that liquidation proceeds and distributions necessarily would differ on an entity-by-entity basis. As such, the Liquidation Analysis assumes that the business units associated with each of the Debtors are liquidated separately. No proceeds from recoveries of preferences, fraudulent conveyances or other related causes of action, if and to the extent any may be realized, have been included. See "Koch Industries Settlement -- Certain Recovery Actions." The Debtors are assumed to be liquidated under the direction of a Bankruptcy Court-appointed trustee with the assistance of existing management and specific professionals. The Liquidation Analysis assumes that the sale of all grain and livestock inventories begins immediately upon the March 1, 2000 commencement date and the sales process is completed within ten weeks thereafter. The operating assets of the businesses are assumed to be fully liquidated within 12 months with distribution to creditors beginning six months after commencement and ending 18 months thereafter. Administration of the chapter 7 is assumed to be complete in 12 months. The proceeds from the liquidation have not been discounted to reflect the assumed delay in distributions. Applying a discount factor to the proceeds from the liquidation would result in a lower range of recoveries for certain creditors.

(2) "Cash and Cash Equivalents" are calculated net of outstanding checks ($7.2 million), postpetition trade payables ($17.5 million) and postpetition payables to Koch Industries ($3.3 million) as of November 30, 1999. The Debtors believe that this amount is a reasonable estimate to utilize for estimated cash and cash equivalents as of March 1, 2000.

(3) "Receivables" consists primarily of customer receivables from product sales. It should be noted that a majority of sales are made on terms whereby customers receive a 3% discount if payment is received immediately upon shipment of feed products. As a result of this practice, days sales outstanding has historically averaged 18 days. Gross accounts receivable have been reduced for management's estimate of doubtful accounts ($15.3 million), derived on a customer-by-customer estimation of collectability of outstanding balances, to arrive at a net receivable balance. The estimated realization on net accounts receivable ranges from a low of 65% to a high of 85%. The estimated realization percentage range is below book value to reflect the assumed deterioration in collections once customer obligors are informed that the Debtors are no longer continuing their businesses.

(4) "Inventories" are comprised of raw materials (i.e., grains and livestock) and finished goods as of November 30, 1999. The Debtors believe that this amount is a reasonable estimate to utilize for estimated inventories as of March 1, 2000. "Raw materials - grains" consist of corn, other grains, protein sources and nutritional additives employed during the production process. The "raw materials - grains" portion of inventory is assumed to liquidate in a range of 25% to 50% of net book value. This realization percentage reflects management's estimate of the difficulty of selling raw materials. Management's experience suggests that, in general, grain buyers would incur significant costs for removal and transportation post-purchase, thereby depressing the potential realization values. "Raw materials - livestock" includes breeding stock, farrow hogs, finish hogs, nursery hogs, poultry, turkeys and cattle. The liquidation realization for "raw materials - livestock" portion of inventory is assumed to range from 70% to 85% and is based on livestock market values as determined by specie and by local spot market prices as of January 1, 2000. The Liquidation Analysis assumes that the Debtors will sell no livestock inventory at an amount greater than its cost. Finished goods inventory, comprised of bulk and bag feed and health products, is forecast to sell at a range of between 60% and 80%. All percentages have been applied to net inventory amounts. Net inventories represent gross inventory values less lower-of-cost-or-market and shrinkage adjustments.

(5) "Other Current Assets" include prepaid expenses, miscellaneous receivables and deferred income taxes. The Debtors expect to realize no value for such asset categories in a liquidation. Prepaid expenses include prepaid insurance premiums in respect of the CAP Plan, which are 100% realizable in a liquidation, and other miscellaneous items, which will have no value in a liquidation. Miscellaneous receivables are comprised primarily of notes receivable, which represent disputed customer rebates, most of which are assumed to be uncollectible and therefore are assumed to have no value in a liquidation. Other material amounts included in the calculation of other current assets are fees and defaulted notes receivable from Purina Ag Capital, which are reserved at 100% on PMI's books.

(6) "Plant, Property and Equipment" ("PP&E") projected realization percentages were derived by entity, by the following PP&E classes: land, land improvements, buildings, machinery and equipment, automotive equipment, furniture and fixtures, office machines and equipment, cafeteria equipment and construction-in-progress. The net book value of fixed assets is based on a complete asset-by-asset appraisal performed in 1993 rolled forward to March 1998 based on capital additions and obsolescence. In March 1998, the assets were revalued on an aggregate level based on general inflationary trends. In general, real estate values have been adjusted at a slightly higher rate than inflation for the past five years. The revalued assets were rolled forward to the current period


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       based on capital additions and obsolescence. Each PP&E class realization percentages are based on net PP&E amounts -- i.e., gross PP&E less accumulated depreciation (totaling $43.4 million) and divestment reserve adjustments (totaling $23.7 million). Land includes all Debtor-owned land at plant, mill and corporate locations. Land improvements include all property-value-enhancing additions for plants, mills and corporate offices. Buildings includes all plants, mills and corporate offices. Machinery and equipment includes production equipment employed at plants and mills. Automotive equipment consists of Debtor-owned vehicles (e.g., trucks and tractor-trailers). Furniture and fixture amounts are comprised primarily of office furniture and personal computers held at corporate office locations. Office machines and equipment includes plant and mill machinery, mainframe computers at corporate locations and other office machines employed in office spaces at plants, mills and corporate locations. Cafeteria equipment includes all equipment used in the employee cafeteria at the Debtors' main corporate office. Construction-in-progress includes all asset enhancement/repair projects, as well as in-process asset acquisitions. Construction-in-progress is converted to fixed assets (by class) upon completion of each project. All estimated realization percentage ranges are based on management's assumption that PP&E recoveries would be adversely affected by the lack of convertibility of the assets (i.e., because significant portions of the assets have limited alternative uses), coupled with current market conditions (i.e., overcapacity and industry consolidation). Construction-in-progress percentages reflect the depressed values that would be realized assuming these projects are sold in an incomplete state. All PP&E realization percentages are reduced by 4% to reflect costs associated with asset disposition (e.g., real estate commissions, removal costs, transaction fees, etc.).

(7) "Other Assets" includes intangible assets, notes receivable, other assets, deferred income taxes and deferred financing costs. Intangible assets includes goodwill ($248.2 million, net); patents ($13.6 million, net); trademarks ($1.3 million, net); distribution network ($34.3 million, net); investments in software ($15.1 million, net); hog breeding rights ($0.2 million, net); specialized product/ingredient formulas ($8.2 million, net); and PMI-derived hog feeding strategy ($0.15 million, net). All intangible assets are assumed to have no realizable value on liquidation, except patents and trademarks (100% realization) and hog feed strategy and specialized product/ingredient formulas (25% realization). Notes receivable is comprised primarily of capital loans totaling approximately $16.7 million, of which $8.5 million is reserved. Notes receivable are assumed to realize between 65% and 85% of net book value based on management's experience. Other assets are comprised primarily of cash surrender value of life insurance policies in respect to the CAP Plan (valued at $14.2 million) and $7.9 million of co-op and joint venture investments. The cash surrender value of life insurance is 100% realizable based on its current value. In total, 12 joint ventures are included in the Debtors' asset base and range in percentage participation from 50% to 75%. Realizable values for the joint ventures are estimated to range from a low of 40% to a high of 75% based on the type of specie produced by the joint venture. Deferred income taxes and deferred financing costs are assumed to have zero realizable value on liquidation.

(8) "Wind Down Costs" reflect estimated costs associated with severance and the administration of the chapter 7 asset liquidation and are based on PMI's estimated quarterly general and administrative ("G&A") cost run rate ($18 million). It is assumed that a complete liquidation of company assets occurs over a 12 month period; however, the administrative structure required to effectuate such asset disposition will be significantly lower than that required for continuing operations and will diminish as the liquidation period progresses. Costs (as a percentage of the 2000 G&A run rate) are projected to wind down to 50% in the first quarter of 2000, 25% in the second quarter of 2000 and 12.5% in the third and fourth quarters of 2000, plus approximately $5 million for retention bonuses and severance payments.

(9) "Secured Claims" include claims under the Prepetition Credit Facility, which is comprised of the Revolving Credit Facility ($99.9 million, including letters of credit of $12.5 million, which are assumed to be drawn in the event of the Debtors' liquidation), Tranche A Term Loans ($91.0 million) and Tranche B Term Loans ($99.5 million). Also included as Secured Claims are accrued real estate taxes and other property taxes of $2.6 million.

(10) "Priority and Administrative Claims" of $12.8 million represent Priority Claims, Priority Tax Claims and Administrative Claims against the Debtors' estates, consisting of $5.0 million of trustee's fees (based on 3% of average gross asset recoveries); $1.6 million of professional fees and expenses in the hypothetical chapter 7 liquidation (based on 1% of average gross asset recoveries), including legal, consulting and investment banking fees and expenses; employee claims ($4.5 million accrued vacation and $1.3 million salary and wages); and $1.7 million of Priority Tax Claims.

(11) "Unsecured Claims" primarily consists of Old Senior Subordinated Notes ($350 million principal amount and $19 million of accrued interest), Claims of holder of Secured Claims not paid from the proceeds of the secured


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       assets ($178 million in the lower scenario and $112 million in the higher scenario). Also included as Unsecured Claims are $19.4 million in prepetition trade payables (November 30, 1999 value), $28.2 million in accounts payable to Koch Agriculture (November 30, 1999 value) for ingredient purchases and $25.0 million in supplemental retirement obligations (including $21.7 million for CAP Plan and $3.2 million in other accrued program benefits). Other Unsecured Claims include: $2.3 million in commitments to PMI customers under the commodity payment program, $1.8 million in litigation contingency reserves, $1.8 million in projected divestment costs, $1.7 million in accrued pension and post-retirement benefits, $2.9 million in customer advance payments and approximately $15 million in estimated contract and lease rejection damages. An estimated $10.8 million in other Unsecured Claims is included and comprised of $2.2 million in accrued employee benefits, $3.6 million in other miscellaneous accrued expenses, $1.4 million in Purina Ag
       Capital unsecured guarantees for working capital loans and $3.6 million in unsecured non-funded participations and guarantees.


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